Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 25, 2025

AMONG

NOVARTIS AG,

AJAX ACQUISITION SUB, INC.

AND

AVIDITY BIOSCIENCES, INC.,

-ii-

-iii-

SCHEDULES AND EXHIBITS

Schedule I	Antitrust Proceedings
Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

-iv-

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of October 25, 2025, among NOVARTIS AG, a company limited by shares (Aktiengesellschaft) incorporated under the laws of Switzerland (“Parent”), AJAX ACQUISITION SUB, INC., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and AVIDITY BIOSCIENCES, INC., a Delaware corporation (the “Company”).

INTRODUCTION

WHEREAS, on the terms and subject to the conditions set forth herein, the parties intend that Merger Sub will be merged (the “Merger”) with and into the Company, with the Company surviving the Merger as a wholly owned Subsidiary of Parent, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, in connection with the transactions contemplated hereby, the parties wish to effect the separation of the SpinCo Business and the RemainCo Business, prior to the Effective Time, through a spin-off of the SpinCo Business (or a portion thereof) into a separate, publicly traded company, which may be preceded or followed by a sale of certain SpinCo Assets pursuant to a certain right of first negotiation, in each case, in accordance with this Agreement and the Spin-Off Agreements;

WHEREAS, the Company Board has unanimously (i) determined that this Agreement, the Separation and Distribution Agreement and the Transactions are advisable, fair to and in the best interests of the Company and the stockholders of the Company (the “Stockholders”), (ii) adopted, approved and declared advisable this Agreement, the Separation and Distribution Agreement and the Transactions in accordance with the DGCL, and approved the execution, delivery and performance by the Company of this Agreement and the Separation and Distribution Agreement and the consummation by the Company of the Transactions, (iii) resolved to recommend that the Stockholders vote to approve the adoption of this Agreement and the Separation and Distribution Agreement on the terms and subject to the conditions set forth herein and in the Separation and Distribution Agreement (the “Company Recommendation”) and (iv) to the extent necessary, adopted a resolution having the effect of causing this Agreement and the Transactions not to be subject to any Takeover Provision that might otherwise apply to the Transactions, in each case on the terms and subject to the conditions of this Agreement;

WHEREAS, the respective boards of directors of Parent and Merger Sub have adopted, approved and declared advisable this Agreement and the Transactions and the board of directors of Merger Sub has recommended that the sole stockholder of Merger Sub adopt this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and SpinCo are executing and delivering the Separation and Distribution Agreement and the License Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

SECTION 1.1. Definitions.

(a) As used in this Agreement, the following terms have the respective meanings set forth below:

“Acquisition Proposal” means any inquiry, offer, proposal or indication of interest (in writing or otherwise) from any Person or “group” (as defined under Section 13(d) of the Exchange Act) relating to any transaction or series of related transactions (other than the Transactions) involving (i) any acquisition or purchase by any Person or “group” (as defined under Section 13(d) of the Exchange Act), directly or indirectly, of 20% or more of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of outstanding voting or equity securities of the Company, (ii) any merger, amalgamation, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary that, if consummated, would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act), directly or indirectly, (A) acquiring assets (including equity interests of any Company Subsidiary) of the Company or any Company Subsidiary representing 20% or more of the Company’s consolidated assets (based on the fair market value thereof) or (B) beneficially owning 20% or more of any class of outstanding voting or equity securities of the Company or of the surviving entity or of the resulting direct or indirect parent of the Company or such surviving entity, (iii) any acquisition or license (other than any non-exclusive and non-material license granted by the Company in the ordinary course of business consistent with past practice) of, or joint venture, collaboration or other similar transaction involving, (A) assets (including equity interests of any Company Subsidiary) of the Company or any Company Subsidiary representing 20% or more of the Company’s consolidated assets (based on the fair market value thereof), or (B) delpacibart etedesiran (del-desiran), delpacibart braxlosiran (del-brax) or delpacibart zotadirsen (del-zota) or (iv) any combination of the foregoing; provided, however, that none of the Spin-Off Distribution, the ROFN Sale or any inquiry, offer, proposal or indication of interest solely to effect the ROFN Sale shall be an Acquisition Proposal.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Anti-Corruption Laws” means all Laws regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts, gratuities, and improper payments, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. §78-dd-1, et seq.), the UK Bribery Act 2010, and Laws implementing the Organisation for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Antitrust and Judgment/Illegality Conditions” means the conditions set forth in Section 7.1(b), Section 7.1(c) and Section 7.2(a) (it being understood that for purposes of Section 8.3(c)(ii), Section 7.2(a) constitutes an Antitrust and Judgment/Illegality Condition even if Parent or Merger Sub waives such condition).

“Business Day” (i) means any day other than Saturday, Sunday or any day on which commercial banks in New York, New York or Basel or Zurich, Switzerland are authorized or required by applicable Law to remain closed, and (ii) solely for the purposes of determining the Closing Date, means any day other than a Saturday or Sunday or any day on which the Secretary of State of Delaware is authorized or required by applicable Law to remain closed.

“Cardiovascular Product” has the meaning set forth in the License Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collaboration Partners” means any of the Company’s or any Company Subsidiary’s licensees or licensors or any Third Party with which the Company or any Company Subsidiary has entered into a Contract for the research, development, supply, manufacturing, testing, distribution, import, export or commercialization of the Company Platform or any Company Product.

“Company Board” means the Board of Directors of the Company.

“Company Charter Documents” means the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company.

“Company Common Stock” means shares of common stock, par value $0.0001 per share, of the Company.

“Company Employee Benefit Plan” means any benefit plan, program, policy, practice, trust, fund, arrangement or Contract (i) maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary or (ii) under which the Company or any Company Subsidiary has or would reasonably be expected to have any liability (including on account of any ERISA Affiliate of the Company or any Company Subsidiary) (whether or not an “employee benefit plan” within the meaning of Section 3(3) of ERISA), in each case of clauses (i) and (ii), that provides benefits to current or former employees, non-employee directors, or individual independent contractors (or beneficiaries thereof), including any pension, profit-sharing, 401(k) retirement, bonus, incentive compensation, deferred compensation, loan, vacation, sick pay, employee stock ownership, stock purchase, stock option or other equity-based compensation plans, severance, indemnification, employment, Contractor, unemployment, death, hospitalization, sickness, or other medical, dental, vision, life, or other insurance, long- or short-term disability, change of control, fringe benefit, cafeteria plan or any other employee or fringe benefit plan, program, policy, practice, trust, fund, arrangement or Contract (in each case prior to giving effect to the Spin-Off). Company Employee Benefit Plan shall not include any plan or arrangement maintained by a Governmental Authority.

“Company Equity Awards” means the Company Stock Options and the Company RSUs.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by (whether wholly or jointly with others), licensed or sublicensed to, or used or held for use by, the Company or any Company Subsidiary that, in each case, (i) are used or practiced in, intended to be used with or practiced in, developed, filed or registered for, or necessary to, the conduct of the RemainCo Business as presently conducted and as presently contemplated to be conducted, (ii) relate to the Company Platform or (iii) relate to any Company Product that is included in the RemainCo Assets, including all Owned Company Intellectual Property and all Non-Owned Company Intellectual Property.

“Company Material Adverse Effect” means any event, condition, change, effect, circumstance, occurrence or development of a state of facts (each, an “Effect” and, collectively, “Effects”), individually or in the aggregate with all other Effects, that has had, or would reasonably be expected to have, a material adverse effect on (i) the business, operations, assets, properties, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Transactions on or before the Outside Date; provided that no such Effect shall be considered in determining whether a Company Material Adverse Effect has occurred for purposes of clause (i) of this definition to the extent that it results from:

(A) changes in any applicable Law or GAAP or interpretation thereof occurring after the date hereof;

(B) changes generally affecting the economy or financial or securities markets (including changes in interest rates and exchange rates);

(C) general conditions in the biopharmaceutical industry;

(D) acts of terrorism, war, armed hostilities, natural disasters, weather-related events or fires, epidemics, pandemics or disease outbreaks, or any escalation or general worsening of any of the foregoing in this clause (D);

(E) changes in the market price or trading volume of the shares of Company Common Stock (it being understood and agreed that the facts and circumstances giving rise to such changes may be taken into account in determining whether there has been a Company Material Adverse Effect);

(F) any failure, in and of itself, by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period ending on or after the date hereof (it being understood and agreed that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect);

(G) the announcement, pendency, or consummation of the Transactions (including any resulting loss of or adverse change in the relationship of the Company and the Company Subsidiaries with their respective customers, partners or suppliers) (it being understood and agreed that this clause (G) shall not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement or the Spin-Off Agreements, the consummation of the Transactions or the ROFN Sale or the performance of obligations hereunder);

(H) any results, outcomes or data arising from the non-clinical studies or clinical trials of the Company or any competitors of the Company (or the announcements thereof);

(I) results of meetings with, or any guidance, announcement or publication, by the FDA or other Governmental Authority relating to any Company Product or product or product candidate of any competitor of the Company, including any decision by the FDA or any other Governmental Authority with respect to approval, market entry or threatened market entry of any product competitive with any Company Product;

(J) any manufacturing or supply chain disruptions or delays affecting any Company Product (to the extent not caused by any action or failure to take any action of the Company or any Company Subsidiary);

(K) any developments relating to reimbursement, coverage or payor rules with respect to any Company Product, and any recommendations, statements or other pronouncements published or proposed by professional medical organizations or any Governmental Authority, or any panel or advisory body empowered or appointed thereby, relating to pricing, reimbursement or coverage of any Company Product or product or product candidate of any competitor of the Company;

(L) any Transaction Litigation;

(M) Effects solely to the extent that they (1) relate to the SpinCo Assets or SpinCo Liabilities, (2) would not, individually or in the aggregate, reasonably be expected to adversely affect the Company, any other member of the RemainCo Group, the RemainCo Business, Parent or any of Parent’s Affiliates and (3) would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the ability of SpinCo to perform its obligations under the Third Party Agreements (as defined in the Separation and Distribution Agreement); and

(N) the matter(s) set forth in Section 1.1(a)(i) of the Company Disclosure Letter;

in each case with respect to clauses (A), (B), (C), and (D), only to the extent the Company and the Company Subsidiaries, taken as a whole, are not disproportionately affected by such changes or events relative to other companies in the biopharmaceutical industry (and only to the extent of such disproportionate impact), and with respect to clauses (H), (I), (J) and (K), only to the extent such condition or event does not result from (1) any action taken (or the failure to take any action) by or at the direction of the Company or any Company Subsidiary constituting common law fraud or a violation of applicable Law or (2) any willful or material failure on the part of the Company or any Company Subsidiary to comply with the then-approved clinical protocol for the development of any Company Product, unless Parent shall have consented in writing to the taking of, or the failure to take, any such action.

“Company Platform” means the Company’s platform technology relating to oligonucleotide-based therapeutics or delivery technologies, including all uses and processes involved in the use of such platform technologies, and all modifications thereto, including the technologies set forth in Exhibit 1.128 of the License Agreement.

“Company Product” means any product or product candidate (including any pharmaceutical or medicinal therapy agents, compounds or molecules) subject to a non-clinical or clinical trial, or being researched, tested, developed, manufactured, imported, exported or otherwise exploited by, or on behalf of, the Company or any Company Subsidiary or any other product with respect to which the Company or any Company Subsidiary has royalty rights, (a) including delpacibart etedesiran (del-desiran), delpacibart braxlosiran (del-brax), delpacibart zotadirsen (del-zota), and AOC 1045 and (b) other than for purposes of Section 4.19 and Section 6.7, excluding any Cardiovascular Products that are SpinCo Assets, in each case, in any dosage form or formulation.

“Company RSUs” means all restricted stock units denominated in Company Common Stock, whether subject to time-based or performance-based vesting, that are granted under any Stock Plan.

“Company Stock Options” means all options to purchase shares of Company Common Stock granted under any Stock Plan.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Subsidiary Charter Documents” means the certificate of incorporation and bylaws, or applicable equivalent documents, of the Company Subsidiaries.

“Company Tax Group” means the Company or any Company Subsidiary (including SpinCo and its Subsidiaries for any period ending on or before the date of the Spin-Off Distribution (if any) or the closing of the ROFN Purchase Agreement (if any), as applicable), and any grouping among the Company and the Company Subsidiaries for Tax purposes.

“Company Warrants” means all warrants to purchase shares of Company Common Stock, including the pre-funded warrants originally issued by the Company on March 4, 2024.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of July 15, 2025, between the Company and Novartis International AG, as amended on July 27, 2025.

“Contract” means, with respect to any Person, any contract, agreement, lease, sublease, license, sublicense, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or other arrangement, whether written or oral, that is or purports to be legally binding and to which such Person is a party or by which such Person or such Person’s properties or assets are bound.

“Copyrights” means all copyrights (including all copyrights in any packaging, package inserts, website content, social media content, marketing or promotional materials, labeling information or other text provided to consumers), mask works, fonts and typefaces and similar rights, whether registered or unregistered, and all rights in any copyrightable works, in each case, throughout the world, all registrations and applications for any of the foregoing and all extensions, restorations and renewals for any of the foregoing, and all rights and priorities afforded under any Law with respect to any of the foregoing in any jurisdiction.

“Data Room” means the electronic data room hosted by Donnelley Financial Solutions and maintained by the Company in connection with the Transactions.

“Employee Company RSU” means any Company RSU granted to a then-current employee of the Company or any Company Subsidiary.

“Employee Company Stock Option” means any Company Stock Option granted to a then-current employee of the Company or any Company Subsidiary.

“Environmental Laws” means any Law, Judgment or Authorization relating to pollution, the environment, natural resources, or human health and safety, including any of the foregoing relating to (i) the presence, receipt, management, manufacture, processing, generation, use, distribution, transport, treatment, handling, storage, disposal, removal or remediation of any Hazardous Substance, (ii) air, indoor air, water (including ground, surface and drinking water), land surface or subsurface strata, noise or odor pollution, (iii) the Release or threatened Release into the environment of any Hazardous Substance, or (iv) the health and safety of employees and other individuals.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person which is (or at any relevant time was or will be) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company as such terms are defined in Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exclusively Licensed Intellectual Property” means all Non-Owned Company Intellectual Property that is exclusively licensed to the Company or any Company Subsidiary, including any Non-Owned Company Intellectual Property that is exclusively licensed to the Company or any Company Subsidiary relating to (i) the Company Platform or any Company Product or the exploitation thereof, in each case, to the extent such exclusively in-licensed Non-Owned Company Intellectual Property (A) is used or practiced in, intended to be used with or practiced in, developed, filed or registered for, or necessary to, the conduct of the RemainCo Business as presently conducted and as presently contemplated to be conducted or (B) relates to any Company Product that is included in the RemainCo Assets, (ii) reagents for manufacturing, (iii) methods of manufacturing or (iv) methods or fields of use, whether or not the license is subject to retained rights of the licensor or other Persons, of any of the foregoing.

“Expenses” means all out-of-pocket costs and expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Spin-Off Agreements, the ROFN Purchase Documents and the Transactions, including the preparation, printing, filing and mailing of the Proxy Statement and the Spin-Off Registration Statement and all other matters related to the Transactions.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act.

“Foreign Investment Laws” means all applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or other holdings for reasons of national security or other public policy.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Good Clinical Practices” means all applicable requirements and standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials of pharmaceuticals (including drugs and biologics) (including all applicable requirements relating to protection of human subjects), as set forth in the FDCA (including 21 C.F.R. Parts 11, 50, 54, 56, and 312), and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects), or as are required by Governmental Authorities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, where the Company currently intends to sell Company Products.

“Good Documentation Practices” means all applicable requirements and standards and practices of creating and maintaining records that are accurate, attributable, verified as genuine, legible, contemporaneous and complete, and are created and stored using security measures that protect the confidential nature (if applicable) and integrity of the records, and prevent unauthorized access to, and alteration, corruption or loss of such records in a manner sufficient to satisfy the requirements contained in 21 C.F.R. Parts 58, 312, 210, and 211, the FDA’s relevant guidance documents including E6(R2) Good Clinical Practice: Integrated Addendum to ICH E6(R1) (March 2018), and all comparable standards of any other applicable Governmental Authority.

“Good Laboratory Practices” means all applicable requirements and standards for conducting non-clinical laboratory studies of pharmaceuticals (including drugs and biologics), as set forth in the FDCA (including 21 C.F.R. Parts 11 and 58), and such standards of good laboratory practices as are required by Governmental Authorities in any other countries, including applicable regulations or guidelines from the Organisation for Economic Co-operation and Development, where the Company currently intends to sell Company Products.

“Good Manufacturing Practices” means all applicable requirements and standards for the manufacture, processing, packaging, testing, transportation, handling and holding of drug products, as set forth in the FDCA (including 21 C.F.R. Parts 11, 210, 211, and 610), and such standards of good manufacturing practices as are required by Governmental Authorities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, where the Company currently intends to sell the Company Products.

“Governmental Authority” means any transnational, supranational, national, federal, state, provincial, municipal, local or foreign governmental, judicial, quasi-judicial, legislative, executive, regulatory (including stock exchange) or administrative authority, department, agency, organization, body, court, arbitration tribunal or panel, instrumentality or official, including any political subdivision thereof.

“Hazardous Substance” means (i) any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, (ii) any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any medical or biological waste, reagent, petroleum product or byproduct, asbestos or asbestos-containing material, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances or (iii) any substance, waste or material regulated under any Environmental Law or that is capable of causing harm or injury to human health, natural resources or the environment or would reasonably be expected to give rise to liability or any obligation to remediate under any applicable Law.

“Health Care Laws” means (i) the FDCA, the PHSA and all other Laws applicable to the ownership, testing, research, development, manufacture, quality, safety, packaging, storage, use, distribution, labeling, promotion, sale, offer for sale, import, export or disposal of pharmaceutical products; (ii) all U.S. federal and state fraud and abuse Laws, including the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Exclusion Laws (42 U.S.C. § 1320a-7); (iii) the Health Insurance Portability and Accountability Act of 1996 (commonly referred to as “HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act (commonly referred to as the “HITECH Act”) (Pub. L. 104–191; Pub. L. 111-5); (iv) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the U.S. Social Security Act of 1935; (v) the U.S. federal Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h); (vi) Laws governing all federal and state health care programs defined in 42 U.S.C. §1320a-7b(f), government pricing or price reporting programs, including Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, the VA Federal Supply Schedule (38 U.S.C. § 8126), TRICARE (10 U.S.C. § 1071 et seq.) or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement; (vii) all applicable Laws or Judgments administered by the FDA and other applicable Regulatory Authorities, including those governing or relating to Good Clinical Practices, Good Documentation Practices, Good Laboratory Practices, and Good Manufacturing Practices, including FDA’s regulations at 21 C.F.R. Parts 11, 50, 54, 56, 58, 210, 211, 312, 600 and 610; and (viii) any other applicable Laws related to healthcare regulatory matters, including any comparable state, local and foreign equivalent Laws in respect of any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all intellectual property, industrial and proprietary rights of any kind or nature, whether protected, created or arising under any Law in any jurisdiction, including the following: (i) Patents, (ii) Trademarks, (iii) Copyrights, (iv) Know-How, (v) all rights in software, designs, databases, data, collections of data, and compilations of data, (vi) domain names (both gTLDs, including traditional and new gTLDs, and ccTLDs), URLs, web addresses, social media tags, handles and other identifiers and all accounts therefor, (vii) all rights to sue, at law or in equity, for past, present and future infringements, misappropriations or other violations of any of the foregoing, (viii) all rights to secure or recover the proceeds, including licenses, royalties, income, payments, claims and damages, and all injunctive and other relief, with respect to any such infringements, misappropriations or other violations, and (ix) all other rights similar or pertaining to any of the foregoing in any jurisdiction worldwide.

“Intervening Event” means any Effect occurring or arising after the date hereof that did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement and that was neither known to, nor reasonably foreseeable by, or the effects of which were neither known to, nor reasonably foreseeable by, the Company Board as of the date hereof, that materially and positively affects the business, assets or operations of the Company and the Company Subsidiaries, taken as a whole, and is not related to any Acquisition Proposal, which Effect becomes known to the Company Board after the date hereof and prior to obtaining the Requisite Company Vote to approve the adoption of this Agreement and the Separation and Distribution Agreement, other than (i) the receipt, existence of or terms of an Acquisition Proposal, (ii) any inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or the consequences thereof, (iii) developments or changes in the biopharmaceutical industry, (iv) changes, in and of itself, in the market price or trading volume of the shares of Company Common Stock, or (v) the fact that, in and of itself, the Company exceeds any internal or published industry analyst projections or forecasts or estimates of revenues or earnings.

“IRS” means the Internal Revenue Service of the United States of America.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation (excluding any public networks).

“Judgment” means any judgment, ruling, order, writ, injunction, award, decision, assessment or decree of any Governmental Authority (whether temporary, preliminary or permanent).

“Know-How” means all trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding statutory or common law of any jurisdiction), know-how, and similar proprietary rights in confidential information of any kind, inventions (whether patentable or not and whether or not reduced to practice), discoveries, analytic models, improvements, compounds, processes, techniques, assays, chemical and biological materials, devices, methods, patterns, formulations and specifications.

“Law” means any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling, guidance, decree, treaty, Judgment or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“License Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, sublicense, pledge, claim, charge, hypothecation, option, right of first or last refusal, right of first or last offer, covenant not to sue, assert or exercise, security interest or other encumbrance of any kind or nature whatsoever.

“made available to Parent” means that such information, document or material was: (i) publicly available and filed as an exhibit to a Company SEC Document available on the SEC EDGAR database after January 1, 2024, and at least three days prior to the date hereof, (ii) delivered to Parent or Parent’s Representatives via electronic mail or in hard-copy form at least 24 hours prior to the execution and delivery of this Agreement, or (iii) made available for review by Parent or Parent’s Representatives at least 24 hours prior to the execution and delivery of this Agreement in the Data Room.

“Nasdaq” means the Nasdaq Stock Market.

“Non-Employee Company RSU” means any Company RSU that is not an Employee Company RSU.

“Non-Employee Company Stock Option” means any Company Stock Option that is not an Employee Company Stock Option.

“Non-Owned Company Intellectual Property” means all Company Intellectual Property that is not Owned Company Intellectual Property.

“Owned Company Intellectual Property” means all Company Intellectual Property owned or purportedly owned (whether wholly or jointly with others, as applicable) by the Company or any Company Subsidiary (or, with respect to Company Intellectual Property owned or purportedly owned by and licensed from SpinCo, by SpinCo).

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, that has had, or would reasonably be expected to have, a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions on or before the Outside Date.

“Patents” means all national, regional and international statutory invention registrations, issued patents and patent applications of any kind, including all applications and filings made pursuant to the Patent Cooperation Treaty (PCTs), provisionals, non-provisionals, converted provisionals, requests for continued examination, continuations, continuations-in-part, divisionals, substitutions, additions, reexaminations, reissues, supplemental examinations, oppositions, inter partes review, post-grant review, transitional program for covered business method patent review, interference proceedings, derivation proceedings, all rights in respect of design patents, utility models, certificates of invention and any similar rights, including so-called pipeline protection, patent term extension, and supplemental protection certificates, all inventions disclosed in each such registration, patent or patent application, and all rights and priorities afforded under any Law with respect to any of the foregoing in any jurisdiction, including all earlier-filed applications from which benefit or priority rights are derived, and all extensions, restorations, and renewals of any of the foregoing.

“Permitted Lien” means (i) any Lien that arises out of or with respect to Taxes of the Company Tax Group not yet due and payable that arose by operation of Law or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (ii) any materialmen’s, mechanics’, carriers’, workers’, warehousemen’s, repairers’ and similar Liens arising in the ordinary course of business, securing obligations as to which there is no default and which are not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings which have the effect of preventing the forfeiture or sale of the property subject thereto and for which adequate reserves have been established in accordance with GAAP, (iii) with respect to real property, any nonmonetary Lien or other requirement or restriction arising under any zoning, entitlement, building, conservation restriction or other land use or Environmental Law that is not violated by the current or proposed use of such real property or the operation of the business of the Company and the Company Subsidiaries, and (iv) any non-exclusive licenses to or under Intellectual Property granted by the Company or any Company Subsidiary to any vendor or contractor pursuant to an agreement entered into in the ordinary course of business consistent with past practice in which such license is incidental to and not material to performance under such agreement.

“Permitted Sale Proceeds” means the cash proceeds received by the Company, any of its Affiliates or SpinCo in a ROFN Sale or Permitted Third Party Sale less the total amount of Expenses incurred by or on behalf of the Company or SpinCo in connection with or related to the authorization, preparation, negotiation, execution and performance of such transaction and any definitive agreements related thereto.

“Permitted Third Party Sale” means a sale of SpinCo by the Company to a Third Party in exchange for payment of an agreed purchase price in accordance with Section 2.8.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity, including any Governmental Authority.

“Personal Data” means all data or information that relates to an identified or identifiable person and any other data or information that constitutes personal data or personal information under any applicable Law relating to privacy, data protection, or other Laws pertaining to data protection and information security, which information includes any genetic data, financial, credit, medical information, names, addresses, social security or insurance numbers, telephone numbers, facsimile numbers, email addresses or other contact information, any device identifier, or any other information that constitutes protected health information under 45 C.F.R. § 160.103.

“PHSA” means the Public Health Service Act.

“Pre-Closing Period” means the period from the date hereof until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Article 8.

“Proceeding” means any suit, claim, action, proceeding, arbitration, mediation, investigation, litigation, hearing, demand, inquiry or request for documents, whether by subpoena or informal letter.

“Proxy Statement” means the proxy statement relating to the Stockholders’ Meeting, as amended or supplemented from time to time, together with all annexes, schedules or exhibits thereto (including the letter to stockholders, notice of meeting and form of proxy), as required to be filed with the SEC.

“Regulatory Authority” means the FDA, the European Medicines Agency, the U.K. Medicines and Healthcare products Regulatory Agency, the China National Medical Products Administration, China’s Center for Drug Evaluation, the Japan Pharmaceuticals and Medical Devices Agency, Health Canada and any other Governmental Authority with jurisdiction over the research, development, commercialization, manufacture, marketing or exploitation of the Company Platform or any Company Product, or any successor agency to any of the foregoing.

“Release” means any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“RemainCo Assets” has the meaning set forth in the Separation and Distribution Agreement.

“RemainCo Business” has the meaning set forth in the Separation and Distribution Agreement.

“RemainCo Group” has the meaning set forth in the Separation and Distribution Agreement.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, auditors, consultants, agents and other representatives.

“Requisite Company Vote” means the affirmative vote of the holders of not less than a majority of the outstanding Company Common Stock.

“ROFN” means the right of first negotiation granted to the ROFN Holder by the Company under the ROFN Side Letter.

“ROFN Assets” means the assets of the Company and its Subsidiaries that are subject to the ROFN in the ROFN Side Letter; provided, however, in no case shall any RemainCo Assets be included in the ROFN Assets.

“ROFN Holder” has the meaning set forth in Section 1.1(a)(ii) of the Company Disclosure Letter.

“ROFN Purchase Agreement” means a definitive written agreement entered into between the Company or any of its Subsidiaries, on the one hand, and the ROFN Holder or one of its Affiliates, on the other hand, in which the parties agree to effect the ROFN Sale.

“ROFN Purchase Documents” mean collectively, the ROFN Purchase Agreement and any written Contracts between the Company or any of its Subsidiaries, on the one hand, and the ROFN Holder or one of its Affiliates, on the other hand, or other instruments and documents delivered in connection therewith.

“ROFN Sale” means a transaction or series of related transactions that directly result from any exercise by the ROFN Holder of the ROFN pursuant to the terms and conditions of the ROFN Side Letter in which the ROFN Assets (but no other assets of the Company or its Subsidiaries) are sold, licensed or transferred, directly or indirectly, and in accordance with Section 2.7.

“ROFN Side Letter” means the side letter agreement, dated as of November 27, 2023, between the Company and the ROFN Holder, but excluding any subsequent amendments, modifications or restatements thereof.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement entered into between SpinCo and the Company on or about the date hereof.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Law governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, (c) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature, and (d) such Person is not insolvent under applicable Law. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“SpinCo” means Bryce Therapeutics, Inc., a Delaware corporation.

“SpinCo Assets” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Business” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Employees” has the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Spin-Off” means the transactions contemplated by the Separation and Distribution Agreement and the Spin-Off Registration Statement, including the formation of SpinCo, the assignment or license of assets and liabilities of the Company to SpinCo, and the Spin-Off Distribution.

“Spin-Off Agreements” means the Separation and Distribution Agreement, the License Agreement and the Transition Services Agreement.

“Spin-Off Distribution” means the Distribution, as such term is defined in the Separation and Distribution Agreement.

“Stock Plans” means the Company’s 2013 Amended and Restated Equity Incentive Plan, 2020 Incentive Award Plan, 2022 Employment Inducement Incentive Award Plan, each as amended from time to time, and any other equity plans, agreements or arrangements of the Company or any Company Subsidiary, other than the ESPP.

“Subsidiary” means, with respect to any Person, any other Person of which (i) such first Person or any of its subsidiaries is a general partner or holds a majority of the voting interests of a partnership or (ii) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other corporate bodies performing similar functions (or, if there are no such ownership interests having ordinary voting power, 50% or more of the equity interests of which) are at any time directly or indirectly owned or controlled by such first Person.

“Superior Proposal” means a bona fide written Acquisition Proposal made by any Person or “group” (as defined under Section 13(d) of the Exchange Act) after the date hereof and prior to obtaining the Requisite Company Vote to approve the adoption of this Agreement and the Separation and Distribution Agreement that is on terms that the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation), taking into account all legal, financial, regulatory, and other aspects of the Acquisition Proposal and the Person or “group” (as defined under Section 13(d) of the Exchange Act) making the Acquisition Proposal (including any conditions to closing and certainty of closing, timing, any applicable break-up fees and expense reimbursement provisions, and ability of such Person or “group” (as defined under Section 13(d) of the Exchange Act) to consummate the Acquisition Proposal), (a) would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock (solely in their capacity as such) from a financial point of view than the Transactions (including any revisions to the terms of this Agreement proposed by

Parent pursuant to Section 6.9(d)) and (b) is reasonably likely to be consummated on the terms proposed without undue delay; provided that, for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”; provided further that in no event shall an Acquisition Proposal be deemed to be a Superior Proposal (i) if consummation of the transaction contemplated thereby is subject to any financing condition or otherwise requires financing that is not fully committed or (ii) solely as a result of such Acquisition Proposal not including a condition relating to a spin-off or separation of any business or assets of the Company or any ROFN Sale as a condition to the consummation thereof.

“Takeover Provisions” means any “moratorium,” “control share acquisition,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination” or other anti-takeover Laws, including Section 203 of the DGCL, or similar state anti-takeover laws and regulations, and any similarly restrictive provision in the Company Charter Documents or the Company Subsidiary Charter Documents.

“Tax” means all federal, state, local or foreign taxes, levies, imposts, duties or other like assessments, charges or fees (including estimated taxes, charges and fees), including any customs duties and any income, franchise, profits, gross receipts, minimum, base-erosion and anti-abuse, digital services, diverted profits, transfer, conveyance, documentary, excise, property, escheat, unclaimed property, windfall profit, sales, use, value-added, goods and services, ad valorem, license, capital, wage, employment, payroll, withholding, worker’s compensation, social security, severance, occupation, import, stamp, stamp duty, alternative, add-on minimum, environmental and other governmental taxes and charges, including any interest, penalties and additions to tax with respect thereto and any penalties imposed for any failure to timely, correctly or completely file any Tax Return.

“Tax Return” means any report, return, statement, declaration, election, schedule, voucher, document or other written information supplied to or filed with, or required to be supplied to or filed with, any Governmental Authority in connection with Taxes, including any amendments thereof, or schedules or attachments thereto.

“Tax Sharing Agreement” means any Tax allocation, apportionment, sharing, or indemnification agreement or arrangement, other than any agreement that is pursuant to an ordinary course commercial Contract the primary purpose of which does not relate to Taxes.

“Taxing Authority” means any Governmental Authority responsible for the collection, administration, assessment or regulation of Taxes or the enforcement of Tax Laws.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent, the Company or any of their respective Affiliates.

“To the knowledge of the Company” and similar phrases mean (i) the actual knowledge of the individuals listed on Section 1.1(a)(iii) of the Company Disclosure Letter, after making reasonable inquiry, and (ii) all knowledge which was, or would reasonably have been expected to be, obtained by such Persons after such reasonable inquiry, which, for purposes of Section 4.16 shall include such actual knowledge after making due inquiry of the Company’s outside intellectual property counsel, but in no event shall any such inquiry for purposes of this definition require a freedom to operate analysis if such analysis was not conducted prior to the date hereof.

“Trade Controls Laws” means any applicable Law pertaining to economic and trade sanctions, export and import controls, customs, and antiboycott laws, rules, and regulations including U.S. economic and trade sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the International Traffic in Arms Regulations administered and enforced by the Department of State’s Directorate of Defense Trade Controls, the Export Administration Regulations administered and enforced by the U.S. Department of Commerce’s Bureau of Industry and Security, Section 999 of the Code and U.S. customs regulations.

“Trademarks” means all trademarks, trade names, trade dress, service marks, logos, trade styles, certification marks, collective marks, designs, product get-up and product configuration rights, industrial designs and other identifiers of source, origin or quality, whether registered or unregistered, all registrations and applications for any of the foregoing and all renewals thereof, all rights and priorities afforded under any Law with respect to any of the foregoing in any jurisdiction and all goodwill associated with any of the foregoing.

“Transaction Litigation” means any Proceeding asserted, threatened or commenced against the Company or any of its directors or officers in such individual’s capacity as such by any Stockholder (in its capacity as such or through a derivative action) challenging or seeking to restrain or prohibit the consummation of the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Spin-Off Agreements, including the Merger and the Spin-Off.

“Transition Services Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“U.S. Bulk Data Final Rule” means the U.S. DOJ Final Rule Implementing Executive Order 14117 of February 28, 2024 (Preventing Access to Americans’ Bulk Sensitive Personal Data and United States Government-Related Data by Countries of Concern), 90 Fed. Reg. 1636, codified at 28 C.F.R. Part 202.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar provision of state Law that applies to the Company or any Company Subsidiary.

(b) The following terms are defined in the following sections of this Agreement:

Term	Section
Acceptable Confidentiality Agreement	6.9(a)
Agreement	Preamble
Antitrust Laws	4.3(c)
Appraisal Shares	3.8

Term	Section
Authorizations	4.15(b)
Bankruptcy and Equity Exception	4.3(a)
Book-Entry Shares	3.2(a)
Callan Road Facility	4.20(c)
Callan Road Master Lease	4.20(c)
Candidate Date	4.19(h)
Capitalization Date	4.2(a)
Certificate	3.2(a)
Certificate of Merger	2.4
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Adverse Recommendation Change	6.9(c)
Company Disclosure Letter	Article 4
Company Financial Statements	4.6(a)
Company Recommendation	Introduction
Company Registered IP	4.16(a)
Company SEC Documents	4.5(a)
Company Securities	4.2(b)
Company Subsidiary Securities	4.4(b)
Continuation Period	6.3(a)
Continuing Employees	6.3(a)
Contractor Census	4.12(c)
Contractors	4.12(c)
Data Protection and Information Security Requirements	4.17(a)
Delaware Courts	9.4(b)
DGCL	Introduction
Effective Time	2.4
Employee Census	4.12(b)
ESPP	3.5
Exchange Fund	3.3(a)
Excluded Share	3.2(a)
Federal Health Care Programs	4.19(k)
Final Offering Period	3.5
Government Official	4.27
IND	4.19(d)
Indemnified Party	6.10(a)
Insurance Policies	4.22
IP Contractor	4.16(i)
Lease	4.20(b)
Leased Real Property	4.20(b)
Material Contract	4.18(a)
Maximum Amount	6.10(c)
Merger	Introduction
Merger Consideration	3.2(a)

Term	Section
Merger Sub	Preamble
Misconduct Allegation	4.12(h)
Option Consideration	3.4(a)
Outside Date	8.1(b)(i)
Parent	Preamble
Paying Agent	3.3(a)
Reverse Termination Fee	8.3(c)
Review Board	4.19(a)
RSU Consideration	3.4(b)
Sanctions	4.28
Security Incident	4.17(b)
Specified Agreement	8.1(d)(i)
Spin-Off Carveout	6.1(c)
Spin-Off Registration Statement	6.19(b)
Stockholders	Introduction
Stockholders’ Meeting	6.2(b)
Surviving Corporation	2.1
Termination Fee	8.3(b)
Willful Breach	8.2

SECTION 1.2. Interpretation. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions, table of contents and headings included herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified in this Agreement. All Exhibits, Annexes and Schedules appended hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The word “or” shall not be exclusive. References to “dollars” or “$” are to United States of America dollars. References (a) to any Law shall be deemed to refer to such Law as amended from time to time and to any rules, regulations or interpretations promulgated thereunder as of the applicable date or during the applicable time, (b) to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof, if applicable, and thereof, unless otherwise expressly provided herein; provided that with respect to any Contract listed on the Company Disclosure Letter, all such amendments, modifications or supplements must also be listed in the appropriate section of the Company Disclosure Letter, (c) to any Person include the successors and permitted assigns of that Person, (d) from or through any date means, unless otherwise specified, from and including or through and including, respectively, (e) to the “date hereof” means the date of this Agreement and (f) to a “party” or the “parties” mean the parties to this Agreement unless otherwise specified in this Agreement or the context otherwise requires. Unless otherwise specified in this Agreement, (i) any action required to be taken by or on a day or Business Day may be taken until 11:59 p.m. Eastern Time on such day or Business Day, (ii) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (iii) all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time. Unless otherwise specified in or required by this Agreement, neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material. Unless otherwise specified in or required by this Agreement, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any section of the Company Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against any particular party.

ARTICLE 2

THE MERGER

SECTION 2.1. The Merger. At the Effective Time, on the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and a wholly owned Subsidiary of Parent (the “Surviving Corporation”).

SECTION 2.2. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL, including that from and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges, immunities, licenses, franchises and authority and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under this Agreement and the DGCL.

SECTION 2.3. Closing. Subject to the provisions of Article 7, the closing of the Merger (the “Closing”) shall take place remotely by electronic exchange of documents on a date to be specified by the parties, which shall be no later than one Business Day after the date the conditions set forth in Article 7 (other than any such conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing) have been satisfied or, to the extent permitted, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time, or on such other date as Parent and the Company may mutually agree (such date upon which the Closing occurs, the “Closing Date”).

SECTION 2.4. Effective Time. As soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in such form as reasonably agreed upon between the parties and as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

SECTION 2.5. Surviving Corporation.

(a) Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall, by virtue of the Merger and without any action on the part of the parties, be amended and restated at the Effective Time so as to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended, restated or amended and restated as provided therein and under the DGCL.

(b) Bylaws. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended, restated or amended and restated as provided therein and under the DGCL.

SECTION 2.6. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation, removal or death or until their respective successors have been duly elected or appointed and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation, removal or death or until their respective successors have been duly elected or appointed and qualified, as the case may be. The Company shall use reasonable best efforts to cause each director of the Company immediately prior to the Effective Time to resign from the Company Board, to be effective as of, and conditioned upon the occurrence of, the Effective Time.

SECTION 2.7. ROFN.

(a) The Company shall deliver to the ROFN Holder the ROFN Notice (as defined in the ROFN Side Letter) no later than 24 hours after the public announcement of this Agreement and, if the ROFN Holder delivers a ROFN Exercise Notice in accordance with (and as defined in) the ROFN Side Letter within the time period set forth therein, the Company shall comply with its obligations under the ROFN Side Letter and, notwithstanding any other provision of this Agreement requiring written consent of Parent, shall be permitted to enter into the ROFN Purchase Documents and consummate the ROFN Sale.

(b) If the ROFN Holder delivers a ROFN Exercise Notice in accordance with (and as defined in) the ROFN Side Letter, the Company shall:

(i) not disclose in connection with the potential ROFN Sale any information of the Company or any of its Subsidiaries related to the RemainCo Business, any RemainCo Assets or any RemainCo Liabilities, keep Parent informed in reasonable detail of developments in connection with the potential ROFN Sale, including by promptly providing Parent with the ROFN Notice, the ROFN Exercise Notice, drafts of any ROFN Purchase Agreement or other ROFN Purchase Documents and summaries of substantive communications relating thereto that are exchanged between the ROFN Holder and the Company (or their respective Representatives) relating in any way to the ROFN;

(ii) promptly respond to Parent’s reasonable requests for, and regularly discuss, updates on the status of the potential ROFN Sale;

(iii) if the ROFN Purchase Documents are entered into by the Company, use its reasonable best efforts to ensure that the ROFN Sale is consummated prior to the anticipated Closing Date and to satisfy on a timely basis all conditions precedent to the transactions contemplated by the ROFN Purchase Documents;

(iv) provide Parent with prompt written notice of any material default or material breach (or any event that, with or without notice, lapse of time or both, would give rise to any material default or material breach) under the ROFN Purchase Documents of which the Company becomes aware that would reasonably be expected to result in termination of the ROFN Purchase Agreement or any rights with respect to the ROFN or the incurrence of a material liability or other material obligation of the Company.

(c) If the Company or SpinCo, as applicable, (i) does not receive from the ROFN Holder a ROFN Exercise Notice prior to expiry of the ROFN Exercise Period (each as defined in the ROFN Side Letter) or (ii) does receive a valid ROFN Exercise Notice within the ROFN Exercise Period but has not entered into definitive agreements to effect a ROFN Sale by the end of the ROFN Negotiation Period (as defined in the ROFN Side Letter), then the Company shall cease all discussions with the ROFN Holder regarding the ROFN Assets and a potential ROFN Sale and shall thereafter no longer agree or enter into any arrangement in respect of a ROFN Sale, except in each case to the extent necessary to comply with the Company’s obligations under the ROFN Side Letter.

(d) The ROFN Sale shall (i) not delay the Company’s obligations to conduct the Spin-Off in accordance with the Spin-Off Agreements and this Agreement; provided, that the ROFN Assets may be sold to the ROFN Holder prior to or following the Spin-Off, (ii) not include any assets of the Company that would constitute RemainCo Assets and (iii) not impose any obligations or other liabilities on the Surviving Corporation or any of its Affiliates after the Closing other than those expressly set forth in the Spin-Off Agreements, from which time all such other obligations and other liabilities relating to the ROFN Sale shall be entirely for SpinCo’s account, or include provisions that adversely impact the Surviving Corporation or any of its Affiliates or their respective businesses.

SECTION 2.8. Permitted Third Party Sale. Any Permitted Third Party Sale shall (a) not delay the Company’s obligations to conduct the Spin-Off in accordance with the Spin-Off Agreements and this Agreement; (b) be consummated on the same terms as the Spin-Off Agreements (except that the Distribution of SpinCo by the Company to its shareholders shall be replaced by the sale of SpinCo by the Company to such Third Party as contemplated by the Separation and Distribution Agreement and except for the payment of an agreed purchase price to the Company for SpinCo), (c) not include any assets of the Company that would constitute RemainCo Assets, (d) not impose any obligations or other liabilities on the Surviving Corporation or any of its Affiliates after the Closing other than those expressly set forth in the Spin-Off Agreements, from which time all such other obligations and other liabilities relating to such sale shall be entirely for SpinCo’s account, or include provisions that adversely impact the Surviving Corporation or any of its Affiliates or their respective businesses, (e) include a full release of claims by the applicable acquirer (on behalf of itself and its Affiliates) in favor of the Company and its Affiliates relating to the Transactions, and (f) be completed, if at all, within 60 days from the date of entry into a definitive agreement to effect the Permitted Third Party Sale.

ARTICLE 3

CONSIDERATION; EXCHANGE OF CERTIFICATES

SECTION 3.1. Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the parties, each share of Merger Sub capital stock will be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation.

SECTION 3.2. Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the parties or any Stockholder:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including any shares issued as a result of the exercise of any Company Warrants prior to the Effective Time, but excluding (i) any shares to be cancelled pursuant to Section 3.2(b) and (ii) any Appraisal Shares (each share described in clauses (i) and (ii) of this Section 3.2(a), an “Excluded Share”)) shall be cancelled and shall be converted automatically into the right to receive an amount in cash equal to $72.00, without interest, subject to any applicable withholding Taxes (the “Merger Consideration”). As of the Effective Time, all shares of Company Common Stock (other than the Excluded Shares) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of either a certificate representing any such shares of Company Common Stock (each, a “Certificate”) or non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, as the case may be, (A) the Merger Consideration payable with respect to such shares of Company Common Stock upon surrender of such Certificate or Book-Entry Shares in accordance with Section 3.3, without interest, or (B) the payment referred to in Section 3.8, in the case of each Appraisal Share.

(b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent or Merger Sub or any direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and shall cease to exist and no payment or distribution shall be made with respect thereto.

SECTION 3.3. Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of shares of Company Common Stock, holders of Non-Employee Company Stock Options, holders of Non-Employee Company RSUs and holders of Company Warrants to receive the funds to which holders of such shares of Company Common Stock (other than the Excluded Shares) shall become entitled pursuant to Section 3.2(a), Non-Employee Company Stock Options shall become entitled to pursuant to Section 3.4(a), Non-Employee Company RSUs shall become entitled to pursuant to Section 3.4(b), or Company Warrants shall become entitled to pursuant to Section 3.4(e). As and when necessary to comply with its and Merger Sub’s obligations hereunder, Parent shall deposit, or shall cause to be deposited, with the Paying Agent for the benefit of such holders of shares of Company Common Stock (other than Excluded Shares), holders of Non-Employee Company Stock Options, and holders of Non-Employee Company RSUs a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 3.2(a), Section 3.4(a), Section 3.4(b) or Section 3.4(e), as applicable (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided that (i) no such investment or losses thereon shall relieve Parent from making the payments required by Section 3.2(a), Section 3.4(a), Section 3.4(b) or Section 3.4(e) or affect the amount of Merger Consideration payable in respect of such shares of Company Common Stock, the Option Consideration payable in respect of the Non-Employee Company Stock Options, the RSU Consideration payable in respect of the Non-Employee Company RSUs or the amounts payable in respect of the Company Warrants, and (ii) no such investment of the Exchange Fund shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any and all interest or other amounts earned with respect to such funds shall become part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.2(a), Section 3.4(a), Section 3.4(b) or Section 3.4(e) shall be promptly returned to Parent and any and all interest or other amounts earned with respect to such funds shall be treated for all U.S. federal (and applicable state or local) income Tax purposes as earned by Parent.

(b) Exchange Procedures. As promptly as practicable (but no later than five Business Days) after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Certificates and to each holder of record of Book-Entry Shares, in each case whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.2(a), (i) a letter of transmittal, which shall be in reasonable and customary form, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent (or effective affidavits in lieu thereof in accordance with Section 3.3(f)) and which shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in surrendering the Certificates or Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto. Upon surrender to the Paying Agent of a Certificate for cancellation (or effective affidavits in lieu thereof in accordance with Section 3.3(f)), together with a duly completed and validly executed letter of transmittal, or receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, the holder of such Certificate or Book-Entry Shares shall receive in exchange therefor the Merger Consideration which the shares of Company Common Stock theretofore represented by such Certificate or book-entries entitle such holder to receive pursuant to the provisions of this Article 3 and the Certificate or Book-Entry Shares so surrendered shall then be cancelled. No interest shall be paid or shall accrue on any Merger Consideration payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article 3. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered are registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred and the Person requesting such issuance shall pay any stock transfer Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Shares or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender or exchange of Certificates and Book-Entry Shares in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates or book entries, and, after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article 3, except as otherwise provided by applicable Law.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book-Entry Shares, Non-Employee Company Stock Options or Non-Employee Company RSUs for 12 months after the Effective Time shall be delivered to Parent or one of its Affiliates, upon demand, and any holders of Certificates or Book-Entry Shares, Non-Employee Company Stock Options or Non-Employee Company RSUs who have not theretofore complied with the applicable exchange procedures contemplated by this Article 3 shall thereafter look only to Parent (subject to applicable abandoned property, escheat or similar Laws), as general creditors thereof, for payment of their claim for Merger Consideration, Option Consideration or RSU Consideration, as applicable, without any interest thereon and subject to any withholding of Taxes required by applicable Law in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 3.3(b), in respect of their Non-Employee Company Stock Options, or in respect of their Non-Employee Company RSUs, as the case may be.

(e) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or their respective Affiliates shall be liable to any Person in respect of any Merger Consideration or any cash from the Exchange Fund delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Laws. If any Certificate or Book-Entry Share shall not have been surrendered prior to the earlier of (i) two years after the Effective Time and (ii) immediately prior to the date on which the Merger Consideration payable with respect to the shares of Company Common Stock represented by such Certificate or Book-Entry Share pursuant to this Article 3 would otherwise escheat to or become the property of any Governmental Authority, then any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Paying Agent, as the case may be, may direct as indemnity against any claim that may be made against it with respect to such Certificate (which amount shall not exceed the Merger Consideration payable with respect to the shares of Company Common Stock represented by such Certificate), the Paying Agent shall, subject to such Person’s compliance with the exchange procedures set forth in Section 3.3(b) (other than the surrender of a Certificate), issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable with respect to the shares of Company Common Stock represented by such Certificate in accordance with this Article 3.

SECTION 3.4. Company Equity Awards and Warrants.

(a) Treatment of Options. Each Company Stock Option that is outstanding as of immediately prior to the Effective Time shall (i) to the extent unvested, become fully vested and exercisable effective immediately prior to, and contingent upon, the Effective Time, and (ii) at the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof or the parties, (x) if such Company Stock Option has a per share exercise price that is less than the Merger Consideration, be cancelled and, in exchange therefor, the former holder thereof shall be entitled to receive, in consideration of the cancellation of such Company Stock Option and in settlement therefor, a payment in cash (without interest and subject to any applicable withholding Taxes required by applicable Law) equal to the product of (1) the total number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (2) the excess of the Merger Consideration over the per share exercise price payable under such Company Stock Option immediately prior to the Effective Time (the “Option Consideration”), and (y) if such Company Stock Option has a per share exercise price that is equal to or greater than the Merger Consideration, be cancelled at the Effective Time without consideration payable in respect thereof.

(b) Treatment of Restricted Stock Units. Except as provided in the Company Disclosure Letter, each Company RSU that is outstanding as of immediately prior to the Effective Time shall (i) to the extent unvested, become fully vested effective immediately prior to, and contingent upon, the Effective Time, and (ii) at the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof or the parties, be cancelled and converted automatically into the right of the holder thereof to receive a payment in cash (without interest and subject to any applicable withholding Taxes required by applicable Law) equal to the product of (1) the Merger Consideration multiplied by (2) the total number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time (the “RSU Consideration”).

(c) Payment. On or prior to its first applicable payroll payment date that is no earlier than 10 days following the Closing, (i) the Surviving Corporation shall make (or cause to be made) a payment subject to withholding, if any, required by applicable Law, to each former holder of Employee Company Stock Options or Employee Company RSUs, such holder’s Option Consideration or RSU Consideration, as applicable and (ii) Parent shall deposit with the Paying Agent a cash amount for the Paying Agent to pay to each former holder of Non-Employee Company Stock Options or Non-Employee Company RSUs such holder’s Option Consideration or RSU Consideration, as applicable, in accordance with Section 3.4 and cause the Paying Agent to make such payments to such holders in accordance with the agreement to be entered into between the Paying Agent and Parent or its Affiliate.

(d) Termination of Stock Plans. As of the Effective Time, all Stock Plans and all outstanding equity and equity-based awards shall be terminated, effective as of immediately prior to the Closing and contingent upon the occurrence of the Closing, and no further shares of Company Common Stock, Company Equity Awards, equity interests or other rights with respect to shares of Company Common Stock shall be granted thereunder.

(e) Treatment of Company Warrants. During the Pre-Closing Period, the Company shall take all required actions to effect the treatment of the Company Warrants hereunder and shall use reasonable best efforts to comply with its obligations under the Company Warrants, including to deliver any notices required under the terms of any outstanding Company Warrants to the holders thereof, and the Company shall provide Parent with a reasonable opportunity to review and comment on such notices and will give reasonable and good faith consideration to any comments provided by Parent to such notices. Each Company Warrant that is outstanding immediately prior to the Effective Time will, upon the Effective Time, become exercisable by the holder thereof solely for the same Merger Consideration as such holder would have been entitled to receive following the Effective Time pursuant to Section 3.2(a) if such holder had been, immediately prior to the Effective Time, the holder of the number of shares of Company Common Stock then issuable upon exercise in full of such warrant without regard to any limitations on exercise contained therein. Following the Effective Time, no holder of any Company Warrant shall have any right hereunder or thereunder to acquire any Company Securities or any securities in the Surviving Corporation, SpinCo, Parent or any of their respective Affiliates.

(f) Impact of Permitted Sale Proceeds. In the event of a distribution of Permitted Sale Proceeds prior to the Effective Time, as soon as practicable following the distribution of Permitted Sale Proceeds to holders of Company Common Stock and prior to the Effective Time, the Company shall pay each holder of Company RSUs or Company Stock Options as of the record date used by the Company for such distribution an amount in cash from the Permitted Sale Proceeds, subject to applicable tax withholding, equal to the product of (i) the aggregate number of shares of Company Common Stock underlying the outstanding Company RSUs and Company Stock Options held by such holder as of such record date (whether vested or unvested) and (ii) the per share amount payable to holders of Company Common Stock in such distribution.

(g) Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate, including obtaining any consents, required to, prior to the Effective Time, effect the transactions described in this Section 3.4, including delivering written notice (in form reasonably approved by Parent) to each holder of a Company Equity Award of the treatment of such award pursuant to this Section 3.4.

SECTION 3.5. Employee Stock Purchase Plan. The Company, the Company Board or the applicable committee thereof, as applicable, shall take all actions necessary to terminate the Company’s 2020 Employee Stock Purchase Plan (the “ESPP”) and all outstanding rights thereunder no later than the day immediately prior to the Closing Date, contingent upon the occurrence of the Closing, and to otherwise effectuate the treatment of the ESPP as contemplated in this Section 3.5. From and after the date hereof, the Company shall (a) take all actions necessary to ensure that (i) no new participants are permitted to participate in the ESPP and that participants may not increase their payroll deductions or purchase elections from those in effect on the date hereof and (ii) except for the offering or purchase period (if any) under the ESPP that is in progress as of the date hereof (the “Final Offering Period”), no offering or purchase period shall be commenced following the date hereof and (b) to the extent required by the ESPP, provide notice to participants describing the treatment of the ESPP pursuant to this Section 3.5. The Final Offering Period shall terminate no later than fifteen (15) Business Days following the date hereof, and the Company shall cause the exercise date applicable to the Final Offering Period to accelerate and occur on such termination date with respect to any then-outstanding purchase rights. Notwithstanding anything in this Agreement to the contrary, (A) all amounts allocated to each participant’s account under the ESPP at the end of the Final Offering Period shall thereupon be used to purchase whole shares of Company Common Stock under the terms of the ESPP for such offering period, which shares of Company Common Stock shall be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 3.2(a) following the purchase of shares of Company Common Stock and (B) the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase.

SECTION 3.6. Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that, during the period between the date hereof and the Effective Time, the number of outstanding shares of Company Common Stock or securities convertible into or exchangeable or exercisable for shares of Company Common Stock shall be changed into a different number of shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, then the Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted, without duplication, to reflect such change; provided that, in any case, nothing in this Section 3.6 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement and for the avoidance of doubt, no adjustments shall be made solely as a result of the Spin-Off Distribution or any distribution of the Permitted Sale Proceeds.

SECTION 3.7. Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, Merger Sub, the Surviving Corporation, the Paying Agent, and their respective agents shall be entitled to deduct and withhold from any payment to be made to any Person pursuant to this Agreement any amount that Parent, Merger Sub, the Surviving Corporation, the Paying Agent, or their respective agents, as applicable, is required to deduct or withhold under any applicable Tax Law (including as a result of the Spin-Off Distribution or any distribution of the Permitted Sale Proceeds). Any amount so deducted shall be paid to the applicable Taxing Authority in accordance with applicable Tax Law and treated for all purposes of this Agreement as having been paid to the Person in respect of which such amount was withheld.

SECTION 3.8. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time (other than any shares to be cancelled pursuant to Section 3.2(b)) and that are held by any Person who is entitled to demand and properly demands appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL shall not be converted into the right to receive Merger Consideration and shall entitle the holder only to payment for such Appraisal Shares in accordance with and to the extent provided by Section 262 of the DGCL; provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then such Appraisal Shares shall automatically be deemed to have been converted as of the Effective Time into, and become exchangeable solely for the right to receive, Merger Consideration as provided in Section 3.2(a). The Company shall promptly provide notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct (provided that such direction may not result in a binding obligation on the part of the Company that is effective prior to the Effective Time) all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any cash deposited with the Paying Agent pursuant to Section 3.3(a) with respect to shares of Company Common Stock that become Appraisal Shares shall be returned to Parent upon demand therefor.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), which Company Disclosure Letter identifies the particular Section (or, if applicable, subsection) of this Article 4 to which such exception relates, (b) any disclosure contained in any other section (or, if applicable, subsection) of the Company Disclosure Letter to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is intended to qualify such other representation and warranty or (c) disclosure in the Company SEC Documents publicly filed after January 1, 2024, and at least three days prior to the date hereof, excluding, in each case, any exhibits or schedules to such Company SEC Documents, any information in the “Risk Factors” or “Forward-Looking Statements” sections thereof and any other statements therein that are similarly cautionary, predictive or forward-looking in nature (it being acknowledged and agreed that clause (c) shall not apply to the representations and warranties set forth in Section 4.1 (Organization) Section 4.2 (Capitalization), Section 4.3 (Authorization; No Conflict), Section 4.4 (Subsidiaries), Section 4.5 (SEC Documents), Section 4.9 (Information Supplied), Section 4.10 (Broker’s or Finder’s Fees), Section 4.13 (Opinion of Financial Advisor) and Section 4.24 (Takeover Provisions)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 4.1. Organization. The Company (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite corporate power and authority to carry on its business as now conducted, and (c) is duly qualified or licensed to do business and (where applicable) is in good standing as a foreign corporation in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent accurate and complete copies of the Company Charter Documents as in effect as of the date hereof. The Company Charter Documents are in full force and effect, and the Company is not in violation of the Company Charter Documents in any material respect.

SECTION 4.2. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 400,000,000 shares of Company Common Stock and (ii) 40,000,000 shares of preferred stock, par value $0.0001 per share. At the close of business on October 23, 2025 (the “Capitalization Date”), there were (A) 146,910,657 shares of Company Common Stock issued and outstanding, (B) no shares of preferred stock outstanding, (C) no shares of Company Common Stock held by the Company in its treasury, (D) outstanding Company Stock Options to purchase an aggregate of 13,668,203 shares of Company Common Stock, (E) 3,919,806 shares of Company Common Stock subject to or otherwise deliverable in connection with outstanding Company RSUs, (F) 6,822,737 shares of Company Common Stock issuable pursuant to the Company Warrants, (G) 5,144,614 shares of Company Common Stock reserved for issuance in respect of future awards under the Stock Plans, and (H) 1,299,919 shares of Company Common Stock reserved for issuance under the ESPP. All such issued and outstanding shares of capital stock of the Company have been, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized and validly issued, fully paid and non-assessable, and free of preemptive rights. All outstanding shares of Company Common Stock and all Company Equity Awards and Company Warrants have been issued or granted, as applicable, in compliance in all material respects with applicable Law. Section 4.2(a) of the Company Disclosure Letter sets forth an accurate and complete list as of the Capitalization Date of each outstanding Company Equity Award and Company Warrant, including, as applicable, the holder, the type of Company Equity Award, date of grant, expiration date, exercise price, vesting schedule or forfeiture conditions and number of shares of Company Common Stock subject thereto, and the Stock Plan under which the award is granted. From the close of business on the Capitalization Date to the date hereof, the Company has not issued any shares of capital stock, or any other Company Securities, except upon the exercise or settlement of the Company Equity Awards or Company Warrants, in each case outstanding as of the close of business on the Capitalization Date. Accumulated payroll deductions in respect of the Final Offering Period were $1,657,170.33 as of the close of business on the Capitalization Date.

(b) Other than the Company Common Stock, there are no outstanding bonds, debentures, notes, other indebtedness or securities of the Company having the right to vote or, other than the outstanding Company Equity Awards, Company Warrants, or purchase rights under the ESPP, that are convertible into or exchangeable or exercisable for, securities having the right to vote on any matters on which the Stockholders may vote. Except as set forth in this Section 4.2, as of the date hereof, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation (including under any stockholder rights plan or other arrangement commonly referred to as a “poison pill”) of the Company to issue, any capital stock or other voting securities, or ownership interests in, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities, or ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities of, or ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as “Company Securities”). There are no outstanding contractual obligations of the Company or of any Company Subsidiary of any kind to redeem, purchase or otherwise acquire any Company Securities other than the Company Warrants. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party relating to the voting or disposition of any Company Securities or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Company Board or any Company Subsidiary.

SECTION 4.3. Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Spin-Off Agreements and to consummate the Transactions. The execution, delivery and performance of the Company’s obligations under this Agreement and the Spin-Off Agreements and the consummation of the Transactions have been duly and validly authorized by the Company Board. No other corporate proceedings on the part of the Company or its Stockholders are necessary to authorize the consummation of the Transactions and the performance of the Company’s obligations under this Agreement and the Spin-Off Agreements, except for (i) the approval of this Agreement and the Separation and Distribution Agreement by the Requisite Company Vote, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. At a meeting duly called and held, the Company Board unanimously (A) determined that this Agreement, the Separation and Distribution Agreement and the Transactions are advisable, fair to and in the best interests of the Company and the Stockholders, (B) adopted, approved and declared advisable this Agreement, the Separation and Distribution Agreement and the Transactions in accordance with the DGCL, and approved the execution, delivery and performance by the Company of this Agreement and the Separation and Distribution Agreement and the consummation by the Company of the Transactions, (C) resolved to recommend that the Stockholders vote to approve the adoption of this Agreement and the Separation and Distribution Agreement on the terms and subject to the conditions set forth herein and in the Separation and Distribution Agreement, and (D) to the extent necessary, adopted a resolution having the effect of causing this Agreement and the Transactions not to be subject to any Takeover Provision that might otherwise apply to the Transactions, in each case on the terms and subject to the conditions of this Agreement. As of the date hereof, none of the foregoing resolutions of the Company Board have been amended, rescinded or modified. This Agreement and the Separation and Distribution Agreement have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub (in the case of this Agreement) and by Parent (in the case of the Separation and Distribution Agreement), constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and equitable principles of general applicability (the “Bankruptcy and Equity Exception”).

(b) None of the execution, delivery or performance of this Agreement or the Spin-Off Agreements by the Company, the consummation by the Company of the Transactions, or compliance by the Company with any of the provisions herein or therein will (i) result in a violation or breach of, contravene or conflict with, (x) the Company Charter Documents or (y) any Company Subsidiary Charter Documents, (ii) assuming compliance with the matters referred to in Section 4.3(c), conflict with or result in a violation or breach of any applicable Judgment or any provision of any applicable Law, (iii) assuming compliance with the matters referred to in Section 4.3(c), require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any Company Subsidiary is entitled under any provision of any Contract binding upon the Company or any Company Subsidiary or any Authorization affecting, or relating in any way to, the assets or business of the Company and the Company Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary, except in the case of each of clauses (ii), (iii) and (iv) of this Section 4.3(b), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution, delivery and performance by the Company of this Agreement and the Spin-Off Agreements and the consummation by the Company of the Transactions require no action by or in respect of, or filing by or with, any Governmental Authority, except for (i) filing the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with and filings pursuant to the HSR Act, applicable non-U.S. competition and antitrust Laws (collectively, “Antitrust Laws”) and applicable Foreign Investment Laws, if any, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other United States state or federal securities Laws, (iv) compliance with any Nasdaq rules and the listing of the shares of common stock of SpinCo on Nasdaq, and (v) actions or filings the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.4. Subsidiaries.

(a) Section 4.4 of the Company Disclosure Letter sets forth an accurate and complete list of the Company Subsidiaries, indicating for each such Subsidiary its respective jurisdiction of organization and amount and ownership of equity securities thereof issued and outstanding. Each Company Subsidiary (i) is an entity duly organized, validly existing and (where applicable) in good standing under the Laws of its jurisdiction of organization, (ii) has all requisite entity power and authority to carry on its business as now conducted, and (iii) is duly qualified or licensed to do business and (where applicable) is in good standing as a foreign corporation in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent accurate and complete copies of each of the Company Subsidiary Charter Documents as in effect on the date hereof. The Company Subsidiary Charter Documents are in full force and effect, and none of the Company Subsidiaries are in violation of the Company Subsidiary Charter Documents in any material respect.

(b) All of the outstanding capital stock or other voting securities of, or other ownership interests in, the Company Subsidiaries is owned by the Company, directly or indirectly, free and clear of any Liens or any other limitation or restriction (including on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests, but excluding any such restriction on the right to sell or otherwise dispose of such capital stock or other voting securities under applicable securities Laws). Except as set forth in Section 4.4 of the Company Disclosure Letter, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in any Company Subsidiary, (ii) securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or ownership interests in, any Company Subsidiary, (iii) warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or other obligations of the Company or any Company Subsidiary to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or ownership interests in, any Company Subsidiary or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities of, or ownership interests in, any Company Subsidiary (the items in clauses (i) through (iv) of this Section 4.4(b), collectively, “Company Subsidiary Securities”). There are no outstanding contractual obligations of the Company or of any Company Subsidiary of any kind to redeem, purchase or otherwise acquire any Company Subsidiary Securities.

(c) Except for the capital stock or other voting securities of, or ownership interests in, the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

(d) No former Subsidiary of the Company (other than the Company Subsidiaries) carried on any business, conducted any operations, held any assets or had any liabilities for which the Company or any Company Subsidiary is or would reasonably be expected to be liable.

SECTION 4.5. SEC Documents.

(a) Since January 1, 2022, the Company has filed with or furnished to the SEC all forms, reports, schedules, statements, prospectuses, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto and information incorporated by reference therein, the “Company SEC Documents”) required to be filed by the Company with or furnished by the Company to the SEC in a timely manner. As of their respective filing dates (and as of the date of any amendment or supplement thereto), (i) each Company SEC Document complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable requirements of Nasdaq, in each case, applicable to such Company SEC Documents and (ii) except to the extent that information contained in such Company SEC Documents has been revised, amended, modified, superseded (prior to the date hereof) by a later filed Company SEC Document, the Company SEC Documents when filed or furnished pursuant to the Securities Act or the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act or similar non-U.S. authority.

(b) The Company and the Company Subsidiaries have established, have maintained and maintain disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) and such disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the “principal executive officer” and “principal financial officer” (as such terms are defined in the Sarbanes-Oxley Act of 2002) of the Company to make the certifications required under the Exchange Act with respect to such reports.

(c) The Company and the Company Subsidiaries have established, have maintained and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act): (i) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP, (ii) that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiaries, (iii) that provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and the Company Subsidiaries are being made only in accordance with authorizations of the Company’s management and the Company Board, and (iv) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s or the Company Subsidiaries’ assets that could have a material effect on the financial statements.

(d) The Company is, and since January 1, 2022, has been, in compliance in all material respects with all applicable listing and corporate governance requirements of Nasdaq, and is, and since January 1, 2022, has been, in compliance in all material respects with all applicable rules, regulations and requirements of the Sarbanes-Oxley Act of 2002 and the SEC. There are no outstanding loans or other extension of credit made by the Company or any Company Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Since January 1, 2022, neither the Company nor, to the knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of (i) any material deficiencies or weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves management or other employees who have a role in internal controls or (iii) any claim or allegation regarding any of the foregoing.

(e) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off balance sheet arrangements (as defined in Item 303(a) of Regulation S-K under the Securities Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s published financial statements or other Company SEC Documents.

(f) The Company has made available to Parent accurate and complete copies of all material correspondence through the date hereof between the SEC, on the one hand, and the Company or any Company Subsidiary, on the other hand, including comment letters from the staff of the SEC relating to the Company SEC Documents containing unresolved comments and all written responses of the Company thereto. To the knowledge of the Company, as of the date hereof, no Company SEC Document is the subject of ongoing review, comment or investigation by the SEC. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Document.

SECTION 4.6. Company Financial Statements.

(a) The consolidated financial statements of the Company contained in the Company SEC Documents (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) during the periods involved and present fairly, in all material respects, the consolidated financial position and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments as permitted by GAAP and the applicable rules and regulations of the SEC).

(b) The Company and the Company Subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation, except liabilities or obligations that (i) are accrued or reserved against in the most recent Company Financial Statements included in the Company SEC Documents filed prior to the date hereof or are reflected in the notes thereto, (ii) are current liabilities incurred in the ordinary course of business consistent with past practice since the date of such Company Financial Statements and, individually and in the aggregate, are not material to the Company and the Company Subsidiaries, taken as a whole, (iii) are performance or compliance obligations under the terms of any Contract to which the Company or any Company Subsidiary is a party or by which it is bound (and do not arise from any failure by the Company or any Company Subsidiary to perform or comply with such Contract) and that has been made available to Parent or (iv) are incurred in connection with the Transactions.

SECTION 4.7. Absence of Material Adverse Effect.

(a) Since December 31, 2024, through the date hereof, there has not been or occurred any Effect, individually or in the aggregate with all other Effects, that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(b) Since December 31, 2024, through the date hereof, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred any event, condition, action or occurrence that, if taken during the period from the date hereof through the Effective Time without Parent’s consent, would constitute a breach of any of the covenants in clauses (i) through (vi), (viii), (ix), (xiii), (xv), (xvi), (xxi), (xxiv), and, solely as it relates to the foregoing, (xxix) of Section 6.1(b).

SECTION 4.8. Proceedings. There are no Proceedings, pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Company Subsidiary or any present or former officer, director or employee of the Company or any Company Subsidiary in such individual’s capacity as such, and neither the Company nor any Company Subsidiary is subject to any outstanding Judgment, in each case, that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 4.9. Information Supplied. Each of (a) the Proxy Statement, at the time of the filing thereof, at the time of any amendment of or supplement thereto, and at the time of any publication, mailing, distribution or dissemination thereof, and on the date of the Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement), and (b) the Spin-Off Registration Statement, at the time of the confidential submission or the filing thereof, at the time of any amendment of or supplement thereto, on the date it is declared effective by the SEC and at the time of any publication, mailing, distribution or dissemination thereof, (i) will comply as to form in all material respects with the requirements of the Exchange Act, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For clarity, the representations and warranties in this Section 4.9 will not apply to statements included or incorporated by reference in the Proxy Statement or the Spin-Off Registration Statement based upon information supplied to the Company by Parent or Merger Sub or any of their Representatives specifically for inclusion therein.

SECTION 4.10. Broker’s or Finder’s Fees. Except for Goldman Sachs & Co. LLC and Barclays Capital Inc., no broker, investment banker, finder, or other Person performing similar functions on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from the Company or any Company Subsidiary in connection with any of the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

SECTION 4.11. Employee Plans.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth an accurate and complete list of all Company Employee Benefit Plans that are subject to ERISA, that provide for severance, change of control, retention, termination or similar pay, compensation, bonus or benefits, or that are otherwise material (in each case prior to giving effect to the Spin-Off).

(b) With respect to each Company Employee Benefit Plan set forth in Section 4.11(a) of the Company Disclosure Letter, the Company has made available to Parent an accurate and complete copy of: (i) the most recent plan document, including all amendments thereto (or, in either case, with respect to any unwritten material Company Employee Benefit Plan, a written description of the terms thereof), and any related trusts, (ii) the current summary plan description, including any summaries of material modifications, (iii) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any, and any pending applications for a determination or opinion letter, (iv) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service with respect thereto (if any), including all schedules and attachments thereto, (v) the most recently prepared coverage and non-discrimination testing results (if any), and (vi) all material non-routine notices or other written correspondence regarding such Company Employee Benefit Plan from the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other Governmental Authority received by the Company within the last three years.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable and up-to-date determination, advisory or opinion letter from the Internal Revenue Service on which the Company is entitled to rely, and no event has occurred, and no conditions, facts, or circumstances exist, that would reasonably be expected to cause the loss of such qualification or the imposition of liability, penalty or Tax under ERISA, the Code or other applicable Law related to such qualification. All assets of the Company Employee Benefit Plans consist of cash or actively traded securities.

(d) Each Company Employee Benefit Plan has been operated, established, maintained and administered in all material respects in accordance with its terms and with all provisions of ERISA, the Code and other applicable Laws.

(e) Neither the Company nor any Company Subsidiary has engaged in any non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, and, to the knowledge of the Company, no such prohibited transaction has occurred with respect to any Company Employee Benefit Plan. No fiduciary, within the meaning of Section 3(21) of ERISA, has breached their fiduciary duty with respect to a Company Employee Benefit Plan.

(f) No Company Employee Benefit Plan is (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) any health or other welfare arrangement that is self-insured, and none of the Company, any Company Subsidiary or any ERISA Affiliate of the Company or any Company Subsidiary has in the past six years sponsored, maintained, contributed to, been required to contribute to, or had any obligations or incurred any liability under any plan described in the foregoing clauses (i) through (v) of this Section 4.11(f). No Company Employee Benefit Plan is funded by a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits.

(g) Neither the Company nor any Company Subsidiary provides, or has any liability or obligation to provide life insurance, health or medical benefits to any individual, or to the dependent of any individual, extending beyond the termination of the individual’s employment, except to the extent required by the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar provisions of state Law for which the individual pays for the full cost of coverage.

(h) Neither the execution and delivery of this Agreement or the Spin-Off Agreements nor the consummation of the Transactions, alone or in combination with any other event (such as a termination of employment), will (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former employee or other service provider of the Company or any Company Subsidiary under any Company Employee Benefit Plan, (ii) increase any benefits otherwise payable under any Company Employee Benefit Plan, (iii) except as provided in Section 3.4, result in the acceleration of the time of payment or vesting of any compensation or benefits, (iv) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code, or (v) result in the triggering or imposition of any restrictions or limitations on the rights of the Company or any Company Subsidiary to amend or terminate any Company Employee Benefit Plan. Neither the Company nor any of the Company Subsidiaries has any obligation to pay any “gross up” or other reimbursement payment for any income or other Taxes, including under Section 409A or Section 4999 of the Code.

(i) All Company Equity Awards and all other equity or equity-based awards granted under any Stock Plan have been granted in accordance with the terms of the applicable Stock Plan and have been administered in accordance with the terms of the applicable award agreement. Each Company Stock Option has an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code, and is otherwise exempt from Section 409A of the Code. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies. The Company has made available to Parent accurate and complete copies of (i) each Stock Plan, (ii) the forms of standard award agreement under the Stock Plans, and (iii) copies of any award agreements that materially deviate from such forms. The treatment of the Company Equity Awards under this Agreement and the Spin-Off Agreements does not violate the terms of the Stock Plans or any Contract governing the terms of such awards and will not cause adverse tax consequences under Section 409A of the Code.

(j) At all times, the ESPP has qualified as an “employee stock purchase plan” under Section 423 of the Code, and has been administered in accordance with its terms and all applicable Laws. All options to purchase shares under the ESPP (now outstanding or previously exercised or forfeited) have satisfied applicable Law, including the requirements of Section 423 of the Code. The treatment of the ESPP and purchase rights thereunder under this Agreement and the Spin-Off Agreements does not violate the terms of the ESPP.

(k) Each Company Employee Benefit Plan or other arrangement that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed and operated in compliance with Section 409A of the Code.

(l) No Company Employee Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States, nor is any Company Employee Benefit Plan maintained outside of the United States or for the benefit of employees, directors, consultants or other independent contractors located outside of the United States, and neither the Company nor any Company Subsidiary contributes to or has any obligation to contribute to any scheme, plan or arrangement mandated by a Governmental Authority other than the United States federal government.

(m) Other than routine claims for benefits, no Proceedings with respect to any Company Employee Benefit Plan are pending or, to the knowledge of the Company, threatened, and there are no facts that reasonably would be expected to give rise to any such Proceedings, with respect to any Company Employee Benefit Plan or the assets of a Company Employee Benefit Plan.

(n) There has been no amendment to, or written interpretation of or announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Company Employee Benefit Plan that would materially increase the expense of maintaining such Company Employee Benefit Plan above the level of expense incurred in respect thereof for the most recent fiscal year ending prior to the Closing Date.

(o) For each Company Employee Benefit Plan, all contributions, premiums and payments that have become due have been made within the time periods prescribed by the terms of such plan and applicable Law (or, to the extent not required to be made or paid on or before the date hereof, have been properly reflected on the financial statements of the Company in accordance with GAAP).

SECTION 4.12. Employment Matters.

(a) Neither the Company nor any Company Subsidiary is or has ever been a party to or otherwise bound by any collective bargaining agreement, Contract or other understanding with a labor union or labor organization, nor is any such Contract presently being negotiated, nor, to the knowledge of the Company, is there, nor has there been, a representation campaign or certification process with respect to any of the employees of the Company or any Company Subsidiary. There is no pending or, to the knowledge of the Company, threatened, labor strike, labor dispute, concerted walkout, concerted work stoppage, concerted slow-down or lockout involving the Company or any Company Subsidiary. There are no Proceedings pending or, to the knowledge of the Company, threatened, between the Company or any Company Subsidiary, on the one hand, and (i) any of their current or former employees, consultants, leased employees, temporary employees, or individual independent contractors or any other individual who provides (or formerly provided) personal services to the Company or any Company Subsidiary or (ii) any person seeking employment with the Company or any Company Subsidiary, on the other. No review, complaint or Proceeding by any Governmental Authority or employee or independent contractor or former employee or independent contractor with respect to the Company or any Company Subsidiary in relation to the employment or engagement of any employee or individual independent contractor is pending or, to the knowledge of the Company, threatened, nor has the Company or any Company Subsidiary received any notice from any Governmental Authority indicating an intention to conduct the same.

(b) The Company has made available to Parent an accurate and complete list of each officer and employee of the Company or any Company Subsidiary as of the date hereof and any prospective employee to whom the Company or any Company Subsidiary has made an offer of employment as of the date hereof, by name or, for individuals located outside the United States or who are citizens of the European Union, employee identification number, together with, as applicable, each such person’s job title, date of hire (actual or prospective), exempt classification status under the Fair Labor Standards Act, full-time or part-time status, immigration status, work location (identified by street address), annual base salary or wages, accrued vacation or other leave, annual incentive or bonus compensation target for the current calendar year (or other applicable bonus period), and whether such employee is currently on disability or other leave of absence, other than short-term absences of less than six weeks (such list, the “Employee Census”). All employees of the Company and any Company Subsidiary are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any material amounts being owed to such individual other than with respect to wages accrued before termination, unreimbursed expenses, accrued but unused vacation and other paid time off, and any amounts required to be paid to such individual pursuant to applicable Law. Section 4.12(b) of the Company Disclosure Letter contains an accurate and complete list of all SpinCo Employees who are or at any relevant time have been involved in any research and development activities as part of the RemainCo Business, other than in a de minimis manner. All employment agreements and proprietary information and inventions agreements executed by the SpinCo Employees have been made available to Parent.

(c) The Company has made available to Parent an accurate and complete list of each natural person who serves as an independent contractor, consultant, or other non-employee service provider of the Company or any Company Subsidiary who (i) is reasonably expected to receive payments in excess of $100,000 per annum, (ii) has provided services as an independent contractor in three or more calendar years, or (iii) has provided more than 1,500 hours of services in either of the past two calendar years, or is reasonably expected to provide more than 1,500 in the current calendar year (such persons, collectively, “Contractors”) as of the date hereof, together with each such person’s description of services, consulting or contracting term and consulting or contracting fee (such list, the “Contractor Census”). Each of the Company’s and the Company Subsidiaries’ relationships with any individual independent contractor, consultant, or other non-employee service provider can be terminated on not more than 30 days’ notice for any reason without any amounts being owed to such individuals, other than with respect to compensation or payments accrued before the effective time of termination.

(d) The Company and the Company Subsidiaries are, and in the past three years have been, in compliance in all material respects with all Laws governing labor and employment, including those relating to wages, hours, benefits, worker classification, labor, immigration (including with respect to Forms I-9), affirmative action, collective bargaining, discrimination, civil rights, pay equity and transparency, paid sick leave, protected leave (including family, medical and parental leave), disability rights and accommodations, safety and health, workers’ compensation, the collection and payment of withholding or Social Security Taxes and similar Taxes. Neither the Company nor any Company Subsidiary is, or in the past three years has been, a government contractor. All employees of the Company and the Company Subsidiaries are employed in the United States, and all of the terms and conditions of their employment are governed exclusively by United States Law and not the Law of any other jurisdiction.

(e) The Company has made available to Parent an accurate and complete list of each former employee whose employment with the Company, or any Company Subsidiary has been terminated within the past 12 months, together with the job title, termination date of each such former employee, and whether the termination was voluntary or involuntary. Neither the Company nor any Company Subsidiary has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar state, local or non-U.S. Law affecting any site of employment of the Company or any Company Subsidiary or one or more facilities or operating units within any site of employment or facility of the Company in the past three years, and, during the 90-day period preceding the date hereof, no employee of the Company or Company Subsidiary has suffered an “employment loss,” with respect to the Company as defined in the WARN Act.

(f) To the knowledge of the Company, no employee of the Company or any Company Subsidiary or any Contractor is a party to, or is otherwise bound by any non-competition agreement, or other restrictive covenant that in any material way prohibits, adversely affects or restricts the performance of such employee’s or such Contractor’s duties to the Company or any Company Subsidiary.

(g) The Company and the Company Subsidiaries have properly classified, pursuant to the Code and any other applicable Laws, all individual independent contractors, consultants, or other non-employee service providers used by the Company and any Company Subsidiary during the three-year period immediately preceding the date hereof. Neither the Company nor any Company Subsidiary has any “leased employees” within the meaning of Section 414(n) of the Code.

(h) In the past three years, no formal (or to the knowledge of the Company on the date hereof, informal) allegation, complaint, charge, or claim of harassment on the basis of gender, sex or race, sexual assault, sexual misconduct, gender discrimination, racial or ethnic discrimination has been made against any Person who is or was an officer, director, manager or supervisory-level employee of the Company or any Company Subsidiary (a “Misconduct Allegation”), and neither the Company nor any Company Subsidiary has entered into any settlement agreement, tolling agreement, nondisparagement agreement, confidentiality agreement or non-disclosure agreement, or any similar Contract with respect to any Misconduct Allegation.

SECTION 4.13. Opinion of Financial Advisor.

(a) The Company Board has received the opinion of Goldman Sachs & Co. LLC, to be subsequently confirmed by delivery of written opinion to the Company Board, to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, (i) the Merger Consideration to be paid to the holders of Company Common Stock pursuant to this Agreement and (ii) the shares of SpinCo common stock to be issued to the holders of Company Common Stock in the Spin-Off Distribution pursuant to the Separation and Distribution Agreement are fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates), and such opinion has not been withdrawn, revoked or modified. The Company shall provide a copy of such written opinion to Parent solely for informational purposes promptly after receipt thereof by the Company.

(b) The Company Board has received the opinion of Barclays Capital Inc., to be subsequently confirmed by delivery of written opinion to the Company Board, to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, (i) the Merger Consideration to be paid to the holders of Company Common Stock (other than the holders of Excluded Shares) pursuant to this Agreement and (ii) the shares of SpinCo common stock to be issued to the holders of Company Common Stock in the Spin-Off Distribution pursuant to the Separation and Distribution Agreement is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn, revoked or modified. The Company shall provide a copy of such written opinion to Parent solely for informational purposes promptly after receipt thereof by the Company.

SECTION 4.14. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company Tax Group have been timely filed when due (taking into account applicable extensions automatically granted). All Tax Returns filed by or with respect to the Company Tax Group are accurate and complete in all material respects. All material Taxes of the Company Tax Group that are due have been timely paid in full. The Company has made adequate provision in accordance with GAAP for all accrued Taxes of the Company Tax Group not yet due and payable, and all other Tax matters. There are no Liens on any of the assets, rights or properties of the Company Tax Group with respect to Taxes, other than Liens for Taxes not yet due and payable that arose by operation of Law or Permitted Liens. No extension or waiver of the statute of limitations with respect to the time to assess Taxes of the Company Tax Group has been granted, which grant will remain in effect after Closing or has been requested where such request is currently pending, in each case, other than pursuant to an automatically granted extension of time to file Tax Returns.

(b) No material claims or deficiencies have been asserted in writing or otherwise in connection with any audit or examination by any Taxing Authority against the Company Tax Group, and no issue has been raised with the Company Tax Group (or any of its agents) by any examination conducted by any Taxing Authority that, by application of the same principles, would reasonably be expected to result in a material proposed deficiency for any other period not so examined which deficiency (or deficiencies), in either case, is not (or are not) adequately reserved for in the most recent Company Financial Statements. Any material deficiency resulting from any audit or examination relating to Taxes of the Company Tax Group by any Taxing Authority has been paid or is being contested in good faith and in accordance with applicable Law and is adequately reserved for on the balance sheets contained in the Company Financial Statements in accordance with GAAP.

(c) There is no material audit, examination or other proceeding (including any refund litigation, deficiency, proposed adjustment or other matter in controversy) now pending or, to the knowledge of the Company, threatened, against or with respect to the Company Tax Group in respect of any amount of Taxes or any Tax Return.

(d) The Company Tax Group has not been involved in any transaction or series of transactions the main purpose, or one of the main purposes, of which was the avoidance of Tax, or any transaction that produced a loss for Tax purposes with no corresponding commercial or economic loss. The Company Tax Group is not currently, and has never been, a party to a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any similar transaction under any corresponding provision of state, local or non-U.S. Law or any “tax shelter” within the meaning of Section 6622 of the Code or any other transaction requiring disclosure under any similar provision of state, local or non-U.S. Tax Law.

(e) Neither the Company nor any Company Subsidiary has ever entered into any joint venture, partnership or other arrangement (including any collaboration agreement) that could reasonably be treated as a partnership for United States federal, state, local, or non-U.S. Tax purposes or holds interest in any Person (other than a Company Subsidiary) that are treated as equity for U.S. federal income Tax purposes.

(f) Neither the Company nor any Company Subsidiary is a party to any Tax Sharing Agreement (other than any Tax Sharing Agreement to which only the Company Tax Group is party).

(g) Since April 1, 2019, no claim has been made by any Governmental Authority in a jurisdiction in which the Company or any Company Subsidiary does not file a Tax Return to the effect that the Company or such Company Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction.

(h) Neither the Company nor any Company Subsidiary has, or has ever had, a permanent establishment, fixed place of business, or branch in any jurisdiction outside of the country under the laws of which it was formed.

(i) The Company Tax Group will not be required to include any material item of income in, or exclude any material item of deductions from, taxable income from any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made prior to Closing for a Tax period (or portion thereof) ending prior to the Closing, (ii) closing agreement as described in Section 7121 of the Code executed prior to the Closing, (iii) change in method of accounting adopted prior to the Closing, (iv) open transaction disposition entered into prior to Closing outside the ordinary course of business, (v) prepaid amount received prior to Closing outside of the ordinary course of business, (vi) application of Sections 951, 951A, 956, 965 of the Code or any related provisions applicable to “controlled foreign corporations” (within the meaning of Section 957 of the Code) under federal, state, local or any foreign Tax Law, (vii) any deferred intercompany transaction in a Tax period (or portion thereof) ending prior to the Closing or excess loss account, (viii) any transaction under which previously utilized Tax losses or credits may be recaptured (including a dual consolidated loss or an excess loss account), (ix) Section 1400Z-2(a)(1)(A) of the Code, or (x) any comparable provision of state, local or foreign Tax Law. The Company Tax Group has not made an election under Section 965(h) of the Code.

(j) As of December 31, 2024, the United States federal income Tax Returns of the Company have been examined by and settled with the IRS or have expired or otherwise have been closed by virtue of the expiration of the relevant statute of limitations for all taxable periods ending on or before December 31, 2019.

(k) The Company Tax Group has not entered into a closing agreement pursuant to Section 7121 of the Code or any material closing agreement under any similar provision of state, local or non-U.S. Tax Law since conversion to a corporation in 2019. There is no request for a private letter ruling, technical advice memorandum or similar document with respect to the Company or any Company Subsidiary now pending with the IRS. The Company has made available to Parent accurate and complete copies of all private letter rulings, technical advice memoranda, and similar documents received by the Company or any Company Subsidiary from the IRS or any other Taxing Authority since conversion to a corporation in 2019.

(l) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company and Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), by contract (other than any contract the primary purpose of which does not relate to Taxes), or as a transferee or successor.

(m) The Company and the Company Subsidiaries have duly and timely withheld, collected, paid and reported to the proper Governmental Authorities all material Taxes required to have been withheld, collected, paid or reported and complied with all information collection and record maintenance provisions in relation thereto under applicable Tax Law.

(n) Neither the Company nor any Company Subsidiary has ever (i) constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock purported to or intended to be governed by Section 355 or 361 of the Code within the past two years from the date hereof or (ii) been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) or made an election under Section 897(i)(1) of the Code.

(o) As of the Closing Date, there is no limitation on the availability or use of any carryforward of net operating loss, Tax credit or other Tax attribute as a result of the application of Sections 382 or 383 of the Code (or similar provision of state, local or non-U.S. Tax Law) other than any such limitation arising as a result of the Transactions.

(p) The Company Tax Group has possession, custody or control of all records and documentation that it is obliged to hold, preserve and retain for the purposes of any Tax and sufficient information to enable it to compute correctly the Company Tax Group’s liability for Taxes, and such records and documentation have been delivered to Parent. All agreements between or among members of the Company Tax Group have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Company Tax Group are arm’s-length prices for purposes of all applicable transfer pricing Laws, including Section 482 of the Code and any similar provision of state, local or non-U.S. applicable Law. All transactions and other dealings between the Company Tax Group and a Third Party have been (and can be demonstrated to have been) conducted on arm’s-length commercial terms.

(q) For purposes of this Agreement, the representations contained in this Section 4.14 and, to the extent referencing the Code or Taxes, Section 4.11 and Section 4.12, are the sole and exclusive representations of the Company Tax Group with respect to Taxes. All representations made pursuant to this Section 4.14 are made equally with respect to each predecessor of any member of the Company Tax Group (other than any predecessor of any member of the Company Tax Group prior to April 1, 2019) and any former Subsidiary of the Company Tax Group.

(r) As of the date immediately prior to the Closing Date, the Company Tax Group has filed all material income Tax Returns for the tax year ending December 31, 2024, required to be filed by or with respect to the Company Tax Group in a manner consistent with past practice and paid any amount of Taxes shown as due to be paid on such Tax Returns.

SECTION 4.15. Compliance.

(a) The Company and the Company Subsidiaries are, and, to the knowledge of the Company and to the extent related to the Company Platform or any Company Product, their Collaboration Partners are, and since January 1, 2022, have been, in material compliance with all Laws applicable to the Company or any Company Subsidiary or by which any of their respective properties or other assets or any of their businesses or operations are bound. Since January 1, 2022, none of the Company, any Company Subsidiary or, to the knowledge of the Company and to the extent related to the Company Platform or any Company Product, their Collaboration Partners, have received any notice or other communication from any Governmental Authority of any violation or any investigation with respect to any such Law.

(b) Each of the Company, the Company Subsidiaries, and, to the knowledge of the Company and to the extent related to the Company Platform or any Company Product, their Collaboration Partners possess all material registrations, licenses, franchises, permits, exemptions, clearances, certificates, approvals, consents and authorizations, and supplements or amendments to, the foregoing (collectively, “Authorizations”) from Governmental

Authorities, or required by Governmental Authorities to be obtained, in each case, necessary for the lawful conduct of their respective businesses as now conducted. All such Authorizations are in full force and effect, the Company and the Company Subsidiaries and, to the knowledge of the Company and to the extent related to the Company Platform or any Company Product, their Collaboration Partners are in compliance in all material respects with the terms of all Authorizations and since January 1, 2022, none of the Company, any Company Subsidiary, or, to the knowledge of the Company and to the extent related to the Company Platform or any Company Product, any of their Collaboration Partners has received notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Authorization. The consummation of the Transactions, in and of itself, will not cause the revocation, termination or cancellation of any Authorization, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.16. Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth, as of the date hereof, an accurate and complete list of all (i) Patents and Patent applications (including any abandoned, withdrawn or expired Patents or Patent applications on which priority is claimed), (ii) Trademark registrations and applications, (iii) domain name registrations and applications (both gTLDs, including traditional and new gTLDs, and ccTLDs) and social media tags, handles and identifiers (including any account therefor), and (iv) Copyright registrations and applications that, in each case, are Owned Company Intellectual Property, Exclusively Licensed Intellectual Property or Company Intellectual Property owned or purportedly owned by and licensed from SpinCo (collectively, “Company Registered IP”). For each item of Company Registered IP, Section 4.16(a) of the Company Disclosure Letter sets forth an accurate and complete list of, as applicable: (A) all jurisdictions in which such Intellectual Property is registered, issued or granted or has been applied for and, in the case of any domain names, the registrar through which such domain name has been registered, (B) all registration, issuance, grant, serial and application numbers, (C) all filing, registration, issuance and grant dates and, in the case of any domain names, next renewal date, and (D) the legal (and, if different, record) owner(s) thereof and, if co- or jointly-owned, all co- or joint-owner(s). All Company Registered IP that is registered or has been issued or granted is valid, enforceable, subsisting and in full force and effect and all Company Registered IP that is the subject of a pending application for registration, issuance or grant is valid and subsisting.

(b) (i) None of the Owned Company Intellectual Property has been or currently is the subject of any pending Proceeding, (ii) to the knowledge of the Company, none of the Non-Owned Company Intellectual Property has been or currently is the subject of any pending Proceeding, and (iii) to the knowledge of the Company, none of the Owned Company Intellectual Property and none of the material Non-Owned Company Intellectual Property, in each case, has been or currently is the subject of any threatened Proceeding (including, in each case, clauses (i) through (iii), with respect to Patents, inventorship challenges, post-grant review proceedings, inter partes review proceedings, derivation proceedings, interferences, reexaminations and pre- and post-grant oppositions and invalidity challenges, and, with respect to Trademarks, invalidity, nullity, opposition, cancellation, concurrent use, substantive office actions (e.g., third party citations, lack of distinctiveness, genericness and other substantive refusals or objections), reexamination, expungement or similar Proceeding). No Owned Company Intellectual Property and, to the knowledge of the Company, no material Non-Owned Company Intellectual Property has been or currently is the subject of any Judgment restricting the Company’s or any Company Subsidiary’s rights in, to and under such Company Intellectual Property or the validity, enforceability, use, right to use, ownership, registration, right to register, priority, duration, scope or effectiveness of any such Company Intellectual Property or triggering any additional payment obligations with respect to any such Company Intellectual Property.

(c) (i) The Company or a Company Subsidiary (A) solely and exclusively held the right to claim priority to each of the Patents within the Owned Company Intellectual Property at the respective times that the Patents were filed, (B) solely and exclusively owned each of the Patents within the Owned Company Intellectual Property at the respective times that the Patents were filed, and (C) is the sole and exclusive owner of all Owned Company Intellectual Property, (ii) all Owned Company Intellectual Property and, to the knowledge of the Company, all Exclusively Licensed Intellectual Property, is free and clear of all Liens, except for Permitted Liens and, with respect to the Exclusively Licensed Intellectual Property, the terms of the written license agreement granting to the Company or any Company Subsidiary an exclusive license to use or practice under such Exclusively Licensed Intellectual Property, and (iii) the Owned Company Intellectual Property and the Exclusively Licensed Intellectual Property constitute all of the Intellectual Property that is material and necessary to operate and conduct the RemainCo Business as such business is currently operated and conducted and as such business is currently contemplated to be operated and conducted.

(d) None of the Company, any Company Subsidiary, or to the knowledge of the Company, any Third Party licensor of Exclusively Licensed Intellectual Property, is party to any Contracts with any Third Parties that materially limit or materially restrict use of the Company Intellectual Property by the Company or any Company Subsidiary or that require any payments for such use. Neither the Company nor any Company Subsidiary has entered into any Contract granting another Person, or permitting another Person to retain, with respect to any Owned Company Intellectual Property or Exclusively Licensed Intellectual Property, the right (i) to bring any infringement, misappropriation or other enforcement actions with respect to, or otherwise to enforce, any such Company Intellectual Property, (ii) to defend any claim of infringement, misappropriation or other violation arising from the practice or other exploitation of any such Company Intellectual Property (or pursuant to which the Company or a Company Subsidiary expressly agrees to indemnify any Person against any such claim) or to defend the validity or patentability of any Patent within the Owned Company Intellectual Property or (iii) to control the prosecution of any such Company Intellectual Property.

(e) To the knowledge of the Company, there has been no unauthorized use, or infringement, misappropriation or other violation, by any Third Party of any Company Intellectual Property.

(f) The conduct of the RemainCo Business as such business has been conducted, as it currently is being conducted or as it currently is contemplated to be conducted (including with respect to the Company Platform or with respect to any Company Product, whether or not yet commercialized, that is included in the RemainCo Assets), has not, and does not presently, infringe, misappropriate or otherwise violate any Intellectual Property or other proprietary rights of any Third Party, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary has received any notice from any Third Party (including any unsolicited written offer to license such Third Party’s Intellectual Property or any request for indemnification) claiming or alleging that the conduct of the RemainCo Business as such business has been conducted, as it currently is being conducted or as it currently is contemplated to be conducted (including relating to the use or practice of any Company Intellectual Property or with respect to the Company Platform or with respect to any Company Product, whether or not yet commercialized, that is included in the RemainCo Assets) infringes, misappropriates or otherwise violates such Third Party’s Intellectual Property.

(g) All issuance, renewal, maintenance and other payments that have become due with respect to any Owned Company Intellectual Property and, to the knowledge of the Company, with respect to any Exclusively Licensed Intellectual Property, in each case, have been timely paid in full. All documents and other material required to be filed with respect to the Owned Company Intellectual Property and, to the knowledge of the Company, with respect to any Exclusively Licensed Intellectual Property, in each case, for the purposes of maintaining such Company Intellectual Property and updating the chain of title have been filed in a timely manner. Each of the Patents included in the Company Registered IP that is Owned Company Intellectual Property and, to the knowledge of the Company, that is Non-Owned Company Intellectual Property, in each case, properly identifies each inventor of the claims thereof as determined in accordance with the applicable Law of the jurisdiction in which such Patent is issued or is pending, or, in the case of abandoned Patents, was pending.

(h) The Company and the Company Subsidiaries have taken commercially reasonable measures to protect, preserve and maintain the secrecy, confidentiality and value of all Know-How and all other confidential and non-public data and other information included within the Company Intellectual Property, and to the knowledge of the Company and each Company Subsidiary, there has been no unauthorized disclosure or use of any material Know-How of the Company or any Company Subsidiary included within the Company Intellectual Property.

(i) The Company and the Company Subsidiaries have (i) caused each Person who was or is involved in the creation or development of any Intellectual Property as an employee of or independent contractor, consultant, or other non-employee service provider (each, an “IP Contractor”) to the Company or any Company Subsidiary to execute a binding and enforceable written agreement which includes provisions (including a present assignment of all right, title and interest therein and thereto) sufficient to ensure that the Company or such Company Subsidiary is the exclusive owner of any and all Intellectual Property created or developed by such Person within the scope of, or resulting from, their employment with the Company or such Company Subsidiary and, in the case of such IP Contractor, from the services such IP Contractor performs for the Company or such Company Subsidiary and (ii) caused all employees and other Persons (who are not otherwise bound by confidentiality and nondisclosure obligations to the Company by operation of law) with access to any non-public Company Intellectual Property to execute a binding and enforceable written confidentiality agreement that includes customary confidentiality terms and restrictions on use sufficient to protect the proprietary interests of the Company or such Company Subsidiary with respect to such Company Intellectual Property. No current or former employee of, or IP Contractor to, the Company or any Company Subsidiary owns any right, title, or interest in or to any Intellectual Property created or developed by such employee or IP Contractor during their employment or other engagement with the Company or such Company Subsidiary that either (A) is (or should have been) Company Intellectual Property or (B) is necessary for the conduct of the RemainCo Business as such business currently is being conducted or as it currently is contemplated to be conducted, and neither the Company nor any Company Subsidiary has received any written notice or claim to the contrary. To the knowledge of the Company, there has been no disclosure of any non-public Company Intellectual Property to any employee or other Person who has not executed a binding and enforceable written confidentiality agreement or is not otherwise bound by confidentiality and nondisclosure obligations to the Company by operation of law, as described in clause (ii) of this Section 4.16(i). To the knowledge of the Company, no employee or other Person who has executed such confidentiality agreement is in breach of, or is threatening to breach, any such written confidentiality agreement.

(j) To the knowledge of the Company, the Company and each Company Subsidiary have complied with any and all obligations pursuant to the Patent and Trademark Law Amendments Act, 35 U.S.C. §200 et seq., or other similar obligations under the Laws of any jurisdiction with respect to any Patents that are part of the Company Intellectual Property.

(k) No Owned Company Intellectual Property and, to the knowledge of the Company, no material Non-Owned Company Intellectual Property has been developed or otherwise obtained, in whole or in part, through the use of funding or other resources of any Governmental Authority or institution of higher learning.

(l) Section 4.16(l) of the Company Disclosure Letter sets forth an accurate and complete list of (i) all licenses, sublicenses, rights, interests and options granted by the Company or a Company Subsidiary to any Third Party with respect to any Intellectual Property (including coexistence agreements, prior rights agreement, rights of first or last refusal, covenants not to sue, exercise or assert, immunities from suit and rights to indemnification) (other than non-disclosure agreements and non-material and non-exclusive licenses granted by the Company or a Company Subsidiary to advertising agencies, vendors and other similar contractors, including non-material and non-exclusive licenses granted by the Company or a Company Subsidiary under material transfer agreements, clinical trial agreements, supply agreements, and manufacturing agreements, in each case, entered into in the ordinary course of business consistent with past practices), and (ii) all licenses, sublicenses, rights, interests and options granted by any Third Party to the Company or a Company Subsidiary with respect to any Intellectual Property (other than (A) licenses to generally commercially available software licensed pursuant to a standard “off-the-shelf” or “shrink wrap” or “click wrap” agreements and (B) agreements, including material transfer agreements, clinical trial agreements, supply agreements, and manufacturing agreements, to the extent, in each case, the grant of rights to use Intellectual Property thereunder are non-exclusive and incidental to and not material to performance under such agreement and such agreement is entered into in the ordinary course of business consistent with past practices), and in each case of clauses (i) and (ii) of this Section 4.16(l), other than licenses, sublicenses, rights, interest and options solely related to the SpinCo Business. Other than pursuant to a Contract set forth in Section 4.16(l) of the Company Disclosure Letter, there are no royalties, license fees, honoraria or other payment obligations of the Company or any Company Subsidiary or any of its or their Affiliates, excluding maintenance fees payable to Governmental Authority, with respect to any of the Non-Owned Company Intellectual Property.

(m) Neither the Company nor any Company Subsidiary has received any written opinions from counsel with respect to the validity, invalidity, enforceability, unenforceability, non-infringement or infringement of any Company Intellectual Property.

(n) None of (i) the execution and delivery of this Agreement, (ii) the consummation of the Transactions, or (iii) the performance by the Company or any Company Subsidiary of its obligations hereunder, in each case of clauses (i), (ii) and (iii) of this Section 4.16(n) conflicts or will conflict with, or alters or impairs or will alter or impair, any of the Company’s or any Company Subsidiary’s rights in, to and under any Company Intellectual Property or the validity, enforceability, use, right to use, ownership, registration, right to register, priority, duration, scope, or effectiveness of any Company Intellectual Property or will alter any, or trigger any additional, royalties, license fees, honoraria or other payment obligations of the Company or any Company Subsidiaries.

(o) There is no Company Registered IP or other material Company Intellectual Property that, as of the Closing, will be owned or purported to be owned (wholly or jointly with others) by, or exclusively licensed to, SpinCo, and which is necessary for the RemainCo Business as such business has been conducted, as it currently is being conducted or as it is currently contemplated to be conducted (including with respect to the Company Platform or with respect to any Company Product, whether or not yet commercialized, that is included in the RemainCo Assets), which is not subject to the licenses granted to the Company pursuant to the License Agreement. Subject to the Spin-Off and, to the extent consummated prior to the Closing, the ROFN Sale, as of the Closing, the Company and the Company Subsidiaries will (i) continue to own or have valid and enforceable rights or licenses in and to all Company Intellectual Property in the same manner as the Company and Company Subsidiaries owned or held rights in such Company Intellectual Property immediately prior to Closing, and (ii) have rights to all material Intellectual Property that, in each case, is owned by, is licensed or sublicensed to, or used or held for use by, the Company or any of its Subsidiaries relating to the RemainCo Business at any time between the date of this Agreement and the Closing as are sufficient for the Company and the Company Subsidiaries to use such material Intellectual Property to the same extent as used by the Company and the Company Subsidiaries in the RemainCo Business in the twelve-month period prior to the Closing.

(p) The statements set forth on Section 4.16(p) of the Company Disclosure Letter are true and complete.

SECTION 4.17. Data Protection.

(a) Since January 1, 2022, the Company and Company Subsidiaries have complied in all material respects with all Laws and all published rules, policies, and procedures established by the Company and Company Subsidiaries related to cyber security, privacy or data protection (collectively, “Data Protection and Information Security Requirements”), including with respect to the collection, use, disclosure, transfer, safeguarding, deletion, and other processing of Personal Data by and on behalf of the Company and Company

Subsidiaries. Since January 1, 2022, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, each of the Company and Company Subsidiaries has provided all requisite notices and obtained all required consents that are necessary for the conduct of business as currently conducted, and the Transactions will comply in all material respects with all Data Protection and Information Security Requirements.

(b) Each of the Company and the Company Subsidiaries has implemented and maintains a comprehensive written information security program and has organizational, administrative, physical and technical safeguards designed to secure any Personal Data and any IT Assets from loss, damage, and unauthorized access, acquisition, interruption, alteration, modification, use or other processing, or any other compromise of confidentiality, integrity or availability of Personal Data or the IT Assets (any such incident, a “Security Incident”). Since January 1, 2022, there have not been any Security Incidents or claims related to Security Incidents and there are no information security or other vulnerabilities that could cause a material Security Incident. To the knowledge of the Company, there are no data security, information security, or other technological vulnerabilities with respect to the IT Assets that could adversely impact their operations or cause a Security Incident.

(c) All IT Assets used by Company or any Company Subsidiary are (i) owned by the Company or any Company Subsidiary, (ii) currently in the public domain or otherwise available to the Company or the relevant Company Subsidiary without the approval or consent of any Person or (iii) licensed or otherwise used by the Company or the relevant Company Subsidiary pursuant to terms of valid, binding written agreements. The IT Assets operate and perform in a manner that permits the Company and the Company Subsidiaries to conduct their respective businesses as currently conducted in all material respects and, to the knowledge of the Company, since January 1, 2022, no Person has gained unauthorized access to the IT Assets.

(d) None of the Company, any Company Subsidiary or, to the knowledge of the Company, any Collaboration Partner or other Third Party from which the Company or any Company Subsidiary receives Personal Data is (i) a “covered entity” as that term is defined at 45 C.F.R. § 160.103, (ii) a “business associate” as that term is defined at 45 C.F.R. § 160.103, or (iii) to the knowledge of the Company, in breach of any “business associate contract,” as described in 45 C.F.R. § 164.504(e). Since January 1, 2022, neither the Company nor any Company Subsidiary is in violation of the applicable portions of the administrative simplification provisions of Health Insurance Portability and Accountability Act or the regulations contained in 45 C.F.R. Parts 160 and 164, if applicable.

(e) None of the Company, any Company Subsidiary, or, to the knowledge of the Company, any Third Party acting on behalf of the Company or any of the Company Subsidiaries, has, since January 1, 2022, received any (i) written or, to the knowledge of the Company, oral notice of an investigation into compliance with, or a complaint alleging non-compliance with, Data Protection and Information Security Requirements, (ii) written or, to the knowledge of the Company, oral claim for compensation for loss or unauthorized collection, processing or disclosure of Personal Data, or (iii) written or, to the knowledge of the Company, oral notification of an application for rectification, erasure or destruction of Personal Data that is still outstanding.

SECTION 4.18. Material Contracts.

(a) Except for this Agreement and the Separation and Distribution Agreement, Section 4.18(a) of the Company Disclosure Letter contains an accurate and complete list of the following Contracts to which the Company or any Company Subsidiary is a party or by which it is bound as of the date hereof (each such Contract, whether or not set forth in such section of the Company Disclosure Letter, together with each Contract required to be listed in Section 4.16(l) of the Company Disclosure Letter and each Contract required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), a “Material Contract”):

(i) each Contract (A) the terms of which obligate or may in the future obligate the Company or any Company Subsidiary to make any severance, termination or similar payment to any current or former employee or (B) pursuant to which the Company or any Company Subsidiary may be obligated to make any transaction, retention bonus or similar payment to any current or former employee or director;

(ii) each Contract (A) materially limiting the freedom or right of the Company or any Company Subsidiary (or, after the Effective Time, Parent or any of its Affiliates) to engage in any line of business or compete with any other Person in any geographic area, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) or exclusivity obligations, (C) granting any right of first refusal, right of first offer, right of negotiation or similar right with respect to any material assets or business of the Company or any Company Subsidiary, or (D) that requires the Company or any Company Subsidiary to purchase a minimum quantity of goods or supplies relating to any Company Product;

(iii) each Contract that provides for indemnification (or reimbursement or advancement of legal fees or expenses) of any current or former officer, director or employee of the Company or any Company Subsidiary;

(iv) each Lease under which the Company or any Company Subsidiary leases, subleases or licenses any real property (whether as lessor or lessee);

(v) each Contract not otherwise disclosed pursuant to this Section 4.18(a) requiring or otherwise expected to involve (together with all other Contracts with the counterparty thereto) the potential payment by or to the Company and the Company Subsidiaries of more than an aggregate of $2,800,000 in any 12-month period following the date hereof and that is not terminable without penalty or further payment by the Company or any Company Subsidiary on less than 90 days’ notice;

(vi) each Contract (A) for the disposition of any material assets or business of the Company or any Company Subsidiary, (B) for the acquisition, directly or indirectly, of a material portion of the assets or business of any other Person (whether by merger, sale of stock or assets or otherwise) or (C) related to any disposition or acquisition of material assets or business of the Company that contains continuing representations, covenants, indemnities or other obligations (including “earn out” or other contingent payment obligations);

(vii) each Contract for any material joint venture, partnership, strategic alliance, collaboration or similar revenue sharing or partnering arrangement;

(viii) each Contract that is material to the Company and the Company Subsidiaries, taken as a whole, and (A) that relates to the research, testing, clinical trial, development, commercialization, manufacture, marketing, importation, exportation, sale, distribution, supply or license of the Company Platform or any Company Product or (B) under which non-clinical or clinical data relating to the Company Platform or any Company Product is or may be generated;

(ix) each Contract (other than in respect of trade debt incurred in the ordinary course of business consistent with past practice) related to indebtedness for borrowed money or any guarantees of any of the foregoing or the granting of Liens (other than Permitted Liens) over the property or assets of the Company or any Company Subsidiary;

(x) each Contract under which the Company or any Company Subsidiary (A) is required to make any expenditure including a capital commitment, loan or capital expenditure, of more than an aggregate of $5,000,000 after the date of this Agreement or (B) has, directly or indirectly, made any loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any Company Subsidiary and other than investments in marketable securities in the ordinary course of business consistent with past practice);

(xi) each Contract involving (A) “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones, or (B) payment of royalties or other amounts calculated based upon sales, revenue, income or similar measure of the Company, any Company Subsidiary or any Company Product;

(xii) each Contract with a Collaboration Partner requiring the Company or any Company Subsidiary (or following Closing, Parent or any of its Affiliates) to use commercially reasonable (or similar) efforts related to research, development, regulatory approval, commercialization, sales, or marketing of any Company Product or any other product;

(xiii) each hedging, swap, derivatives or similar Contract;

(xiv) each Contract with a third-party professional employer organization;

(xv) each Contract with any Governmental Authority or any academic institution (except for clinical trial agreements, material transfer agreements and non-disclosure agreements (1) that are entered into in the ordinary course of business and (2) pursuant to which no material Intellectual Property has been or is contemplated to be generated);

(xvi) each stockholders’, investor rights, registration rights, tax receivables or similar or related Contract or any Contract relating to the exercise of any voting rights with respect to any Company Securities or Company Subsidiary Securities; and

(xvii) each Contract that involves the settlement of any past, pending or threatened Proceeding which (A) requires payment obligations after the date hereof in excess of $250,000 or (B) imposes material nonmonetary obligations or restrictions on the Company or any Company Subsidiary.

(b) Each of the Material Contracts is legal, valid, binding and in full force and effect and enforceable in accordance with its terms by the Company and any applicable Company Subsidiary party thereto, subject to the Bankruptcy and Equity Exception. Neither the Company nor any Company Subsidiary is in material breach or default under any Material Contract, nor, to the knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a material breach or default thereunder by the Company or any Company Subsidiary party thereto. To the knowledge of the Company, no other party to any Material Contract is in material breach or default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a material breach or default thereunder of such other party. Neither the Company nor any Company Subsidiary has received or given any notice of termination or cancellation under any Material Contract or received or given any notice of breach or default in any material respect under any Material Contract, which breach or default has not been cured. The Company has made available to Parent accurate and complete copies of all of the Material Contracts, together with all amendments thereto and waivers thereunder.

SECTION 4.19. Regulatory Matters.

(a) All activities of the Company, the Company Subsidiaries and, to the knowledge of the Company and to the extent relating to the Company Platform or any Company Product, their Collaboration Partners are being, and since January 1, 2022, have been, conducted in compliance in all material respects with all Health Care Laws applicable to the Company, the Company Subsidiaries, the Company Platform or any Company Product, or by which any property, business, product or other asset of the Company and the Company Subsidiaries is bound or affected. Since January 1, 2022, none of the Company or any Company Subsidiary or, to the knowledge of the Company, any of their Collaboration Partners (to the extent relating to any Company Product) has received any notice or other written communication from the FDA, or any other Governmental Authority, or any institutional review boards, privacy boards, data safety monitoring boards or ethics committees responsible for review, oversight, or approval of any clinical trial involving a Company Product or the Company Platform in any jurisdiction (a “Review Board”), alleging any violation of any applicable Law or otherwise indicating an investigation into a potential violation of any applicable Law with respect to such activities.

(b) Section 4.19(b) of the Company Disclosure Letter sets forth an accurate and complete listing of all human clinical trials, together with the dates and brief descriptions of such trials, previously or currently undertaken or sponsored by or on behalf of the Company, any Company Subsidiary, or to the knowledge of the Company, any Collaboration Partner, or any third-party investigator for whom the Company or any Company Subsidiary provides material or financial support for any such clinical trial, in each case, with respect to any Company Product. To the knowledge of the Company, accurate and complete copies of all material data, material reports and other material documentation with respect to such non-clinical and clinical trials have been made available to Parent.

(c) All non-clinical studies conducted by or on behalf of the Company and the Company Subsidiaries (i) have been and are being conducted, as applicable, in compliance with all requirements of the Animal Welfare Act, the United States Department of Agriculture’s implementing regulations, and the Guide for the Care and Use of Laboratory Animals, if applicable, and with all requirements of 21 C.F.R. Part 58, (ii) which constitute in vivo activities have been approved by an external ethical review or animal welfare body, to the extent required by applicable Laws, and have been conducted with purpose bred animals (i.e., not wild caught), and (iii) have employed the procedures and controls required under Good Laboratory Practices if applicable. None of the Company or any Company Subsidiary or, to the knowledge of the Company, any Collaboration Partner has received any notice or other communication from a Governmental Authority or a Review Board requiring the termination or suspension or material modification of any non-clinical study with respect to any Company Product or otherwise involving the use of the Company Platform.

(d) All human clinical trials with respect to any Company Product conducted by or on behalf of the Company, any Company Subsidiary or, to the knowledge of the Company, any Collaboration Partner (i) have been, and are being, conducted in material compliance with all applicable Health Care Laws, including by filing annual and periodic reports, amendments and safety reports for the Company Products required to be made to any Regulatory Authority, and (ii) have been properly registered in compliance with all applicable Laws and the results of all such clinical trials have been disclosed in accordance with such Laws, in each case, including 42 C.F.R. Part 11, to the extent applicable. None of the Company or any Company Subsidiary, or, to the knowledge of the Company, any Collaboration Partner, has received any notice that the FDA, any Review Board, or any domestic or non-U.S. Governmental Authority, has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial sponsored by or on behalf of the Company or any Company Subsidiary, any action to suspend or terminate any Investigational New Drug application in the United States or other non-U.S. equivalent documents (each, an “IND”) sponsored by or on behalf of the Company or any Company Subsidiary or otherwise restrict the clinical study of any Company Product.

(e) None of the Company, any Company Subsidiary or any of their respective officers or employees, and to the knowledge of the Company, none of their respective Collaboration Partners, representatives or agents (in each case, acting in the capacity of a representative or agent of the Company or any Company Subsidiary), has engaged in any conduct that is not compliant in any material respect with applicable Health Care Laws relating to the integrity of data generated or used in any clinical trials or other studies related to the development, use, handling, safety, efficacy, quality, reliability or manufacturing of any Company Product or the Company Platform. Since January 1, 2022, none of the Company, any Company Subsidiary, any officer, director, employee or contractor of the Company or any Company Subsidiary or, to the knowledge of the Company, any Collaboration Partner or agent of the Company or any of the Company Subsidiaries has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to the FDA or any similar Regulatory Authority.

(f) All development and manufacture of the Company Products, including any components thereof and any clinical supplies used in any clinical trials, by or on behalf of the Company of the Company Subsidiaries has been conducted in compliance in all material respects with the applicable specifications and requirements of Good Manufacturing Practices and Health Care Laws. None of the Company, any of the Company Subsidiaries or any of their respective officers or employees, and to the knowledge of the Company, none of their respective Collaboration Partners, representatives or agents acting on behalf of the Company or any of the Company Subsidiaries has, with respect to any Company Product, (i) been subject to a Regulatory Authority shutdown or import or export prohibition or (ii) received any Form FDA 483, or other Regulatory Authority written notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make any material change to any Company Product or any of the Company’s or the Company Subsidiaries’ processes or procedures. The Company and the Company Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure the integrity of data generated in manufacturing all Company Products and reasonably designed to encourage employees to report any compliance issues related thereto.

(g) The Company has no knowledge of (i) any adverse event or adverse finding in non-clinical or clinical testing that should have been reported but was not yet reported to any applicable Regulatory Authority or Review Board with respect to the safety, efficacy or quality of any Company Product, (ii) as of the date of this Agreement, any adverse event or adverse finding occurring in any ongoing clinical trial where the investigator or any Review Board or Regulatory Authority has prior to the execution of this Agreement requested or recommended verbally or in writing, as a result of such event or finding, a change, modification or cessation of such clinical trial, or (iii) any scientific or technical fact or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the scientific, therapeutic or commercial viability of the Company Platform or any Company Product in light of the particular stage of development of such Company Product and taking into account all relevant facts and circumstances at the time such facts or circumstances arose, including medical and clinical considerations, the regulatory environment and competitive market conditions.

(h) The Company has made available to Parent accurate and complete copies of: (i) all Authorizations from the FDA and all material Authorizations from any other applicable Regulatory Authority held by the Company or any of the Company Subsidiaries related to any Company Product, (ii) all material written submissions made to and material written regulatory communications with the FDA or any other applicable Regulatory Authority related to any Company Product after the date on which the Company designated such Company Product as a clinical candidate (the “Candidate Date”) that are in the Company’s or any of the Company Subsidiaries’ possession or control as of the date hereof and (iii) all reports, results, data and information obtained, developed, or prepared after the Candidate Date in the Company’s or any of the Company Subsidiaries’ possession or control as of the date hereof relating to the safety, quality, or efficacy of the Company Platform or any of the Company Products, including all final reports prepared under 21 C.F.R. 58.185, all information collected pursuant to 21 C.F.R. Part 58 and all adverse event (as such term is defined or described in 21 C.F.R. 312.32) and other safety and quality information. For purposes of this Section 4.19(h) and Section 6.7(b), “control” shall mean the legal, contractual or other right to access, including access to the information and materials of Collaboration Partners.

(i) None of the Company or any Company Subsidiary or, to the knowledge of the Company, any Collaboration Partner, is currently marketing, distributing, selling or otherwise commercializing, or has ever marketed, distributed, sold or otherwise commercialized, the Company Platform or any Company Product, whether in or outside the United States.

(j) Neither the Company nor any Company Subsidiary is a party to or has any ongoing reporting obligations under any corporate integrity agreement, monitoring agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Authority and, to the knowledge of the Company, no such agreement, decree or order is currently contemplated, proposed or pending. To the knowledge of the Company, no Collaboration Partner is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Authority to which the Company Platform or any Company Product is subject. None of the Company, any Company Subsidiary, or, to the knowledge of the Company, any of their respective Representatives (acting in such capacity) are subject to any investigation by any Governmental Authority or enforcement, regulatory or administrative proceeding relating to or arising under any Health Care Law and, to the knowledge of the Company, no such investigation or enforcement, regulatory or administrative proceeding has been threatened.

(k) None of the Company, any Company Subsidiary, any officer, director, managing employee of the Company or any Company Subsidiary or, to the knowledge of the Company and to the extent relating to the Company Platform or any Company Product, any Collaboration Partner: (i) has been placed under or otherwise made subject to, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for, the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any comparable non-U.S. Governmental Authority to invoke a similar policy, (ii) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under Medicare, Medicaid, TRICARE or any similar government health care program (collectively, “Federal Health Care Programs”), (iii) has been subject to, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in, debarment, exclusion, or suspension from participation in any Federal Health Care Program, or otherwise under 21 U.S.C. Section 335a or any similar Law, (iv) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act, codified at Title 42, Chapter 7, of the United States Code, (v) is currently listed on the United States General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs or the List of Excluded Individuals/Entities published by the Department of Health and Human Services Office of Inspector General, or (vi) to the knowledge of the Company, is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense.

(l) To the Company’s knowledge, neither the Company nor any of its Affiliates has been involved in any “covered data transactions” subject to the U.S. Bulk Data Final Rule that violate the U.S. Bulk Data Final Rule since the effective date of such rule on April 8, 2025.

SECTION 4.20. Real Property.

(a) Neither the Company nor any Company Subsidiary owns any real property or interests therein, nor has the Company or any Company Subsidiary ever owned any real property or interests therein. Neither the Company nor any Company Subsidiary is a party to an option, or any other agreement, to purchase any real property or interests therein.

(b) Each lease, sublease, license or any other instrument (each, a “Lease”) under which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, “Leased Real Property”), or under which it has assigned such a lease, sublease or license, is valid and binding on the Company and each other party thereto and is in full force and effect. No event has occurred or circumstance exists that, with notice or lapse of time or both, would permit the termination, modification or acceleration of rent under such Lease. The Company and any Company Subsidiary has a good and valid leasehold interest in each Leased Real Property free and clear of all Liens except Permitted Liens. To the knowledge of the Company, the Leased Real Property and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under any applicable building, zoning, subdivision or similar Law applicable to the Leased Real Property, or under the applicable Lease or any restrictive covenant affecting the Leased Real Property. Neither the Company nor any Company Subsidiary has received any notice of any pending or threatened condemnation Proceeding with respect to any Leased Real Property, and no portion of the Leased Real Property has been damaged or destroyed by fire or other casualty, which damage remains unrepaired. No Person leases, subleases, licenses or otherwise has the right to use or occupy any of the Leased Real Property other than, as applicable, the Company or relevant Company Subsidiary and no Person, other than the Company or a Company Subsidiary, is in possession of any Leased Real Property.

(c) The Company has made available to Parent an accurate and complete copy of the Lease, dated as of May 20, 2021, between 3020-3030 Callan Road Owner, L.L.C. (as-successor-in-interest to HCP Callan Road, LLC) and Turning Point Therapeutics, Inc., as amended by the First Amendment to Lease, dated as of August 31, 2021, the other First Amendment to Lease, dated as of September 16, 2022, the Second Amendment to Lease, dated as of August 2, 2023, and the Fourth Amendment to Lease, dated as of April 29, 2024, with respect to the premises located at 3020/3030 Callan Road, San Diego, CA 92121 (collectively, the “Callan Road Master Lease” and such premises, the “Callan Road Facility”), together with all amendments thereto and waivers thereunder.

(d) The Callan Road Master Lease is legal, valid, binding and in full force and effect and enforceable in accordance with its terms by any party thereto. To the knowledge of the Company, no party to the Callan Road Master Lease is in material breach or default thereunder, nor does any condition exist that, with notice or lapse of time or both, would constitute a breach or default thereunder of such other party. To the knowledge of the Company, no party to the Callan Road Master Lease has received or given any notice of termination or cancellation under the Callan Road Master Lease or received or given any notice of breach or default in any material respect under Callan Road Master Lease, which breach or default has not been cured. To the knowledge of the Company, the Callan Road Master Lease is the only agreement between the parties thereto related to the Callan Road Facility.

(e) The Company has made available to Parent accurate and complete copies of all material and current plans, designs and budgets for the construction being undertaken by or on behalf of the Company at the Callan Road Facility, which materials include the current expected completion date and amount of the Company’s tenant improvement allowance for the Callan Road Facility that has been spent.

SECTION 4.21. Environmental Matters.

(a) Except as has not had, or would reasonably be to not have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and the Company Subsidiaries are, and since January 1, 2018, have been, in compliance with all applicable Environmental Laws. There are no pending or, to the knowledge of the Company, threatened, Proceedings, Judgments, requests for information, or notices relating to the Company or any Company Subsidiary or any property currently or formerly leased, operated or used by the Company or any Company Subsidiary, related to or arising under any Environmental Law.

(ii) There has been no Release by the Company or any Company Subsidiary, or for which the Company or any Company Subsidiary would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance into the environment. Neither the Company nor any Company Subsidiary has generated, treated, stored, disposed of, arranged for, transported, Released, or otherwise handled any Hazardous Substances in a manner that might give rise to any liability under any Environmental Laws.

(iii) Neither the Company nor any Company Subsidiary has received any written notice of, entered into, assumed (by contract or operation of Law or otherwise), undertaken or otherwise become subject to any liability of another Person relating to Environmental Laws.

(b) The Company has made available to Parent all Phase I and Phase II environmental site assessments and other material environmental, occupational health and safety, or industrial hygiene records and assessments, including all reports, analyses or modelling of risk of accidental or catastrophic releases of any Hazardous Substances required under Environmental Laws, environmental remedial and investigation reports, brownfields agreements, environmental sampling reports, environmental compliance audits, assessments, and environmental permits, that are in the possession or custody of the Company or any Company Subsidiary, or under their reasonable control.

SECTION 4.22. Insurance. There is no material claim by the Company or any Company Subsidiary pending under any of the material insurance policies of the Company and the Company Subsidiaries that are currently in effect (other than in connection with any Company Employee Benefit Plan) (the “Insurance Policies”) or under policies that were previously in effect.

All Insurance Policies are in full force and effect. Neither the Company nor any Company Subsidiary is in breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would reasonably be expected to constitute such a breach or default under, or permit rescission or termination of, any of such Insurance Policies. No notice of rescission, cancellation, termination, nonrenewal or material modification has been received with respect to any such Insurance Policy, except for customary notices of cancellation in advance of scheduled expiration.

SECTION 4.23. Affiliate Transactions. No (i) present or former officer or director of the Company or any Company Subsidiary, (ii) beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of five percent or more of the shares of Company Common Stock or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company, any Company Subsidiary or any of their respective properties or assets or has any interest in any property owned by the Company or any Company Subsidiary or has engaged in any transaction with any of the foregoing since January 1, 2022.

SECTION 4.24. Takeover Provisions. Assuming the accuracy of Parent’s and Merger Sub’s representation and warranty set forth in Section 5.7, the Company Board has taken and will take all actions so that the restrictions (whether procedural, voting, approval, fairness or otherwise) applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Provisions are, and will be, inapplicable to the execution, delivery and performance of this Agreement, and the timely consummation of the Merger and any other Transaction and will not restrict, impair or delay the ability of Parent or Merger Sub to vote or otherwise exercise all rights as a Stockholder. No “fair price,” “moratorium,” “control share acquisition” or other similar Takeover Provisions or any anti-takeover provision in the Company Charter Documents is, or at the Effective Time will be, applicable to the Company Securities, the Merger or the other Transactions.

SECTION 4.25. Assets.

(a) The Company or a Company Subsidiary has good and marketable title to, or good and valid leasehold interests in, all of the tangible assets reflected as owned, leased or used by it on the most recent consolidated balance sheet of the Company contained in the Company SEC Documents filed prior to the date hereof (except for properties or assets that have been sold or disposed of in the ordinary course of business consistent with past practice since the date of such balance sheet or as part of the Spin-Off or the ROFN Sale) free and clear of any Liens, except for Permitted Liens.

(b) At the Effective Time, the Company or another member of the RemainCo Group will have good and marketable title to, or good and valid leasehold interests in, all RemainCo Assets free and clear of any Liens, except for Permitted Liens.

(c) Other than with respect to Intellectual Property, upon the receipt by the Company of the services, benefits and licenses to be provided to the Company under the Spin-Off Agreements, the Company shall have, directly or indirectly, immediately following the Closing, the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, material to the conduct of the RemainCo Business of the Company and the Company Subsidiaries as such business has been conducted, as it currently is being conducted or as it is currently contemplated to be conducted by the Company immediately prior to Closing, and such assets, properties and rights shall be adequate for the continued conduct of such business after the Effective Time in the same manner as conducted by the Company immediately prior to the Effective Time in all material respects.

SECTION 4.26. Books and Records. Since January 1, 2022, the books and records of the Company and the Company Subsidiaries have been maintained in accordance with GAAP (to the extent applicable) and any other applicable Law and accounting requirements, in each case, in all material respects, and reflect only actual transactions.

SECTION 4.27. Anti-Corruption Compliance. None of the Company, any Company Subsidiary, any officer, director or employee of the Company or any Company Subsidiary or, to the knowledge of the Company, any other Representative acting at the direction of or on behalf of the Company or any Company Subsidiary, in the past six years, directly or indirectly, has (a) violated or is violating in any respect any Anti-Corruption Laws applicable to the Company or any Company Subsidiary; (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses or renumerations relating to foreign or domestic political activity; (c) made, offered, authorized, facilitated or promised any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any (i) any Representative of any Governmental Authority, (ii) any Representative of any commercial enterprise that is owned or controlled by a Governmental Authority, including any state-owned or controlled medical facility, (iii) any Representative of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank, (iv) any Person acting in an official capacity for any Governmental Authority, enterprise, or organization identified above, (v) any political party, party official or candidate for political office (each of clauses (i) through (v) of this Section 4.27, a “Government Official”), (vi) any health care professional, or (vii) any other Person for the purpose of securing an unlawful advantage, inducing the recipient to violate an official or lawful duty or a duty to the recipient’s employer, reward the recipient for an unlawful advantage already given, or for any other improper purpose; (d) requested, agreed to receive, or accepted a payment, gift or hospitality from a Person if it is known or suspected that it is offered with the expectation that it will obtain a business advantage for them; or (e) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties. Neither the Company nor any Company Subsidiary is, or in the past six years has been, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit by any party, in connection with alleged or possible violations of any Anti-Corruption Laws, or has received written notice from, or made a voluntary disclosure to, the U.S. Department of Justice, the SEC, the UK Serious Fraud Office, or any other Governmental Authority regarding alleged or possible violations of any Anti-Corruption Laws. The Company maintains internal controls that are reasonably tailored to the size, complexity, operations, business lines, geographic footprint, and business model of the Company and the Company Subsidiaries, and which are reasonably designed to ensure compliance with the applicable Anti-Corruption Laws.

SECTION 4.28. Trade Controls. Since April 24, 2019, none of the Company, any Company Subsidiary, any officer, director or employee of the Company or, to the knowledge of the Company, any other Representative acting at the direction of or on behalf of the Company or any Company Subsidiary, (i) has violated any applicable Trade Controls Laws, (ii) is listed on any list of sanctioned persons administered or enforced by the United States, the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom, or is owned or controlled by, or acting on behalf of, any such Person, (iii) is located, organized or resident in a country or region that is subject to comprehensive sanctions (which as of the date hereof are Cuba, Iran, North Korea, and the Crimea and separatist-controlled portions of the Donetsk and Luhansk regions of Ukraine), (iv) is otherwise targeted under any economic or financial sanctions, trade or export controls imposed, administered, or enforced by the United States, the United Kingdom, the European Union or any of its member states, or any other applicable sanctions authority with jurisdiction over the Company (collectively, “Sanctions”); or (v) is engaged in any dealings with any Person or country subject to Sanctions. There is no pending or, to the knowledge of the Company, threatened, investigation, inquiry, enforcement action, claim, complaint, voluntary or directed disclosure, administrative subpoena, or proceeding against the Company, any Company Subsidiary, or against any of the Company’s officers, directors or employees, related to any violation or potential violation of any Trade Controls Laws.

SECTION 4.29. National Security.

(a) Neither the Company nor any Company Subsidiary produces, designs, tests, manufactures, fabricates or develops one or more critical technologies, as defined at 31 C.F.R. § 800.215, that would require a U.S. regulatory authorization, as defined at 31 C.F.R. § 800.254, to Parent’s principal place of business as defined at 31 C.F.R. § 800.239. The foregoing representations and warranties in this Section 4.29(a) relate to the Laws referenced herein solely as in effect as of the date of this Agreement.

(b) The Company (i) does not perform the functions set forth in column 2 of Appendix A to 31 C.F.R. part 800 with respect to covered investment critical infrastructure, as defined at 31 C.F.R. § 800.212, (ii) does not maintain or collect, directly or indirectly, U.S. citizens’ sensitive personal data, as defined at 31 C.F.R. § 800.241 and (iii) is not a covered foreign person within the meaning of 31 C.F.R. § 850.209. The foregoing representations and warranties in this Section 4.29(b) relate to the Laws referenced herein solely as in effect as of the date of this Agreement.

SECTION 4.30. Solvency. As of immediately after giving effect to the Transactions (including the payment of all fees and expenses in connection therewith), SpinCo will be Solvent.

SECTION 4.31. SpinCo Activities. SpinCo is a newly formed wholly owned Subsidiary of the Company, has not engaged in any business or conducted any operations and has no, and prior to the Spin-Off will have no, assets, liabilities or obligations of any nature other than as required in connection with the Transactions and as incidental to its organization and existence.

SECTION 4.32. No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or the Company Subsidiaries, or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated by this Agreement, and the Company hereby disclaims any such other representations and warranties.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 5.1. Organization. Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and (where applicable) in good standing under the Laws of its jurisdiction of incorporation and (b) has all requisite corporate power and authority to carry on its business as now conducted.

SECTION 5.2. Merger Sub. Merger Sub is a wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than activities incident to Merger Sub’s formation, the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

SECTION 5.3. Authorization; No Conflict.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its respective terms, subject in each case to the Bankruptcy and Equity Exception.

(b) None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, or compliance by Parent or Merger Sub with any of the provisions herein will (i) result in a violation or breach of, contravene or conflict with the certificate of incorporation or bylaws, or similar organizational documents, of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.3(c), conflict with or result in a violation or breach of any applicable Judgment or any provision of any applicable Law, (iii) assuming compliance with the matters referred to in Section 5.3(c), require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default or termination under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Sub is entitled under any provision of any Contract binding upon Parent or Merger Sub or any Authorization affecting, or relating in any way to, the assets or the business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no action by or in respect of, or filing by or with, any Governmental Authority, except for (i) filing the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with and filings pursuant to Antitrust Laws and Foreign Investment Laws, if any, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other United States state or federal securities Laws, (iv) compliance with any Nasdaq or New York Stock Exchange rules and (v) actions, approvals or filings the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.4. Information Supplied. None of the information with respect to Parent or Merger Sub supplied or to be supplied in writing by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will, at the time of the filing of, or at the time of any amendment of or supplement to, or at the time of any publication, mailing, distribution or dissemination of, the Proxy Statement, or on the date of the Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information with respect to Parent or Merger Sub supplied or to be supplied in writing by or on behalf of Parent or Merger Sub for inclusion in the Spin-Off Registration Statement will, at the time of the confidential submission or the filing thereof, at the time of any amendment of or supplement thereto, on the date it is declared effective by the SEC, and at the time of any publication, mailing, distribution or dissemination thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 5.5. Sufficient Funds. Parent has access to, and will cause Merger Sub to have, at the Effective Time and at the Closing, the funds necessary to consummate the Merger and the other Transactions, including payment of the aggregate Merger Consideration on the Closing Date, and to pay all related fees and expenses required to be paid by Parent and Merger Sub under this Agreement.

SECTION 5.6. Proceedings. There is no Proceeding pending or, to the knowledge of Parent, threatened, against Parent or any of its controlled Affiliates that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its controlled Affiliates is subject to any Judgment that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.7. Ownership of Company Common Stock. Neither Parent nor any of its Affiliates directly or indirectly owns, and at all times for the past three years, neither Parent nor any of its Affiliates has owned, beneficially or otherwise, any shares of Company Common Stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of Company Common Stock.

SECTION 5.8. Broker’s or Finder’s Fees. No agent, broker, investment banker, finder, or other Person acting on behalf of Parent or any of its Affiliates or under Parent’s or any of its Affiliates’ authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses in connection with any of the transactions contemplated by this Agreement except for Persons, if any, whose fees and expenses shall be paid by Parent.

SECTION 5.9. No Other Representations or Warranties. Except for the representations and warranties made by Parent and Merger Sub in this Agreement, none of Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub, their respective Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated by this Agreement, and each of Parent and Merger Sub hereby disclaims any such other representations and warranties.

ARTICLE 6

COVENANTS

SECTION 6.1. Conduct of the Company.

(a) During the Pre-Closing Period, subject to the Spin-Off Carveout and except (i) as set forth in Section 6.1 of the Company Disclosure Letter, (ii) as expressly required by this Agreement or the Separation and Distribution Agreement, (iii) as required to effect the ROFN Sale in accordance with Section 2.7, (iv) for a distribution of Permitted Sale Proceeds to holders of Company Common Stock (less the amount of Permitted Sales Proceeds paid to holders of Company Equity Awards pursuant to Section 3.4(f)), (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), or (vi) as required by applicable Law, the Company shall, and shall cause the Company Subsidiaries to, (1) conduct their respective businesses, including the RemainCo Business, in the ordinary course of business consistent with past practice in all material respects, and (2) use reasonable best efforts to preserve intact their material assets, maintain their material Authorizations, keep available the services of their respective directors, officers, key employees and key Contractors, and maintain and preserve their present material business relationships with Collaboration Partners, suppliers and other Persons having material business relationships with the Company or any Company Subsidiary.

(b) Notwithstanding Section 6.1(a), subject to the Spin-Off Carveout and except as set forth in Section 6.1(b) of the Company Disclosure Letter or as expressly required by this Agreement, by the Separation and Distribution Agreement or by applicable Law, or as required to effect the ROFN Sale in accordance with Section 2.7, the Company shall not, and shall not permit the Company Subsidiaries to, during the Pre-Closing Period, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed, except in the case of clause (vii) (but solely with respect to Company Subsidiary Securities) or clause (iii) of this Section 6.1(b), for which consent shall be in Parent’s sole discretion):

(i) sell, pledge, dispose of, assign, lease, license, sublicense, dedicate to the public, or otherwise transfer, abandon or permit to lapse, or create or incur any Lien (other than Permitted Liens) on, any of the Company’s or the Company Subsidiaries’ material assets (including any Company Intellectual Property, all of which are material assets), securities, properties, interests, businesses or Authorizations, other than (A) (except in the case of any Company Intellectual Property) sales of obsolete equipment in the ordinary course of business consistent with past practice, or (B) non-exclusive grants of rights to use Company Intellectual Property that are incidental to and not material to performance under the applicable agreement, which agreement is entered into in the ordinary course of business consistent with past practice, such as a material transfer agreement, clinical trial agreement, supply agreement or manufacturing agreement to the extent the grant of rights to use Company Intellectual Property in such agreements is non-exclusive and incidental to and not material to performance thereunder;

(ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business consistent with past practice;

(iii) merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries (other than the Merger) or form any Subsidiary;

(iv) adopt or implement any stockholder rights plan or similar arrangement or enter into any agreement with respect to the voting or registration of any Company Securities or Company Subsidiary Securities;

(v) amend, waive, rescind or otherwise modify the Company Charter Documents or the Company Subsidiary Charter Documents;

(vi) (A) split, combine or reclassify any shares of its capital stock, (B) establish a record date for, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends payable by any Company Subsidiary to the Company or to any other Company Subsidiary, the Spin-Off Distribution or the distribution of the Permitted Sale Proceeds to holders of Company Common Stock (less the amount of Permitted Sale Proceeds paid to holders of Company Equity Awards pursuant to Section 3.4(f)) or (C) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any Company Securities or any Company Subsidiary Securities, except, in the case of this clause (C), (1) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order for such holders to pay the exercise price of Company Stock Options outstanding as of the date hereof, (2) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to Company Equity Awards outstanding as of the date hereof, (3) the acquisition by the Company of shares of Company Common Stock or Company Equity Awards in connection with the forfeiture of such shares or awards, and (4) the exercise, cancellation or conversion of Company Warrants, in each case, in accordance with their terms as of the date hereof;

(vii) (A) issue, sell, grant, or authorize the issuance, sale or grant of, any Company Securities or Company Subsidiary Securities, other than in the Spin-Off Distribution or the issuance of (1) any shares of Company Common Stock upon the exercise of Company Stock Options, Company Warrants or purchase rights under the ESPP or upon the settlement of vested Company RSUs, in each case, that are outstanding on the date hereof (or, in the case of the ESPP, made pursuant to elections in effect on the date hereof) in accordance with their terms on the date hereof and (2) any Company Subsidiary Securities to the Company or (B) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(viii) create, incur, assume or otherwise become liable (whether directly, contingently or otherwise) with respect to any indebtedness for borrowed money or guarantees thereof, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiary;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person, or re-invest any funds or monies in any assets or securities with a credit rating lower than those assets or securities into which such funds or monies are invested as of the date hereof, other than (A) advances to its employees and consultants in the ordinary course of business consistent with past practice and (B) advances of expenses as required under the Company Charter Documents, the Company Subsidiary Charter Documents or any Contract made available to Parent;

(x) except as required by the terms of any Company Employee Benefit Plan as in effect on the date hereof and listed in Section 4.11(a) of the Company Disclosure Letter, (A) with respect to any current or former director, officer, employee or individual independent contractor of the Company or any Company Subsidiary, (1) grant or increase any severance, change of control, retention, termination or similar pay, compensation, bonus or benefits, or amend any existing arrangement relating thereto, (2) enter into any employment, consulting, severance, retention, change in control, termination, retirement, deferred compensation or other similar agreement (or amend or terminate any such existing agreement), (3) pay any compensation or benefit not provided for under the terms of any Company Employee Benefit Plan as of the date hereof or (4) grant any promotion, other than to fill a vacated role; (B) establish, adopt or amend any Company Employee Benefit Plan, including any collective bargaining agreement, or terminate any Company Employee

Benefit Plan; (C) recognize any union, works council or similar employee representative with respect to any such individual; (D) enter into any trust, annuity or insurance Contract or similar agreement or take any other action to fund or otherwise secure the payment of any compensation or benefit; (E) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to, gross up or indemnify, or otherwise reimburse any current or former service provider for any Tax incurred by such service provider, including under Section 409A or Section 4999 of the Code; or (F) hire or engage the services of any individual as a director, officer, employee or individual independent contractor, other than in the ordinary course of business consistent with past practice for employees or Contractors (x) who are not in commercial or marketing roles and (y) who are below the level of Vice President or whose annual base compensation is less than $200,000 per year, or terminate the service of any such Person other than for cause;

(xi) commence any offering or offering period under the ESPP;

(xii) grant, amend or modify, or exercise any discretionary authority to accelerate the vesting of, any Company Equity Awards under any Stock Plan;

(xiii) (A) forgive any loans to directors, officers, employees or any of their respective Affiliates or (B) enter into any transactions or Contracts with any Affiliates or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(xiv) (A) waive, release, pay, discharge or satisfy any material liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with the terms thereof; (B) accelerate or delay collection in any material respect of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice; or (C) delay or accelerate in any material respect payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(xv) make any material change in the Company’s methods of accounting, except as required by GAAP, Regulation S-X of the Exchange Act or applicable rules and regulations of the SEC;

(xvi) (A) make any material Tax election unless consistent with prior practice in filing Tax Returns, (B) change or rescind any material Tax election, (C) change any annual Tax accounting period, adopt or change any material method of Tax accounting, (D) amend any material Tax Returns, (E) extend the statute of limitations with respect to any material Tax Return (other than an extension for the filing of a Tax Return that is automatically granted), (F) enter into any closing agreement with any Taxing Authority with respect to a material Tax, (G) settle or compromise any material Tax claim, audit or assessment, or (H) surrender any right to claim a material Tax refund;

(xvii) write up, write down or write off the book value of any assets, in the aggregate, except in accordance with GAAP consistently applied;

(xviii) compromise, settle, or offer or propose to settle, any Proceeding, except with respect to matters that (A) involve the payment of monetary damages not in excess of $500,000 per Proceeding (assuming the payment in full of all future fixed or contingent payments) or $1,000,000 in the aggregate for all such Proceedings, and (B) do not (1) include any other obligation to be performed by, or limitation upon, the Company or any Company Subsidiary, Parent, Merger Sub or their Affiliates that is, individually or in the aggregate, material to the Company, any Company Subsidiary, Parent, Merger Sub or their respective Affiliates; or (2) result in any imposition of any material non-monetary obligation on, or the admission of wrongdoing by, the Company or any Company Subsidiary;

(xix) commence any Proceeding, except with respect to: (A) routine matters in the ordinary course of business, (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Proceedings prior to commencement thereof), or (C) in connection with any actual or alleged breach of this Agreement;

(xx) except in connection with any transaction to the extent specifically permitted by any other subclause of this Section 6.1(b), (A) terminate, cancel, assign, renew or agree to any material amendment of, change in or waiver under any Material Contract or any ROFN Purchase Document, (B) enter into any Contract that, if existing on the date hereof, would be a Material Contract (except for any statement of work, purchase order or similar ancillary agreement or documentation issued under an existing Material Contract, in each case not in excess of $1,000,000 individually), or amend or modify any such Contract or (C) amend or modify any Contract in existence on the date hereof that, after giving effect to such amendment or modification, would be a Material Contract;

(xxi) incur or authorize any capital expenditures or any obligations or liabilities in respect thereof, except in accordance with the capital expenditure budget set out in Section 6.1(b)(xxi) of the Company Disclosure Letter;

(xxii) convene any regular or special meeting (or any adjournment or postponement thereof) of the Stockholders other than, to the extent required by applicable Law or a Judgment of a court of competent jurisdiction, an annual meeting of stockholders for purposes of election of directors, ratification of the Company’s auditors and other routine matters; provided that the Company shall use its reasonable best efforts to oppose any Stockholder proposal presented at any such meeting (provided, for the avoidance of doubt, that such efforts shall not require the directors of the Company to take any action that would reasonably be expected to result in a breach of their fiduciary duties under applicable Law);

(xxiii) fail to keep in full force and effect the Insurance Policies or replacement or revised provisions providing insurance coverage in a manner consistent with past practice with respect to the assets, operations and activities of the Company and the Company Subsidiaries as are currently in effect;

(xxiv) (A) extend, amend, condition, restrict, waive, cancel, abandon, withdraw, fail to renew, permit to lapse, modify or otherwise alter any rights in or to any Company Intellectual Property, (B) fail to diligently prosecute any material Patent application or to maintain any issued Patent, in each case, owned by the Company or any Company Subsidiary that is included in Company Intellectual Property or fail to diligently prosecute or maintain any material Company Intellectual Property as to which the Company or any Company Subsidiary controls the prosecution or maintenance thereof, as applicable, (C) terminate or fail to renew (to the extent renewable at the option of the Company) any Contract under which material Company Intellectual Property is licensed to the Company or (D) disclose to any Third Party, other than under a confidentiality agreement or other legally binding confidentiality undertaking, any trade secret or other Know-How of the Company that is included in the Company Intellectual Property in a way that results in loss of material trade secret protection thereon, except for any such disclosures made as a result of publication of a Patent application filed by the Company or in connection with any required regulatory filing;

(xxv) (A) commence any clinical trial of which Parent has not been informed prior to the date hereof, (B) unless mandated by any Governmental Authority, (x) make any material change to, discontinue, terminate or suspend any ongoing clinical study or (y) withdraw any application for marketing approval of any Company Product from a Regulatory Authority or (C) make any material change to, discontinue, terminate or suspend any ongoing IND-enabling non-clinical study, in each case of clauses (A) through (C) of this Section 6.1(b)(xxv), without first consulting Parent in good faith;

(xxvi) select, update, change, test for safety and marketing purposes, or initiate use of any new Trademark or potential new Trademark (including any branding, logo, trade dress, tagline or get up) or any new domain name proposed to be used in connection with, or as a brand for, any Company Product (in each case internally or externally to the Company), including branding (including logo, trade dress, tagline or get up), naming, or product descriptions that are submitted as part of any review in connection with any such Trademark activities, including name related reviews, with a Governmental Authority,

(xxvii) engage in any transfer of data subject to the U.S. Bulk Data Final Rule unless it is exempt under subpart E of the U.S. Bulk Data Final Rule;

(xxviii) materially revise, alter, update, or otherwise change the current plans and designs for the construction being undertaken by or on behalf of the Company at the Callan Road Facility; or

(xxix) agree, resolve or commit to do any of the foregoing.

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Effective Time and nothing contained herein is intended to give the Company or any Company Subsidiary, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.

(c) Any action taken or not taken by the Company or the Company Subsidiaries with respect to SpinCo, the SpinCo Assets or SpinCo Liabilities (other than in connection with a Permitted Third Party Sale), shall be subject to Section 6.1(a) or Section 6.1(b) solely to the extent that such action (i) would be inconsistent with the terms of the Spin-Off Agreements, (ii) would reasonably be expected to adversely affect the Company after giving effect to the Spin-Off, the other members of the RemainCo Group, the RemainCo Business, or, following the Effective Time, Parent or its Affiliates, (iii) would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement or the Spin-Off Agreements or (iv) would reasonably be expected to have a material and adverse effect on the ability of SpinCo to perform its obligations under the Third Party Agreements (as defined in the Separation and Distribution Agreement) (the “Spin-Off Carveout”).

SECTION 6.2. Proxy Statement; Stockholders’ Meeting.

(a) As promptly as reasonably practicable (and no later than 30 days) after the date hereof, or such other date as mutually agreed by the parties in writing, the Company shall prepare, in consultation with Parent, and file with the SEC the preliminary Proxy Statement. Except to the extent a Company Adverse Recommendation Change has been made in accordance with Section 6.9(d) or Section 6.9(e) and has not been rescinded, the Company and the Company Board shall include the Company Recommendation in the Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its respective Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. The Company agrees that the Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and that none of the information included or incorporated by reference in the Proxy Statement shall, at the date the Proxy Statement is filed with the SEC or mailed to the Stockholders, at the time of the Stockholders’ Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein. Parent agrees that no information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement shall, at the date the Proxy Statement is filed with the SEC or mailed to the Stockholders, at the time of the Stockholders’ Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments (written or oral) of the SEC or its staff with respect to the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments (written or oral) from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall furnish to Parent a copy of any written comments from the SEC or its staff. Except to the extent a Company Adverse Recommendation Change has been made in accordance with Section 6.9(d) or Section 6.9(e) and has not been rescinded, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments (written or oral) of the SEC or its staff thereto, the Company (i) shall give Parent and its counsel a reasonable opportunity to review and comment on such document or response; (ii) shall consider any comments proposed by Parent in good faith and (iii) shall not file or mail such document, or respond to the SEC or its staff, prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. The Company will cause the definitive Proxy Statement to be mailed to the Stockholders entitled to vote at the Stockholders’ Meeting no less than 20 days before the date of the Stockholders’ Meeting. If, at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement does not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading, the party that discovers such information shall promptly notify the other party and correct such information, and the Company shall file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate such information to the Stockholders.

(b) The Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and upon the reasonable request of Parent. The Company shall duly call, give notice of, convene and hold a meeting of its Stockholders for the purpose of obtaining the Requisite Company Vote to approve the adoption of this Agreement and the Separation and Distribution Agreement (the “Stockholders’ Meeting”) with a record date and meeting date to be selected after reasonable consultation with Parent, which meeting date shall be as promptly as practicable, and in no event later than 10 days, after the date on which the Spin-Off Registration Statement has become effective, unless Section 7.1(e)(ii) has previously been satisfied, in which case as promptly as practicable, and in no event later than 10 days, after the date on which Section 7.1(e)(ii) has been satisfied. The notice of such Stockholders’ Meeting shall state that a resolution to adopt this Agreement and the Separation and Distribution Agreement shall be considered at the Stockholders’ Meeting. Subject to a Company Adverse Recommendation Change in accordance with Section 6.9(d) or Section 6.9(e), the Company shall use its reasonable best efforts to solicit and obtain the Requisite Company Vote in favor of such resolution. The Company shall (A) provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis following the initial mailing of the Proxy Statement and (B) give written notice to Parent one day prior to the Stockholders’ Meeting, and on the day of, but prior to, the Stockholders’ Meeting, indicating whether as of such date sufficient proxies representing the Requisite Company Vote has been obtained in favor of such resolution. Notwithstanding anything to the contrary contained herein, the Company shall not postpone or adjourn the Stockholders’ Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed); provided that if at any time following the dissemination of the Proxy Statement, either the Company or Parent reasonably determines in good faith that the Requisite Company Vote to approve the adoption of this Agreement and the Separation and Distribution Agreement is unlikely to be obtained at the Stockholders’ Meeting, including due to an absence of a quorum, then subject to applicable Law, each of the Company and Parent shall have the right to require an adjournment or postponement of the Stockholders’ Meeting for the purpose of soliciting additional votes in favor of this Agreement; provided, further, that no such single adjournment or postponement shall delay the Stockholders’ Meeting by more than seven days from the prior-scheduled date or to a date on or after the fifth Business Day preceding the Outside Date. Notwithstanding the foregoing, the Company may postpone or adjourn the Stockholders’ Meeting if (1) the Company is required to postpone or adjourn the Stockholders’ Meeting by applicable Law, or (2) the Company Board or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Stockholders’ Meeting in order to give the Stockholders sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available to such holders by issuing a press release, filing materials with the SEC or otherwise (in each case so long as any such information or disclosure was made in compliance with this Agreement); provided that the Company shall be permitted to postpone or adjourn the Stockholders’ Meeting pursuant to this clause (2) on no more than two occasions and in each case no such adjournment or postponement shall delay the Stockholders’ Meeting by more than seven days from the prior-scheduled date or to a date on or after the fifth Business Day preceding the Outside Date. In no event shall the record date of the Stockholders’ Meeting be changed without Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed, unless the Company is required to do so by applicable Law. Without limiting the generality of the foregoing, but subject to Section 6.9 and the Company’s rights to terminate this Agreement under the circumstances set forth in Section 8.1, the Company agrees that its obligations pursuant to this Section 6.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Acquisition Proposal or by any event constituting or that could constitute an Intervening Event. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement has been validly terminated pursuant to Section 8.1, (A) the Company shall submit this Agreement to the Stockholders for approval at the Stockholders’ Meeting and (B) the only matters to be voted upon at the Stockholders’ Meeting shall be the adoption of this Agreement and the Separation and Distribution Agreement and routine proposals required in connection with such vote, including for the avoidance of doubt adjournments proposed in compliance with this Section 6.2(b) and any non-binding advisory vote required under applicable Law (and not any other matters, including any Acquisition Proposal).

SECTION 6.3. Employee Matters.

(a) For a period of one year immediately following the Closing Date, but not beyond the date on which a Continuing Employee’s employment with the Company or any of its Subsidiaries terminates (the “Continuation Period”), Parent agrees to provide, or to cause one of its Affiliates (including after the Closing, the Company and the Company Subsidiaries) to provide, each individual employed by the Company or any of the Company Subsidiaries immediately prior to the Closing who is retained by Parent (after giving effect to the Spin-Off and the Separation and Distribution Agreement) (each, a “Continuing Employee”) with (i) the base salary or hourly wages and annual cash bonus targets that are, in each case, at least equal to those provided to the Continuing Employee immediately prior to the Closing, and (ii) retirement, health and welfare benefits (excluding any change in control, transaction, retention, equity or equity-based compensation, severance, termination protection, defined benefit pension, deferred compensation, retiree health or welfare, or other similar compensation or benefits) that are substantially comparable in the aggregate to either (A) the employee benefits provided to the Continuing Employee immediately prior to the Closing or (B) in the discretion of Parent, employee benefits provided to similarly-situated new hire employees of Parent and its Affiliates. Nothing herein shall prevent Parent or any of its Affiliates (including, after the Closing, the Company or any of its Subsidiaries) from terminating the employment of any Continuing Employee during the Continuation Period. For all purposes of this Section 6.3, the obligations of Parent and its Affiliates with respect to any Continuing Employee engaged outside of the United States through an employer of record shall be subject to the terms and conditions of the applicable Contract with the employer of record and shall be modified accordingly to the extent necessary to comply with such terms and conditions. For the one year period following the Closing Date, Parent shall, or shall cause its applicable Affiliate (including, following the Closing, the Surviving Corporation) to, provide each Continuing Employee with severance benefits described in Section 6.3(a) of the Company Disclosure Letter.

(b) Following the Effective Time, Parent will, subject to applicable Laws, give each Continuing Employee full credit for prior service with the Company and the Company Subsidiaries for purposes of vesting and eligibility to participate in employee benefit plans maintained by Parent or its Affiliates for which the Continuing Employee is otherwise eligible to participate (but such service credit shall not be provided for purposes of benefit accrual, except for vacation and severance, as applicable); provided that service of a Continuing Employee prior to the Effective Time shall not be recognized for any purpose, including any entitlement to participate in or receive benefits with respect to, any equity or equity-based plans or compensation, any retiree medical programs or other retiree welfare benefit programs, any defined benefit plan or any frozen or grandfathered benefit or frozen or grandfathered plan maintained by Parent or its Affiliates. In no event shall anything contained in this Section 6.3(b) result in any duplication of benefits. In addition, Parent shall use reasonable best efforts (i) to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company or any Company Subsidiary applicable to such Continuing Employee prior to the Effective Time and (ii) either to (A) recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs, or (B) pro-rate annual deductibles and out-of-pocket limits under its medical and dental plans for Continuing Employees for the portion of the calendar year containing the Closing Date in which they participate in such plans.

(c) (i) Neither Parent nor any of its Affiliates shall be obligated to continue to employ any Continuing Employee for any period of time following the Effective Time, (ii) Parent or its Affiliates may revise, amend or terminate any Company Employee Benefit Plan or any other employee benefit plan, program or policy in effect from time to time, (iii) nothing in this Agreement shall be construed as an amendment of any Company Employee Benefit Plan or any employee benefit plan, program or policy of Parent and its Affiliates, and (iv) nothing in this Agreement shall create any third party beneficiary rights or obligations in any person (including any current or former service provider or employee of Parent or any of its Affiliates (or any beneficiaries or dependents thereof)).

(d) The provisions of this Section 6.3 shall in no event apply to any employee of the Company or any Company Subsidiary whose employment has been terminated and who is later employed by Parent, the Surviving Corporation or any of their respective Subsidiaries.

(e) Except for communications to SpinCo Employees that do not relate to this Agreement, to any employment, compensation or benefits matters addressed in the Separation and Distribution Agreement or the Transactions, all formal written communications to the officers or employees of the Company and the Company Subsidiaries pertaining to employment, compensation or benefit matters in connection with or following the Transactions, or that are affected by this Agreement, shall be subject to Parent’s prior consent (not to be unreasonably withheld, conditioned or delayed). The Company shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on each such communication (such review and comments not to be unreasonably withheld, conditioned or delayed). Any group oral presentations with respect to the subject matter described in this Section 6.3(e) shall be consistent with such formal written communications in all material respects.

(f) The Company and Parent shall cooperate and work together in good faith, and following consultation with Parent, the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary or advisable, to comply with the obligations set forth in Section 6.3(f) of the Company Disclosure Letter.

(g) If the Effective Time occurs prior to the date on which the Company pays annual bonuses for calendar year 2025, the Company and Parent agree that such annual bonuses shall be treated as set forth in Section 6.1(b)(x) of the Company Disclosure Letter.

SECTION 6.4. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation and Parent shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any Company Subsidiary or Merger Sub, any other actions and things necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title, interest and possession in, to and under any of the rights, properties, assets, privileges, powers and franchises of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 6.5. Public Statements. So long as this Agreement is in effect, Parent and the Company shall not, and shall not permit any of their respective Subsidiaries or Representatives to, issue any press release or make any public statement with respect to the Transactions without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed) and shall consult with each other prior to issuing any press release or otherwise making any public statement with respect to the Transactions and provide to each other for review an advance copy of any such press release or statement, except (a) as may be required by applicable Law, court process or the rules and regulations of any stock exchange on which such party’s securities (or those of any of a party’s Affiliates) are listed, as applicable, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other reasonable time to comment on such release or announcement in advance of such issuance, (b) with respect to any press release or other public statement by the Company expressly permitted by Section 6.9, (c) with respect to any press releases or other public statements by Parent or Merger Sub in response to any public announcement permitted by clause (b) of this Section 6.5, and (d) each party may make any public statement, including in response to questions from the press, analysts, investors or those attending industry conferences, or (subject to Section 6.3(e) in the case of announcements by the Company) make internal announcements to employees and make disclosures in Company SEC Documents, to the extent that such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties or previously approved by the other parties and otherwise in compliance with this Section 6.5. Each of the parties agrees that, promptly following execution of this Agreement, (i) the Company and Parent shall each issue an initial press release with respect to the Transactions, each in a form mutually agreed to by the Company and Parent, and (ii) the Company shall file a current report on Form 8-K with the SEC attaching the Company’s initial press release and copies of this Agreement and the Separation and Distribution Agreement as exhibits.

SECTION 6.6. Standard of Efforts; Governmental Approvals.

(a) Subject to the terms and conditions provided herein, each party agrees to use (and, as applicable, shall cause its respective controlled Affiliates to use) its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable and in any event prior to the Outside Date, the Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary notices, reports and other filings (or draft notices, reports and other filings, as applicable), (ii) obtaining as promptly as practicable and maintaining all Authorizations necessary or advisable to be obtained from any Governmental Authority in order to consummate the Transactions and (iii) defending or contesting any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority in respect of any such Proceeding vacated or reversed; provided that in no event shall Parent or Merger Sub be obligated to, and none of Company or any Company Subsidiary shall, without the prior written consent of Parent, agree to or proffer, any consent fee, concession or other modification to the terms and conditions of any Contract in order to obtain the Authorizations contemplated by clause (ii) of this Section 6.6(a). The Company, Parent and Merger Sub agree that they will consult with each other with respect to the obtaining of all such necessary Authorizations and (A) the Company shall have the right to review and approve in advance all characterizations of the information relating to the Company and the Company Subsidiaries, (B) Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub, and (C) each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the Transactions, in each case, that appear in any filing or submission made in connection with obtaining such Authorizations in respect of the Transactions. Notwithstanding anything to the contrary set forth in this Agreement, Parent, upon reasonable consultation with the Company, shall (1) control the strategy and timing for, and make all decisions (and shall take the lead in all meetings and communications with any Governmental Authority) for obtaining any Authorizations from any Governmental Authority in connection with the Transactions and (2) control the overall development of the positions to be taken and any regulatory actions to be requested in any filing or submission with a Governmental Authority in connection with obtaining any Authorizations with respect to the Transactions and in connection with any investigation or other inquiry or Proceeding by or before, or any negotiations with, a Governmental Authority relating to the foregoing.

(b) In furtherance of, and not in limitation of the foregoing, each of the Company and Parent shall (and shall cause their respective controlled Affiliates, if applicable, to): (i) as promptly as practicable, and in any event within 20 Business Days (or such other time as mutually agreed by the parties) after the date hereof, file or cause to be filed with the United States Federal Trade Commission and the United States Department of Justice any Notification and Report Forms required to be filed under the HSR Act with respect to the Transactions, (ii) as promptly as practicable, and in any event within 20 Business Days (or such other time as mutually agreed by the parties) after the date hereof, make required filings (or draft filings, as applicable) pursuant to any other applicable Antitrust Law or Foreign Investment Laws, if any, with respect to the Transactions and (iii) appropriately supply as promptly as practicable any additional information and documentary material that may be requested and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods or obtain any required Authorizations under such Antitrust Laws or Foreign Investment Laws as soon as practicable. No party shall consent to any voluntary delay of the consummation of the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, provided that Parent has the right to cause its filing under the HSR Act to be withdrawn and refiled, consistent with 16 C.F.R. 803.12(c), to provide the applicable Governmental Authority with additional time to review any of the transactions contemplated by this Agreement.

(c) Each party will (i) cooperate in all respects with each other in connection with any filing or submission to any Governmental Authority and in connection with any investigation or other inquiry by any Governmental Authority, in each case with respect to the Transactions, (ii) promptly notify the other party of any communication received from, or given to, any Governmental Authority with respect to the Transactions and keep the other party informed as to the status of any such request, inquiry, investigation, proceeding, or other communication, (iii) subject to applicable Law, provide the other party with a reasonable opportunity to review in advance any proposed communication or other undertakings, such as proposed notices, filings, submissions, or applications (including draft notices, filings, submissions or applications) by it to any Governmental Authority with respect to the Transactions, and consider the other party’s comments in good faith, (iv) not agree to participate in any substantive meeting or discussion with any Governmental Authority, in respect of any filing, investigation, inquiry or proceeding concerning this Agreement or the Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend, and (v) furnish the other party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives, on the one hand, and any such Governmental Authority or its staff, on the other hand, with respect to this Agreement or the Transactions except for the parties’ HSR filings; provided that materials required to be provided pursuant to this section may be redacted (1) to remove references concerning valuation, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable law, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this section as “Outside Counsel Only.”

(d) At Parent’s written request, the Company shall give (or shall cause the applicable Company Subsidiary to give) any notices to Third Parties required to be given under any Contracts in connection with consummation of the Transactions, and use, and cause the Company Subsidiaries to use, reasonable best efforts to obtain any Third Party consents, approvals or waivers required to be obtained under any Contracts in connection with consummation of the Transactions; provided that neither the Company nor any Company Subsidiary shall, without the prior written consent of Parent, agree to, or proffer, any consent fee, concession or other modification to the terms and conditions of any Contract in order to obtain any such consent. The Company shall coordinate and cooperate with Parent in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts in connection with consummation of the Transactions and seeking any such actions, consents, approvals or waivers.

(e) Notwithstanding the foregoing provisions of this Section 6.6 or any other provision of this Agreement, (i) nothing in this Section 6.6 shall limit any applicable rights a party may have to terminate this Agreement pursuant to Section 8.1 so long as such party has up to then complied in all material respects with its obligations under this Section 6.6 and (ii) in no event shall Parent or Merger Sub be required to offer, accept, or agree to, and the Company shall not, without Parent’s prior written consent, offer, accept, or agree to, (A) sell, divest, dispose of, lease, license or hold separate, or cause any Company Subsidiary to sell, divest, dispose of, lease, license or hold separate, any portion of the businesses, operations, assets or product lines of Parent, the Company or any of their respective Subsidiaries (or a combination of the respective businesses, operations, assets or product lines of Parent, the Company or any of their respective Subsidiaries), except for the Spin-Off or a ROFN Sale, (B) restrict, prohibit or limit the ability of Parent, the Company or any of their respective Subsidiaries to conduct the businesses or own the assets of Parent, the Company or the Surviving Corporation, or any of their respective Affiliates, (C) restrict, prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of all or any portion of the business or assets of Parent, the Company, the Surviving Corporation or any of their respective Affiliates, (D) cause Parent or any of its Subsidiaries to divest any shares of Company Common Stock, or (E) impose limitations on the ability of Parent or any of its Subsidiaries effectively to acquire, hold or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock acquired or owned by Parent or any of its Subsidiaries on all matters properly presented to the Stockholders.

SECTION 6.7. Notification of Certain Matters; Interactions with Governmental Authorities.

(a) During the Pre-Closing Period, each of the Company, on the one hand, Parent and Merger Sub, on the other hand, shall give prompt notice to the other of (i) any Proceedings commenced or, to such party’s knowledge, threatened, by or against, relating to or involving or otherwise affecting the Company or any Company Subsidiary or Parent or any of its controlled Affiliates, as the case may be, that relate to this Agreement or the consummation of the Transactions, (ii) any event, condition, change, occurrence or development of a state of facts that would reasonably be expected to cause the failure of any of the conditions set forth in Article 7, and (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions; provided that the delivery of notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to any party.

(b) During the Pre-Closing Period, subject to applicable Law, the Company shall:

(i) promptly inform Parent in writing of any material submission, filing or other material correspondence submitted or transmitted to, or that is received from, the FDA or any other Regulatory Authority related to the Company Platform or any Company Product and provide Parent with a reasonable opportunity to consult with the Company with respect to and review any filing proposed to be made with the FDA or any other Regulatory Authority by or on behalf of the Company or any of its Subsidiaries and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA or any other Regulatory Authority by or on behalf of the Company or any of the Company Subsidiaries, in each case, relating to any Company Product, and shall consider in good faith any comments or other input timely provided by Parent in respect of the foregoing;

(ii) promptly inform Parent, including furnishing copies, of (A) all Authorizations from the FDA and all material Authorizations from any other applicable Regulatory Authority held by the Company or any of the Company Subsidiaries related to any Company Product, (B) all material written submissions made to and material written regulatory communications with the FDA or any other applicable Regulatory Authority related to any Company Product that are in the Company’s or any of the Company Subsidiaries’ possession or control, and (C) all reports, results, data and information relating to the safety, quality, or efficacy of the Company Platform or any of the Company Products, including all final reports prepared under 21 C.F.R. 58.185, all information collected pursuant to 21 C.F.R. Part 58 and all adverse event (as such term is defined or described in 21 C.F.R. 312.32) and other information in respect of safety, adverse events and quality relating to the Company Platform or any Company Product notified to the Company or that are in the Company’s or any of the Company Subsidiaries’ possession or control, in each case ((A) through (C)), which arise during the Pre-Closing Period;

(iii) (A) provide notice to Parent prior to any requested, proposed or scheduled meeting with the FDA or any other Regulatory Authority (including, as applicable, any scheduled pre-IND meeting referenced in 21 C.F.R. 312.82), relating to the Company Platform or any Company Product, (B) consult with Parent regarding any such meeting and consider in good faith any input with respect thereto timely provided by Parent and (C) to the extent permitted under applicable Law, provide Parent with an opportunity to attend, or participate in, any such meeting that the Company or any of the Company Subsidiaries has with the FDA or any other Regulatory Authority (provided that, if Parent is unable to attend or participate, the Company shall promptly provide Parent with a reasonably detailed written summary of any such meeting); and

(iv) (A) if the FDA or any other Regulatory Authority desires to conduct an inspection or audit of the Company or any of the Company Subsidiaries or any of their respective Collaboration Partners, to the extent related to the Company Platform or any Company Product, promptly notify Parent upon the Company becoming aware thereof; (B) to the extent in the Company’s or any of the Company Subsidiaries’ possession or control, promptly provide Parent with a copy (or detailed written report) of any findings of the FDA or such other Regulatory Authority following any such audit or inspection; and (C) consider Parent’s comments regarding any such inspection or audit in good faith.

(c) The Company shall promptly post all information required to be disclosed or provided to Parent pursuant to Section 6.7(b) to the Data Room to which Parent and its Representatives shall have continuous access through the Closing Date, and any failure by the Company to post and provide continuous access to such information in the Data Room shall be considered a failure by the Company to disclose such information and a breach of Section 6.7(b); provided that any break in the continuity of access not attributable to actions by the Company or its Representatives shall not be deemed a breach of Section 6.7(b). No investigation, notice or disclosure pursuant to Section 6.7(b) shall (i) supplement or amend any representation or warranty in this Agreement of the Company (or cure any breach thereof), (ii) supplement or amend the Company Disclosure Letter or (iii) otherwise limit the rights or remedies available hereunder to Parent.

SECTION 6.8. Access to Information.

(a) During the Pre-Closing Period, the Company shall, and shall cause the Company Subsidiaries and the Representatives of the Company and the Company Subsidiaries to, (i) afford to Parent, Merger Sub and their respective Representatives reasonable access to its officers, employees, agents, properties, facilities, books, records, Contracts and other assets, and (ii) promptly furnish to Parent, Merger Sub and their respective Representatives copies of all existing financial, operating and other data and information, in each case of the immediately preceding clauses (i) and (ii) of this Section 6.8(a) as such Persons may from time to time reasonably request, for any reasonable business purpose in furtherance of the consummation of the Transactions, including for integration planning purposes; provided that any such access (including to employees) shall be conducted at Parent’s expense, under the supervision of appropriate personnel of the Company or the Company Subsidiaries, at a reasonable time and in such a manner as to not interfere unreasonably with the normal operation of the business of the Company. During the Pre-Closing Period, the Company shall, and shall cause each Company Subsidiary to, use reasonable best efforts to, at the reasonable request of Parent, facilitate site visits by any of Parent, Merger Sub or their respective Representatives at any facility of a Third Party contract manufacturer of the Company or any Company Subsidiary. The Company shall instruct its Representatives to cooperate with Parent and Merger Sub in their investigation of the Company and the Company Subsidiaries in accordance with the terms of this Section 6.8(a). No additional investigations or disclosures shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent and Merger Sub pursuant to this Agreement.

(b) Nothing herein shall require the Company or any Company Subsidiary to disclose any information to (including by way of facilitating site visits by) Parent, Merger Sub or their respective Representatives if such disclosure would, in the Company’s reasonable discretion (i) jeopardize any attorney client or other legal privilege (provided that the Company will nonetheless provide Parent and the applicable Representatives of Parent with appropriate information regarding the factual basis underlying any circumstances that resulted in the preparation of such privileged analyses so long as such privilege will not be jeopardized thereby) or (ii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date hereof, including any confidentiality agreement to which the Company or any Company Subsidiary is a party (provided that the Company shall use its reasonable best efforts to obtain the consent of any such agreement’s counterparty to such inspection or disclosure). The Company and Parent will each use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, nothing in this Section 6.8 shall require the Company nor any Company Subsidiary to disclose any information to Parent, Merger Sub or their respective Representatives if such information relates to the applicable portions of the minutes of the meetings of the Company Board or any committee thereof (including any presentations or other materials prepared by or for the Company Board or such committee thereof) where the Company Board or committee thereof discussed (x) the Transactions, or any similar transaction involving the Company, (y) any Acquisition Proposal or (z) a Company Adverse Recommendation Change.

(c) The information disclosed pursuant to this Section 6.8 shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

SECTION 6.9. No Solicitation.

(a) At all times during the Pre-Closing Period, the Company shall not, shall cause the Company Subsidiaries not to, and shall not authorize or knowingly permit its or the Company Subsidiaries’ respective Representatives to, directly or indirectly (other than with respect to Parent or Merger Sub): (i) solicit, initiate, propose or take any action to knowingly encourage any inquiries or the submission of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal, (ii) except as otherwise expressly permitted by this Section 6.9(a), enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person or “group” (as defined under Section 13(d) of the Exchange Act) any non-public information or data relating to, afford access to the business, personnel, properties, assets, books or records of the Company and the Company Subsidiaries in connection with, or otherwise cooperate with any Person with respect to, any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (iii) grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other Contract); provided that, if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company may waive any such standstill or similar provision solely to the extent necessary to permit the applicable Person (if such Person has not been solicited in breach of this Section 6.9(a)) to make, on a confidential basis to the Company Board, an Acquisition Proposal, conditioned upon such Person agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding any such Acquisition Proposal) in accordance with, and otherwise complying with, this Section 6.9(a), (iv) enter into any letter of intent, Contract, commitment or agreement in principle with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or enter into any Contract or commitment requiring the Company to abandon, terminate or fail to consummate the Transactions, (v) exempt any Person or “group” (as defined under Section 13(d) of the Exchange Act) from the restriction on “business combinations” or any similar provision contained in applicable Takeover Provisions or the Company Charter Documents or grant a waiver under Section 203 of the DGCL or (vi) resolve, propose or agree to do any of the foregoing. Notwithstanding anything in this Agreement to the contrary, if in response to an unsolicited bona fide written Acquisition Proposal made by a Person or “group” (as defined under Section 13(d) of the Exchange Act) after the date hereof in circumstances not involving a breach of this Section 6.9, the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law, then the Company may, at any time prior to obtaining the Requisite Company Vote to approve the adoption of this Agreement and the Separation and Distribution Agreement (but in no event after such time), enter into a customary confidentiality agreement (A) containing confidentiality, non-use and other terms that are no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement and (B) that does not prevent the Company from providing any information to Parent in accordance with this Agreement or otherwise complying with its obligation under this Agreement (an “Acceptable Confidentiality Agreement”) with such Person or “group” (as defined under Section 13(d) of the Exchange Act) making such an Acquisition Proposal and thereafter (1) furnish information and data with respect to the Company and the Company Subsidiaries and afford access to the business, personnel, properties, assets, books or records of the Company and the Company Subsidiaries, in each case, pursuant to such Acceptable Confidentiality Agreement, and (2) enter into, maintain and participate in discussions or negotiations with, the Person or “group” (as defined under Section 13(d) of the Exchange Act) making such Acquisition Proposal and its Representatives; provided that the Company will concurrently provide to Parent any information and data concerning the Company or any Company Subsidiary or access provided to such Person or “group” (as defined under Section 13(d) of the Exchange Act) that was not previously made available to Parent. The Company shall ensure that its Representatives are informed of the provisions of this Section 6.9(a). Without limiting the foregoing, it is agreed that any violation of the foregoing restrictions by any Company Subsidiary or any Representative of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 6.9 by the Company. The Company shall provide Parent with an accurate and complete copy of any Acceptable Confidentiality Agreement as entered into as contemplated by this Section 6.9(a) promptly (and in any event within 24 hours) following the execution thereof and the Company shall not terminate, waive, amend, release or modify any material provision of any Acceptable Confidentiality Agreement.

(b) The Company shall, as promptly as practicable, and in any event no later than 24 hours after receipt thereof, notify Parent of any Acquisition Proposal or any inquiry, proposal or offer that expressly contemplates or could reasonably be expected to lead to an Acquisition Proposal, which notification shall include (i) a copy of the applicable written Acquisition Proposal, inquiry, proposal or offer (or, if oral, a summary of the material terms and conditions of such Acquisition Proposal, inquiry, proposal or offer) and (ii) the identity of the Person or “group” (as defined under Section 13(d) of the Exchange Act) making such Acquisition Proposal. The Company shall thereafter keep Parent reasonably informed on a reasonably current basis of the status of, or any material developments, discussions or negotiations regarding, any such Acquisition Proposal, or inquiry, proposal or offer that expressly contemplates or could reasonably be expected to lead to an Acquisition Proposal, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation and summary of substantive communications (which shall include any proposals or offers) relating thereto that is exchanged between the Person or “group” (as defined under Section 13(d) of the Exchange Act) (or its Representatives) making such Acquisition Proposal and the Company (or its Representatives) within 24 hours after the receipt or delivery thereof.

(c) Except as expressly permitted by Section 6.9(d) or Section 6.9(e), neither the Company Board nor any committee thereof shall (i) (A) withhold, fail to include in (or remove from) the Proxy Statement, withdraw, qualify or modify (or publicly propose or resolve to withhold, fail to include in (or remove from) the Proxy Statement, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation, (B) adopt, approve, recommend, submit to the Stockholders or declare advisable or make any recommendation other than a rejection of (or publicly propose to adopt, approve, recommend, submit to the Stockholders or declare advisable, or make any recommendation other than a rejection of), any Acquisition Proposal, (C) fail to (1) reaffirm the Company Recommendation and (2) recommend against acceptance of a tender or exchange offer by the Stockholders pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock, in each case, within 10 Business Days after receipt of a written request of Parent following an Acquisition Proposal that has been publicly announced (in the case of clause (1)) or the commencement of such tender offer or exchange offer (in the case of clause (2)); provided that the taking of no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to recommend against acceptance of any such offer, or (D) take any action to exempt any Person (other than Parent or its Subsidiaries) or any action taken by any Person (other than Parent or its Subsidiaries) from any Takeover Provision (any action described in this Section 6.9(c) being referred to as a “Company Adverse Recommendation Change”) or (ii) cause or allow the Company to enter into a Specified Agreement, or resolve or agree to take any such action described in the immediately preceding clause (i) or (ii) of this Section 6.9(c).

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Requisite Company Vote to approve the adoption of this Agreement and the Separation and Distribution Agreement, the Company Board may effect a Company Adverse Recommendation Change in connection with an Acquisition Proposal or terminate this Agreement to enter into a Specified Agreement, in each case if, and only if, (i) the Company is not in breach of this Section 6.9 with respect to the Acquisition Proposal that is the subject of such Company Adverse Recommendation Change or Specified Agreement, (ii) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make the Company Adverse Recommendation Change or terminate this Agreement to enter into a Specified Agreement would be inconsistent with the fiduciary duties of the Company Board under applicable Law, (iii) the Company has given Parent written notice of the Company Board’s intention to make a Company Adverse Recommendation Change or terminate this Agreement to enter into a Specified Agreement not earlier than 11:59 p.m. New York City time on the fourth Business Day after Parent receives such written notice and (iv) the Company shall have complied with clauses (1) through (5) of this Section 6.9(d), as follows: (1) prior to giving effect to clauses (3) through (5) of this Section 6.9(d), the Company Board shall have determined that such Acquisition Proposal is a Superior Proposal, (2) the Company shall have provided to Parent information with respect to such Acquisition Proposal in accordance with Section 6.9(b), (3) the Company shall have negotiated in good faith with Parent (and caused its Representatives to negotiate with Parent), to the extent that Parent desires to negotiate, during the four Business Day period provided in the foregoing clause (iii) of this Section 6.9(d) with respect to such proposed revisions to this Agreement or other proposals made by Parent, if any, so that the Acquisition Proposal would no longer constitute a Superior Proposal, (4) after considering the results of negotiations with Parent and taking into account the proposals made by Parent, if any, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, the Company Board shall have determined in good faith that such Acquisition Proposal remains a Superior Proposal, and, after consultation with its outside legal counsel, that the failure to make the Company Adverse Recommendation Change or terminate this Agreement to enter into a Specified Agreement would be inconsistent with the fiduciary duties of the Company Board under applicable Law and (5) if the Company intends to terminate this Agreement to enter into a Specified Agreement, the Company shall only do so in compliance with Section 8.1(d)(i). For clarity, the provisions of this Section 6.9(d) shall also apply to any amendment to the financial terms or any other material amendment to any Acquisition Proposal (except that any reference to four Business Days shall instead be three Business Days) or any successive Acquisition Proposals.

(e) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Requisite Company Vote to approve the adoption of this Agreement and the Separation and Distribution Agreement, the Company Board may make a Company Adverse Recommendation Change with respect to an Intervening Event, if and only if: (i) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make the Company Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Company Board under applicable Law, (ii) Parent shall have received from the Company written notice not later than 11:59 p.m. New York City time on the fourth Business Day prior to the making of any Company Adverse Recommendation Change, describing the Intervening Event in reasonable detail, (iii) during the fourth Business Day period provided in the foregoing clause (ii), the Company shall have negotiated in good faith with Parent (and caused its Representatives to negotiate with Parent), to the extent that Parent desires to negotiate, with respect to any proposed revisions to this Agreement or other proposals made by Parent, if any, that would obviate the requirement to make a Company Adverse Recommendation Change, and (iv) after considering the results of negotiations with Parent and taking into account the proposals made by Parent, if any, after consultation with its outside legal counsel, the Company Board shall have determined in good faith that the failure to make the Company Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Company Board under applicable Law. For the avoidance of doubt, the provisions of this Section 6.9(e) shall also apply to any material change to the facts and circumstances relating to such Intervening Event (except that any reference to four Business Days shall instead be three Business Days).

(f) Nothing in this Section 6.9 shall prohibit the Company from taking and disclosing a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or complying with Item 1012(a) of Regulation M-A under the Exchange Act, or making any disclosure that constitutes a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, and none of the actions described in this Section 6.9(f) shall be considered a Company Adverse Recommendation Change; provided that this Section 6.9(f) shall not permit the Company Board to make a Company Adverse Recommendation Change, except to the extent permitted by Section 6.9(d) or Section 6.9(e).

(g) The Company shall, and shall cause the Company Subsidiaries and the Company’s and the Company Subsidiaries’ respective Representatives to, (i) immediately cease and cause to be terminated any existing solicitations, encouragements, facilitations, discussions or negotiations with any Person or “group” (as defined under Section 13(d) of the Exchange Act) conducted as of or prior to the execution and delivery of this Agreement by the Company, any Company Subsidiary or their respective Representatives with respect to an Acquisition Proposal, (ii) immediately terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal, and (iii) promptly (but in no event later than two Business Days following the execution of this Agreement) request and use reasonable best efforts to obtain the return from all such Persons, or cause the destruction, of all copies of confidential information previously provided to such Persons by or on behalf of the Company, any Company Subsidiary or their respective Representatives (and all analyses and other materials prepared by or on behalf of such Persons that contain, reflect or analyze such confidential information). The Company shall use its reasonable best efforts to enforce the terms of each confidentiality agreement entered into with any such Person or “group” (as defined under Section 13(d) of the Exchange Act).

SECTION 6.10. Indemnification and Insurance.

(a) After the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, fulfill and honor all rights and obligations to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) by the Company now existing in favor of each Person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary (each an “Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date hereof, or pursuant to any other Contract in effect on the date hereof and set forth in Section 6.10 of the Company Disclosure

Letter, accurate and complete copies of which Contracts have been made available to Parent. Without limiting the foregoing, after the Effective Time, Parent shall cause its Subsidiaries to, indemnify and hold harmless each Indemnified Party, against all claims, losses, liabilities, damages, Judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or Proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including this Agreement and the Transactions), arising out of or pertaining to the fact that the Indemnified Party is or was a director or officer of the Company or any Company Subsidiary or is or was serving at the request of Company or any Company Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent provided in the Company Charter Documents, as in effect on the date hereof.

(b) Parent’s and the Surviving Corporation’s obligations under Section 6.10(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(c) From the Effective Time until the sixth anniversary of the Closing Date, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policies or provide substitute policies for such Persons currently covered by the Company’s officers’ and directors’ liability insurance policies, in either case, on terms with respect to coverage and amount no less favorable than those of such policies in effect on the date hereof; provided that in satisfying its obligation under this Section 6.10(c), the Surviving Corporation shall not be obligated to pay an amount per year in excess of 300% of the last annual premium paid by the Company prior to the date hereof (the “Maximum Amount”) and if such insurance is unavailable or the premiums for such insurance would at any time exceed the Maximum Amount, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to the Maximum Amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time, which policies provide each such Person currently covered by the Company’s officers’ and directors’ liability insurance policies with coverage in an amount not less than the existing coverage and with other terms not less favorable to the insured persons than the existing directors’ and officers’ liability insurance policies for an aggregate period of six years with respect to claims arising from acts or omissions that occurred on or before the Effective Time, including, in respect of the Transactions; provided, however, that the amount paid for such prepaid policies does not exceed the Maximum Amount. If such prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(d) The provisions of this Section 6.10 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, their heirs and their representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.10 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.10 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Party to whom this Section 6.10 applies shall be third party beneficiaries of this Section 6.10, each of whom may enforce the provisions of this Section 6.10).

(e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.10.

SECTION 6.11. Section 16 Matters. Prior to the Effective Time, the Company and the Company Board shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each Company director or officer who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company’s equity securities to be exempt under Rule 16b-3 under the Exchange Act.

SECTION 6.12. Transaction Litigation. The Company shall promptly (and in any event within two Business Days) advise Parent in writing upon becoming aware of any Transaction Litigation and shall keep Parent informed on a reasonably prompt basis regarding any such Transaction Litigation. The Company shall give Parent the opportunity to (a) participate in the defense, prosecution, settlement or compromise of any Transaction Litigation, and (b) consult with counsel to the Company regarding the defense, prosecution, settlement or compromise with respect to any such Transaction Litigation. For purposes of this Section 6.12, “participate” means that Parent will be kept reasonably apprised on a reasonably prompt basis of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith; provided that the Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and the Company shall not file any supplemental disclosures to moot or otherwise address the claims in any Proceeding without giving Parent the opportunity to offer comments or suggestions with respect thereto which the Company shall consider in good faith.

SECTION 6.13. Deregistration; Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of Nasdaq to cause the delisting of the Company and of the Company Common Stock from Nasdaq as promptly as practicable after the Effective

Time and deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting, and in any event no more than 10 days after the Closing Date, which shall include providing Parent with substantially final drafts of any quarterly or annual periodic reports which the Company would be required to file pursuant to the Exchange Act during the 10 days after the Closing Date. The Company shall not cause the Company Common Stock to be delisted from Nasdaq prior to the Effective Time.

SECTION 6.14. Takeover Provisions. If any Takeover Provision becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other Transaction, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Takeover Provision inapplicable to the foregoing.

SECTION 6.15. Obligations of Merger Sub. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other transactions contemplated by this Agreement.

SECTION 6.16. Merger Sub Stockholder Consent. Promptly following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

SECTION 6.17. Certain Pre-Closing Actions.

(a) The Company shall use reasonable best efforts to deliver all notices and take all other actions that are required to terminate, in accordance with the terms thereof, the Common Stock Sales Agreement, dated as of August 9, 2024, between the Company and TD Securities (USA) LLC, prior to the Effective Time.

(b) The Company shall take the actions set forth on Section 6.17(b) of the Company Disclosure Letter.

SECTION 6.18. Tax Matters. Prior to the Effective Time, the Company shall reasonably cooperate with Parent if Parent undertakes a study to determine whether or not one or more Persons are in “control” (within the meaning of Section 304(c) of the Code) of both the Company and Parent.

SECTION 6.19. Spin-Off Matters.

(a) On the terms and subject to the conditions of the Spin-Off Agreements and this Agreement and to compliance with applicable Law, immediately prior to the Closing, the Company will consummate, to the extent not previously consummated, the transactions contemplated as part of the Pre-Closing Reorganization (as such term is defined in the Separation and Distribution Agreement) and, unless the condition in Section 7.1(e)(ii) has previously been satisfied, the Company will consummate the Spin-Off Distribution.

(b) Without limiting the foregoing, the Company will cause each condition set forth in Section 7.1 of the Separation and Distribution Agreement and, unless the condition in Section 7.1(e)(ii) has previously been satisfied, in Section 7.1(d) of this Agreement to be satisfied as promptly as practicable following the date hereof, including by preparing and (as may be determined by the Company) confidentially submitting or filing with the SEC, a registration statement on Form 10 (or Form S-1 if the Company so determines after consultation with Parent) (together with any amendments, supplements, prospectuses or information statements in connection therewith, the “Spin-Off Registration Statement”) to register the common stock of SpinCo to be issued or retained in the Spin-Off, which the Company will use reasonable best efforts to submit or file with the SEC within 60 days after the date of this Agreement, and which will be submitted or filed with the SEC within 90 days after the date of this Agreement or such other date as is mutually agreed by the parties. The Company will (i) timely provide drafts of the Spin-Off Registration Statement (and any amendments or supplements thereto) to Parent for review and comment (which comments will be considered by the Company in good faith) and (ii) give Parent and its counsel a reasonable opportunity to review and comment on such drafts. Following such initial submission or filing of the Spin-Off Registration Statement, the Company shall use its reasonable best efforts to respond to all comments from the staff of the SEC and file all necessary amendments to the Spin-Off Registration Statement as promptly as possible following receipt of such comments and shall use its reasonable best efforts to have the Spin-Off Registration Statement declared effective as promptly as practicable. The Company shall promptly notify Parent upon the receipt of any comments (written or oral) from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Spin-Off Registration Statement and shall furnish to Parent a copy of any written comments from the SEC or its staff. The Company will seek effectiveness of the Spin-Off Registration Statement as promptly as possible following resolution of the SEC staff’s comments, and thereafter will use reasonable best efforts to maintain the effectiveness of the Spin-Off Registration Statement. The Company shall promptly notify Parent of the time when the Spin-Off Registration Statement has become effective and the issuance of any stop order or similar Proceeding under the Exchange Act or suspension of the qualification of the shares of SpinCo common stock issuable in the Spin-Off for offer or sale in any jurisdiction. As promptly as practicable after effectiveness of the Spin-Off Registration Statement, the Company shall cause the information statement and/or prospectus, as applicable, relating to the Spin-Off Distribution to be mailed or made available to Stockholders. Each of the Company and Parent will cooperate reasonably with each other, and will cause their respective Affiliates to so cooperate, to effectuate the Spin-Off. If, at any time prior to the Spin-Off, any information relating to the Company, Parent, SpinCo or any of their respective Affiliates, officers or directors is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Spin-Off Registration Statement so that the Spin-Off Registration Statement does not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading, the party that discovers such information shall promptly notify the other party and correct such information, and the Company shall file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate such information to the Stockholders. Neither the Company nor any Company Subsidiary will amend, modify or supplement, or agree to amend, modify or supplement, any Spin-Off Agreement without the prior written consent of Parent. The Company shall use reasonable best efforts to cause Nasdaq to list the common stock of SpinCo prior to the Distribution Effective Time (as defined in the Separation and Distribution Agreement). This Section 6.19(b) shall not apply if the condition set forth in Section 7.1(e)(ii) has previously been satisfied.

ARTICLE 7

CONDITIONS

SECTION 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a) Requisite Company Vote. This Agreement and the Separation and Distribution Agreement will have been duly adopted by Stockholders constituting the Requisite Company Vote in accordance with applicable Law and the Company Charter Documents.

(b) No Injunctions or Restraints. No Judgment preventing the consummation of the Merger shall have been issued by any Governmental Authority of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger by any Governmental Authority of competent jurisdiction that makes consummation of the Merger illegal.

(c) Antitrust Approval. Any waiting period (and any extension thereof entered into in compliance with this Agreement, including under any agreement between a party and a Governmental Authority agreeing not to consummate the Merger prior to a certain date entered into in compliance with this Agreement) applicable to the consummation of the Merger under the HSR Act shall have been terminated or shall have expired. No matter described in item 2 of Schedule I shall have occurred.

(d) Registration. Unless the condition set forth in Section 7.1(e)(ii) has been satisfied, the Spin-Off Registration Statement shall have become effective under the Exchange Act and will not be subject of any stop order or similar Proceeding under the Exchange Act and no Proceeding for that purpose will have been initiated or overtly threatened by the SEC and not concluded or withdrawn.

(e) The Spin-Off or Permitted Third Party Sale. Either (i) the Spin-Off Distribution and the Pre-Closing Reorganization (as such term is defined in the Spin-Off Agreements) shall have been completed in accordance with the terms of Spin-Off Agreements, or (ii) a Permitted Third Party Sale shall have been consummated in accordance with definitive agreements entered into for such Permitted Third Party Sale, in the case of this Section 7.1(e)(ii), with the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed.

SECTION 7.2. Additional Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a) Antitrust Proceedings. No matter described in item 1 of Schedule I shall have occurred.

(b) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.1 (other than clause (c) in the first sentence therein), the third and fourth sentences of Section 4.2(a), Section 4.3(a), Section 4.3(b)(i), Section 4.4 (other than clause (iii) in the second sentence of Section 4.4(a)), Section 4.10, Section 4.13, Section 4.16(p), Section 4.19(e), Section 4.19(g)(i) and (ii), Section 4.19(h), Section 4.24, Section 4.29(a) and Section 4.30 shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company set forth in Section 4.2 (other than the third and fourth sentences of Section 4.2(a)) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations and warranties of the Company set forth in Section 4.7(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), or (iv) the other representations and warranties of the Company set forth in this Agreement (other than those listed in the preceding clause (i), clause (ii), or clause (iii)) shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure of any such representations and warranties to be so true and correct would not, and would not be reasonably expected to, have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects all obligations, agreements and covenants required to be performed or complied with by it under this Agreement prior to the Closing.

(d) No Company Material Adverse Effect. Since the date hereof, there shall not have occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Closing Certificate. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company, dated as of the Closing Date, to the effect that the conditions in Section 7.2(b), Section 7.2(c) and Section 7.2(d) have been satisfied.

SECTION 7.3. Additional Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.1, Section 5.3(a), Section 5.3(b)(i) and Section 5.8 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) each other representation and warranty of Parent and Merger Sub set forth in this Agreement (other than those listed in the preceding clause (i)) shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “Parent Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) as of the date hereof and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), where the failure of any such representations and warranties to be so true and correct would not, and would not be reasonably expected to, have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent. Parent shall have performed or complied in all material respects with all of the obligations, agreements and covenants required to be performed or complied with by it under this Agreement prior to the Closing.

(c) Closing Certificate. The Company shall have received a certificate signed on behalf of Parent, dated as of the Closing Date, by an authorized representative of Parent to the effect that each of the conditions in Section 7.3(a) and Section 7.3(b) have been satisfied.

SECTION 7.4. Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in Article 7 to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the transactions contemplated by this Agreement.

ARTICLE 8

TERMINATION

SECTION 8.1. Termination. This Agreement may be terminated, and the Transactions may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by either the Company or Parent by written notice to the other, if:

(i) the Effective Time shall not have occurred on or prior to 5:00 p.m. New York City time on July 27, 2026 (as it may be extended pursuant to the following proviso, the “Outside Date”); provided that the Outside Date shall be automatically extended for one additional period of three months, ending no later than 5:00 p.m. New York City time on October 26, 2026, in the event that as of the then-scheduled Outside Date all of the conditions in Section 7.1 (other than the Antitrust and Judgment/Illegality Conditions in each case solely in respect of the HSR Act or applicable pursuant to Schedule I of this Agreement, or the conditions set forth in Section 7.1(a), Section 7.1(d) or Section 7.1(e)) have been satisfied or waived by Parent or Merger Sub, to the extent waivable by Parent or Merger Sub (other than conditions that by their nature are to be satisfied at Closing, each of which is then capable of being satisfied); provided further that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Effective Time to have occurred on or prior to the Outside Date; or

(ii) any final, non-appealable Judgment preventing the consummation of the Merger shall have been issued by any Governmental Authority of competent jurisdiction and remain in effect, or there shall be any Law enacted or deemed applicable to the Merger by any Governmental Authority of competent jurisdiction that makes consummation of the Merger permanently illegal; provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party if the Judgment or Law preventing or making permanently illegal the consummation of the Merger under this Section 8.1(b)(ii) was primarily caused by or the result of the failure of such party to perform any of its obligations under this Agreement;

(c) by Parent by written notice to the Company at any time prior to the Effective Time, if:

(i) at any time prior to obtaining the Requisite Company Vote to approve the adoption of this Agreement and the Separation and Distribution Agreement, a Company Adverse Recommendation Change shall have occurred; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions in either of Section 7.2(b) or Section 7.2(c), as applicable, not to be satisfied; provided that, for purposes of this Section 8.1(c)(ii), if such a breach is curable by the Company within the earlier of the Outside Date and 20 Business Days after the date Parent gives the Company notice of such breach, then Parent may not terminate this Agreement under this Section 8.1(c)(ii) on account of such breach unless such breach shall remain uncured upon the earlier of the Outside Date and the expiration of such 20 Business Day period; provided further that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c)(ii) if either Parent or Merger Sub is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.1(d)(ii);

(d) by the Company by written notice to Parent at any time prior to the Effective Time:

(i) at any time prior to obtaining the Requisite Company Vote to approve the adoption of this Agreement and the Separation and Distribution Agreement, in order to accept a Superior Proposal and enter into the Specified Agreement relating to such Superior Proposal, if (A) such Superior

Proposal shall not have resulted from any breach of Section 6.9 with respect to such Superior Proposal and any Acquisition Proposal that was a precursor thereto, (B) the Company Board, after satisfying all of the requirements set forth in Section 6.9(d), shall have authorized the Company to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Proposal (a “Specified Agreement”) and (C) the Company shall have paid the Termination Fee, and have entered into the Specified Agreement, substantially concurrently with the termination of this Agreement pursuant to this Section 8.1(d)(i); or

(ii) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred, which breach or failure to perform has a Parent Material Adverse Effect; provided that, for purposes of this Section 8.1(d)(ii), if such a breach is curable by Parent within the earlier of the Outside Date and 20 Business Days after the date the Company gives Parent notice of such breach, then the Company may not terminate this Agreement under this Section 8.1(d)(ii) on account of such breach unless such breach shall remain uncured upon the earlier of the Outside Date and the expiration of such 20 Business Day period; provided further that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d)(ii) if the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.1(c)(i) or Section 8.1(c)(ii).

Any written notice of termination pursuant to this Section 8.1 shall specify the provision of this Section 8.1 pursuant to which such termination is intended to be effected and, if such termination is pursuant to Section 8.1(c)(i), Section 8.1(c)(ii) or Section 8.1(d)(ii), shall specify the nature of the breach in reasonable detail (whether or not curable).

SECTION 8.2. Effect of Termination. If terminated pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party (or any stockholder or Representative of such party) to any other party; provided that the provisions of this Section 8.2, Section 6.8(c), Section 8.3 and Article 9 (and any related definitions contained in any such Section) shall survive any termination hereof pursuant to Section 8.1. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages (which, in the case of liabilities or damages payable by Parent and Merger Sub, the parties acknowledge and agree may include, to the fullest extent permitted by Section 261(a)(1) of the DGCL, amounts representing, or based on the loss of, any premium or other economic entitlement the Stockholders would be entitled to receive under this Agreement if the Closing were to occur in accordance with the terms of this Agreement, which shall be deemed in such event to be damages of the Company) arising out of any common law fraud or Willful Breach of any provision of this Agreement or any other agreement delivered in connection herewith. For purposes of this Agreement, “Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case, that is the consequence of an act or omission by a party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement. The Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.

SECTION 8.3. Termination Fees and Expenses.

(a) Except as otherwise set forth in this Section 8.3, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Transactions are consummated; provided that Parent shall pay all filing fees required in connection with the Merger pursuant to the HSR Act or applicable pursuant to Schedule I to this Agreement.

(b) In the event that:

(i) this Agreement is terminated by Parent pursuant to Section 8.1(c)(i);

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(d)(i); or

(iii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) or by Parent pursuant to Section 8.1(c)(ii), (B) after the date hereof, an Acquisition Proposal shall have been made to the Company or shall have been publicly made directly to the Stockholders or otherwise shall have been publicly disclosed and, in each case, not withdrawn (in the case of an Acquisition Proposal that has been communicated to the Stockholders or that shall have been publicly disclosed, publicly withdrawn) prior to the date of such termination, and (C) (1) the Company or any Company Subsidiary consummates such Acquisition Proposal within 12 months after such termination or (2) enters into a definitive agreement to effect such Acquisition Proposal within 12 months after such termination (in each case under this clause (C), replacing “20%” in the definition of Acquisition Proposal with “50%”);

then, in any such event under clause (i), (ii) or (iii) of this Section 8.3(b), the Company shall pay to Parent, in cash at the time specified in the next sentence, a nonrefundable termination fee of $450,000,000 (the “Termination Fee”). Any payment of the Termination Fee required to be made pursuant to: (1) Section 8.3(b)(i) shall be made to Parent within one Business Day after termination of this Agreement by Parent as set forth in Section 8.3(b)(i); (2) Section 8.3(b)(ii) shall be made to Parent at the time set forth in Section 8.1(d)(i); and (3) Section 8.3(b)(iii) shall be made to Parent concurrently with the occurrence of the applicable event described in clause (C) of Section 8.3(b)(iii). All payments under this Section 8.3(b) shall be made by wire transfer of immediately available funds to an account to be designated by Parent. Except in the case of common law fraud or a Willful Breach, in the event that Parent receives full payment pursuant to this Section 8.3(b) following the termination of this Agreement, receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or Proceeding against the Company or any of its Affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination. Notwithstanding the foregoing, nothing in this Section 8.3(b) shall prevent, limit or otherwise restrict the right of Parent and Merger Sub to bring or maintain any claims arising out of the Company’s common law fraud or Willful Breach of any provision of this Agreement or any other agreement or certificate delivered in connection herewith and any Termination Fee paid to Parent hereunder will be offset against any award for damages given to Parent pursuant to any claim for fraud or Willful Breach. For the avoidance of doubt, any payment made by the Company under this Section 8.3(b) shall be payable only once with respect to this Section 8.3(b) and not in duplication even though such payment may be payable under one or more provisions hereof.

(c) In the event that:

(i) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(ii) as the result of a Judgment or Law imposed by any Governmental Authority having jurisdiction under any Antitrust Laws, in each case, solely to the extent such Judgment arises under any Antitrust Laws or such Law is an Antitrust Law; or

(ii) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(i) and (A) any of the Antitrust and Judgment/Illegality Conditions is not satisfied (as the result of a Judgment or Law imposed by any Governmental Authority having jurisdiction under any Antitrust Laws and, in each case, solely to the extent such Judgment arises under any Antitrust Laws or such Law is an Antitrust Law) and (B) all of the other conditions set forth in Article 7 (other than the conditions that are by their nature to be satisfied at Closing) have been satisfied or waived (to the extent waivable);

then, in any such event under clause (i) or (ii) of this Section 8.3(c), Parent shall promptly, but in no event later than two Business Days after such termination, pay or cause to be paid to the Company, in cash, a nonrefundable termination fee of $600,000,000 (the “Reverse Termination Fee”). All payments under this Section 8.3(c) shall be made by wire transfer of immediately available funds to an account to be designated by the Company. In the event that the Company receives full payment pursuant to this Section 8.3(c) following the termination of this Agreement, receipt of the Reverse Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company nor any of its Affiliates or any other Person shall be entitled to bring or maintain any claim, action or Proceeding against Parent, Merger Sub or any of their respective Affiliates or any of their respective Representatives for damages or any equitable relief arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination. Notwithstanding the foregoing, nothing in this Section 8.3(c) shall prevent, limit or otherwise restrict the right of the Company to bring or maintain any claims arising out of Parent’s or Merger Sub’s common law fraud or Willful Breach of any provision of this Agreement and any Reverse Termination Fee paid to the Company hereunder will be offset against any award for damages given to the Company pursuant to any claim for fraud or Willful Breach. For the avoidance of doubt, any payment made by Parent under this Section 8.3(c) shall be payable only once with respect to this Section 8.3(c) and not in duplication even though such payment may be payable under one or more provisions hereof.

(d) The Company and Parent acknowledge that the agreements contained in Section 8.3(b) and Section 8.3(c) are an integral part of the Transactions, and that, without those agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, (i) if the Company fails to make payment of any amount payable under Section 8.3(b) within the applicable time period specified in Section 8.3(b), as the case may be, and Parent commences a Proceeding to collect such amount that results in a judgment against the Company, the Company shall reimburse Parent for its fees and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding and shall pay interest on the amount of the payment at the prime rate as published in The Wall Street Journal in effect on the date the amount was payable pursuant to Section 8.3(b), with such interest to accrue beginning on the date such amount first was payable pursuant to Section 8.3(b), to the date of payment; and (ii) if Parent fails to make payment of any amount payable under Section 8.3(c) within the applicable time period specified in Section 8.3(c), as the case may be, and the Company commences a Proceeding to collect such amount that results in a judgment against Parent, Parent shall reimburse the Company for its reasonable and documented fees and expenses (including reasonable and documented attorneys’ fees and expenses) incurred in connection with such Proceeding and shall pay interest on the amount of the payment at the prime rate as published in The Wall Street Journal in effect on the date the amount was payable pursuant to Section 8.3(c), with such interest to accrue beginning on the date such amount first was payable pursuant to Section 8.3(c), to the date of payment.

ARTICLE 9

GENERAL PROVISIONS

SECTION 9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) upon receipt, if delivered personally, (b) two Business Days after deposit in the mail, if sent by registered or certified mail, (c) on the next Business Day after deposit with an overnight courier, if sent by overnight courier, (d) upon transmission, if sent by email transmission and no “bounce back” or similar message of non-delivery is received with respect thereto; provided that the notice or other communication is sent to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice to the other parties):

(a) if to Parent or Merger Sub (or, following the Effective Time, the Surviving Corporation):

Novartis AG

c/o Novartis International AG

Lichtstrasse 35

4056 Basel

Switzerland

Attention:	[***]
[***]
Email:	[***]
[***]

with a copy to (which shall not constitute notice):

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

Attention:	Catherine J. Dargan
Michael J. Riella
Alicia Zhang
Email:	cdargan@cov.com
mriella@cov.com
azhang@cov.com

(b) if to the Company (prior to the Effective Time):

Avidity Biosciences, Inc.

3020 Callan Road

San Diego, CA 92121

Attention:	[***]
Email:	[***]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

200 Clarendon Street

Boston, MA 02116

Attention:	Graham Robinson
Laura Knoll
Merric Kaufman
Greg Schuster
Email:	graham.robinson@kirkland.com
laura.knoll@kirkland.com
merric.kaufman@kirkland.com
greg.schuster@kirkland.com

SECTION 9.2. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Requisite Company Vote to approve the adoption of this Agreement and the Separation and Distribution Agreement is obtained, if any amendment requires further approval of the Stockholders under applicable Law, the effectiveness of such amendment shall be subject to such approval.

(b) No failure or delay by any party in exercising any right, power, remedy or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

SECTION 9.3. Representations and Warranties. The representations and warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

SECTION 9.4. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, and all disputes arising out of or in connection with this Agreement or the Transactions shall be resolved under, the Law of the State of Delaware regardless of the Law that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) (the “Delaware Courts”) in any such suit, action or proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.1 shall be deemed effective service of process on such party.

SECTION 9.5. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

SECTION 9.6. Counterparts; Effectiveness. This Agreement may be executed (including by means of electronic signature) in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The authorized release of executed signature pages to this Agreement by or on behalf of each party (in counterparts or otherwise) by email (in .pdf or .tiff format) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

SECTION 9.7. Assignment; Third Party Beneficiaries.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party, except that Parent or Merger Sub may transfer or assign, in whole or in part, (i) its rights and obligations under this Agreement to any of its Affiliates and (ii) after the Effective Time, its rights and obligations under this Agreement to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party or due to Parent or Merger Sub and shall not result in additional withholding or deduction of, or any additional requirement to withhold or deduct, any amount of Tax pursuant to Section 3.7.

(b) Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for (i) the provisions of Section 6.10 with respect to the Indemnified Parties and (ii) if the Effective Time occurs, the right of the Stockholders to receive the Merger Consideration in accordance with the terms of this Agreement, the right of the holders of Company Stock Options to receive the payments contemplated by Section 3.4(a), the rights of the holders of Company RSUs to receive the payments contemplated by Section 3.4(b), and the right of participants in the ESPP to receive the applicable treatment pursuant to Section 3.5, in each case which shall inure to the benefit of such Persons or holders, as applicable, benefiting therefrom who shall be third-party beneficiaries thereof and who may enforce the covenants contained therein. The representations and warranties in this Agreement are the product of negotiations among the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 9.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date. The parties agree that the Company shall have the right, on its own behalf and, in accordance with and to the fullest extent permitted by Section 261(a)(2) of the DGCL, as representative on behalf of the Stockholders and the holders of Company Equity Awards to pursue specific performance as set forth in Section 9.10 or damages to the fullest extent permitted by Section 261(a)(1) of the DGCL. For the avoidance of doubt, (x) only the Company (and not the Stockholders or the holders of Company Equity Awards) may bring an action pursuing liability for such damages and (y) the Company may retain, without distribution to the Stockholders or the holders of Company Equity Awards, any damages received.

SECTION 9.8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.9. Entire Agreement; No Reliance. This Agreement (including the Company Disclosure Letter and all Exhibits, Annexes and Schedules referred to herein and therein) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement, and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

SECTION 9.10. Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties further agree that (a) by seeking the remedies provided for in this Section 9.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.10 are not available or otherwise are not granted, and (b) nothing set forth in this Section 9.10 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 9.10 prior to or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination).

SECTION 9.11. Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the Company, Parent, and Merger Sub have caused this Agreement to be executed as of the date first written above.

AVIDITY BIOSCIENCES, INC.

By:	/s/ Sarah Boyce
Name:	Sarah Boyce
Title:	President & Chief Executive Officer

NOVARTIS AG

By:	/s/ David Quartner
Name:	David Quartner
Title:	Attorney-in-Fact

By:	/s/ Tanay Kanti Ghosh
Name:	Tanay Kanti Ghosh
Title:	Attorney

AJAX ACQUISITION SUB, INC.

By:	/s/ Tariq ElRafie
Name:	Tariq ElRafie
Title:	Attorney

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Certificate of Incorporation of the Surviving Corporation

Amended and Restated

Certificate of Incorporation

of

Avidity Biosciences, Inc.

1.	The name of the corporation is “Avidity Biosciences, Inc.” (the “Corporation”).

2.

The address of the Corporation’s registered office is Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The Corporation Service Company is the Corporation’s registered agent at that address.

3.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

4.	The Corporation shall have authority to issue a total of 1,000 shares of common stock, par value $0.001 per share.

5.	In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

6.

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. The election of directors of the Corporation need not be by written ballot.

7.

Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

8.

Any repeal or modification of Article 7 shall be prospective and shall not affect the rights under Article 7 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

9.	The Corporation elects not to be governed by Section 203 of the DGCL.